     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1998
                                                            FILE NO.: 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------

                     KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------

              CALIFORNIA                       5013                       95-2920557
     (STATE OR OTHER JURISDICTION
                  OF               (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
           INCORPORATION OR
             ORGANIZATION)          CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                            700 EAST BONITA AVENUE
                           POMONA, CALIFORNIA 91767
                                (909) 624-8041
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------

                               JAMES C. LOCKWOOD
                      VICE PRESIDENT AND GENERAL COUNSEL
                     KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
                            700 EAST BONITA AVENUE
                           POMONA, CALIFORNIA 91767
                                (909) 624-8041
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

             JEFFREY E. LAGUEUX, ESQ.                    PAUL H. IRVING, ESQ.
       PATTERSON, BELKNAP, WEBB & TYLER LLP         MANATT, PHELPS & PHILLIPS, LLP
           1133 AVENUE OF THE AMERICAS               11355 WEST OLYMPIC BOULEVARD
          NEW YORK, NEW YORK 10036-6710           LOS ANGELES, CALIFORNIA 90064-1614
                  (212) 336-2000                            (310) 312-4196

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
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-------------------------------------------------------------------------------

                                                        PROPOSED        PROPOSED
                                                        MAXIMUM          MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS OF    AMOUNT TO BE  OFFERING PRICE     AGGREGATE     REGISTRATION
          SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2)    FEE(3)
-------------------------------------------------------------------------------
Common Stock, no par value ....................    3,092,656       $26.375      $81,568,900      $24,063

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(1) The number of shares to be registered pursuant to this registration statement has been determined on the basis of the product of (A) .80 (the exchange ratio as defined in the merger agreement) and (B) the sum of
    (i) 3,424,231 (the approximate number of outstanding shares of common stock of Republic Automotive Parts, Inc. (the "Republic Common Stock")),
    (ii) 201,500 (the approximate number of outstanding and exercisable options to purchase shares of Republic Common Stock), (iii) 30,000 (the approximate number of outstanding options to purchase shares of Republic Common Stock which will become exercisable upon the consummation of the merger) and (iv) 210,088 (the approximate number of outstanding performance shares payable in Republic Common Stock).
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the "Act"), based on the product of the estimated maximum number of shares Republic to be acquired in the merger for stock of the Registrant multiplied by the average of the high and low sale prices of Registrants' Common Stock on May 12, 1998 ($26.375) as reported by the Nasdaq National Market System.
(3) In accordance with Rule 457(b) of the Act, the fee of $14,323 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended and Rule 0-11 thereunder at the time of the filing of the Proxy Statement/Prospectus contained in this Registration Statement as Registrant's preliminary proxy materials has been credited against the registration fee payable in connection with this filing. Accordingly, an additional fee of $9,740 is submitted herewith.
                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

[LOGO OF KEYSTONE
   AUTOMOTIVE         KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
INDUSTRIES, INC.]

Dear Fellow Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Keystone Automotive Industries, Inc. to be held at the Sheraton Fairplex, 601 West McKinley Avenue, Pomona, California 91768 on June 25, 1998, at 10:00 a.m.

  At the special meeting, you will be asked to approve a merger pursuant to which Republic Automotive Parts, Inc. will become a wholly owned subsidiary of Keystone. When the merger is completed, each outstanding share of Republic common stock will be converted into 0.80 of a share of Keystone common stock. In addition, you will be asked to approve amendments to Keystone's amended and restated Articles of Incorporation and its Bylaws, as amended, to eliminate the requirement to have a classified board of directors.

  Keystone's Board of Directors believes this strategic business combination is an important step toward our goal of becoming the only national distributor of independently produced aftermarket collision replacement parts for automobiles and light trucks.

  The Keystone Board has approved the merger agreement, believes that the merger is fair to, and in the best interests of, Keystone and recommends that you vote for approval of the merger. The Keystone Board also recommends that you vote for the amendments to its Articles of Incorporation and Bylaws.

  To assure your representation at the special meeting, please complete, sign, date and return the enclosed proxy form promptly. This will allow your shares to be voted, whether or not you attend the meeting. If you plan to attend the meeting, check the appropriate box on the proxy card.

                                          Sincerely yours,

                                          Charles J. Hogarty
                                          President and
                                           Chief Executive Officer


  Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


  THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED                  , 1998 AND
    IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT              , 1998.

                     KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                                    NOTICE

  We are holding a special meeting of stockholders of Keystone Automotive Industries, Inc. on June 25, 1998, at 10:00 a.m. at the Sheraton Fairplex, 601 West McKinley Avenue, Pomona, California 91768.

  Stockholders at the close of business on May 15, 1998, are entitled to vote at the special meeting. The following items are on the agenda:

  . Proposal to approve a merger agreement, pursuant to which Republic
    Automotive Parts, Inc. will become a wholly owned subsidiary of Keystone. When the merger is completed, each outstanding share of common stock of Republic will be converted into the right to receive 0.80 of a share of Keystone common stock.

  . Proposal to approve amendments to Keystone's amended and restated
    Articles of Incorporation and Bylaws, as amended, to eliminate the requirement to classify the Board of Directors into three classes.

  . Other business that may properly come before the special meeting.

                                          By order of the Board of Directors,

                                          /s/ James C. Lockwood

                                          James C. Lockwood
                                          Vice President--General Counsel
                                           Secretary

700 East Bonita Avenue
Pomona, California 91767
May   , 1998


 TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A RETURN ENVELOPE IS PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                       [LOGO OF REPUBLIC AUTOMOTIVE]

Dear Fellow Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Republic Automotive Parts, Inc. ("Republic") on June 25, 1998, at 1:00 p.m. at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, Conference Room 24D, New York, New York 10036.

  At the special meeting, you will be asked to approve a merger agreement pursuant to which Keystone Automotive Industries, Inc. ("Keystone") will acquire Republic. When the merger is completed, each outstanding share of Republic common stock will be converted into 0.80 of a share of Keystone common stock.

  The Republic Board has approved the merger agreement, believes that the merger is fair to, and in the best interest of, Republic and recommends that you vote for approval of the merger.

  To assure your representation at the special meeting, please complete, sign, date and return the enclosed proxy form promptly. This will allow your shares to be voted whether or not you attend the meeting. If you plan to attend the meeting, check the appropriate box on the proxy card. Please do not send in your stock certificates with your proxy cards.

                                          Sincerely yours,

                                          /s/ Keith M. Thompson

                                          Keith M. Thompson
                                          President and
                                           Chief Executive Officer


 Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger, nor have they determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED                  , 1998 AND
   IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT                , 1998.

                        REPUBLIC AUTOMOTIVE PARTS, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                                    NOTICE

                               ----------------

  We are holding a special meeting of stockholders of Republic Automotive Parts, Inc. on June 25, 1998, at 1:00 p.m. at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, Conference Room 24D, New York, New York 10036.

  Stockholders at the close of business on May 15, 1998, are entitled to vote at the special meeting. The following items are on the agenda:

  . Proposal to approve a merger agreement pursuant to which Republic Automotive Parts, Inc. ("Republic") will become a wholly owned subsidiary of Keystone Automotive Industries, Inc. ("Keystone"). When the merger is completed, each outstanding share of common stock of Republic will be converted into the right to receive 0.80 of a share of common stock of Keystone.

  .  Other business that may properly come before the special meeting.

                                          By order of the Board of Directors.

                                          /s/ Anthony R. Dainora

                                          Anthony R. Dainora
                                          Secretary

500 Wilson Pike Circle, Suite 115
P.O. Box 2088
Brentwood, Tennessee 37024
May    , 1998


 TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A RETURN ENVELOPE IS PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   4
  The Companies...........................................................   4
  The Special Meetings....................................................   4
  Recommendations to Stockholders.........................................   5
  The Merger..............................................................   6
  Affiliate Agreements....................................................   9
  Stock Option Agreement..................................................  10
  Keystone Summary Selected Consolidated Financial Information............  11
  Republic Summary Selected Consolidated Financial Information............  12
  Summary Selected Unaudited Pro Forma Combined Condensed Financial
   Information............................................................  13
  Articles of Incorporation and Bylaw Amendments..........................  14
  Comparative Per Share Information.......................................  14
RISK FACTORS..............................................................  16
  Risks Related Primarily to the Merger...................................  16
  Keystone Risk Factors...................................................  16
  Republic Risk Factors...................................................  20
THE SPECIAL MEETINGS......................................................  21
  Times and Places; Purposes..............................................  21
  Voting Rights; Votes Required for Approval..............................  22
  Proxies.................................................................  23
THE MERGER................................................................  25
  Background of the Merger................................................  25
  Reasons for the Merger; Recommendations of the Boards of Directors......  26
  Opinions of Financial Advisors..........................................  28
  Interests of Certain Persons in the Merger..............................  38
  Accounting Treatment....................................................  39
  Certain Federal Income Tax Consequences.................................  39
  Resale Restrictions.....................................................  40
  Affiliate Agreements....................................................  41
  Stock Option Agreement..................................................  41
  Dissenters' Rights......................................................  43
THE MERGER AGREEMENT......................................................  45
  The Merger..............................................................  45
  Exchange Procedures.....................................................  45
  Representations and Warranties..........................................  47
  Conduct of Business Pending the Merger..................................  47
  No Solicitation of Transactions.........................................  48
  Certain Covenants.......................................................  48
  Employee Benefits.......................................................  48
  Indemnification and Insurance...........................................  48
  Conditions..............................................................  48
  Termination.............................................................  49
  Termination Fees........................................................  50
  Expenses................................................................  50
  Amendment...............................................................  50
BUSINESS OF KEYSTONE......................................................  51

                                                                             PAGE
                                                                             ----
BUSINESS OF REPUBLIC........................................................  52
MARKET DATA.................................................................  53
KEYSTONE SELECTED CONSOLIDATED FINANCIAL INFORMATION........................  54
REPUBLIC SELECTED CONSOLIDATED FINANCIAL INFORMATION........................  56
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.................  57
  Unaudited Pro Forma Combined Condensed Balance Sheet......................  58
  Unaudited Pro Forma Combined Condensed Statements of Income...............  59
  Notes to Unaudited Pro Forma Combined Condensed Financial Statements......  61
COMPARISON OF STOCKHOLDERS' RIGHTS..........................................  63
AMENDMENTS TO KEYSTONE'S CHARTER AND BYLAWS.................................  67
LEGAL MATTERS...............................................................  68
EXPERTS.....................................................................  68
AVAILABLE INFORMATION.......................................................  69
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  69
FORWARD-LOOKING STATEMENTS--SAFE HARBOR PROVISIONS..........................  70
FUTURE STOCKHOLDER PROPOSALS................................................  71

Appendix I
      Agreement and Plan of Merger

  Exhibit A  Stock Option Agreement
  Exhibit B  Republic Affiliate Agreement
  Exhibit C  Keystone Affiliate Agreement

Appendix II
      A. G. Edwards Fairness Opinion

Appendix III
      Opinion of Societe Generale Securities Corporation

Appendix IV
      Chapter 13 of the California General Corporation Law (Dissenters'
      Rights)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Keystone and Republic are proposing to merge because they believe that the combination is an important strategic step toward forming a nationwide system for distributing automotive aftermarket collision replacement parts. The merger will also broaden Keystone's geographic coverage, expand Republic's product line of aftermarket collision replacement parts and enhance the working relationship with suppliers. For Republic, the merger represents an attractive price for its shares of common stock and an opportunity for Republic stockholders to participate in a rapidly-growing company in the same industry.

A: Keystone and Republic also believe that the merger will enhance long-term growth and create stockholder value in years to come.

Q: HOW WILL THE MERGER AFFECT ME?

A: When the merger is completed, Republic stockholders will receive 0.80 of a share of Keystone common stock in exchange for each share of Republic common stock they own.

A: Keystone will not issue fractional shares. Instead, Republic stockholders will receive cash for any fractional share of Keystone common stock owed to them based on the market value of Keystone common stock on the day before the completion of the merger.

A: Following the merger, each Keystone share will remain outstanding.
   Immediately after the merger, persons who were stockholders of Keystone immediately before the merger will own approximately 83.4%, and former stockholders of Republic will own approximately 16.6%, of the common stock of Keystone.

A: Example:

  . If you currently own 10,000 shares of Republic common stock, then after the merger you will receive 8,000 shares of Keystone common stock.

  . If you currently own 98 shares of Republic common stock, then after the merger you will receive 78 shares of Keystone common stock and a check for the market value of the .40 fractional share.

  . If you currently own 100 shares of Keystone common stock, you will continue to own those 100 shares of Keystone common stock after the merger.

Q: WHAT DO I NEED TO DO NOW?

A: Indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at your stockholders meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals described in these proxy materials. If you fail to sign and send in your proxy or you sign and send in your proxy but you abstain from voting, it will be equivalent to a vote against the proposals described in these proxy materials.

  The Keystone stockholders special meeting and the Republic stockholders special meeting will each take place on June 25, 1998. You may attend your stockholders meeting and vote your shares in person, rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of your stockholders meeting by following the directions on page 24 and either change your vote or attend your stockholders meeting and vote in person.

  THE BOARDS OF DIRECTORS OF BOTH KEYSTONE AND REPUBLIC RECOMMEND VOTING IN FAVOR OF THE PROPOSED MERGER.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares, if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you are either a Keystone or a Republic stockholder, your broker will not be able to vote your shares on the proposed merger without instructions from you.

Q: I AM A REPUBLIC STOCKHOLDER. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Republic stockholders will be sent written instructions for exchanging their stock certificates. Keystone stockholders will keep their existing certificates.

Q: WILL REPUBLIC STOCKHOLDERS HAVE DISSENTERS' RIGHTS?

A: Under Delaware corporate law, Republic stockholders do not have any rights to an appraisal of the value of their shares in connection with the merger.

Q: WILL KEYSTONE STOCKHOLDERS HAVE DISSENTERS' RIGHTS?

A: Under California corporate law, Keystone stockholders will have appraisal rights only if the holders of 5% or more of the outstanding Keystone common stock perfect their dissenters' rights. For a description of these requirements see page 43.

Q: IS THE EXCHANGE RATIO FIXED?

A: The 0.80 exchange ratio for Republic common stock will not change even if the market price for Keystone common stock decreases before the merger is completed. Accordingly, the market value of Keystone common stock you receive may be lower than its current market value. To review certain risks associated with the merger, see page 16.

Q: HOW WILL THE MERGER BE TREATED FOR ACCOUNTING PURPOSES?

A: The merger will be accounted for as a purchase of Republic by Keystone, which means the purchase price, including costs directly related to the merger, will be allocated to the assets acquired and liabilities assumed, based on their estimated fair values at the time of completion of the merger. To the extent the purchase price exceeds the fair value of Republic's identified net assets, the excess will be recorded as cost in excess of net assets acquired and amortized to expense over a period of 20 years. Results of operations of Republic will be included in Keystone's financial statements after the closing of the merger.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of shares by Republic stockholders will be tax-free to Republic stockholders for United States federal income tax purposes. However, Republic stockholders will recognize gain on cash received in lieu of fractional shares of Keystone's common stock. The merger also will be tax-free to Keystone stockholders for United States federal income tax purposes. To review the tax consequences to Republic and Keystone stockholders in greater detail, see page 39.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Keystone and Republic are working toward completing the merger as quickly as possible. It is anticipated that the merger will be completed effective at 12:01 a.m. on June 27, 1998.

                       WHO CAN HELP ANSWER MY QUESTIONS?

        If you have more questions about the merger you should contact:

                             KEYSTONE STOCKHOLDERS:

                      Keystone Automotive Industries, Inc.
                             700 East Bonita Avenue
                            Pomona, California 91767
                          Attention: James C. Lockwood
                        Vice President--General Counsel
                          Phone Number: (909) 624-8041

                             REPUBLIC STOCKHOLDERS:

                        Republic Automotive Parts, Inc.
                       500 Wilson Pike Circle, Suite 115
                                 P.O. Box 2088
                           Brentwood, Tennessee 37024
                           Attention: Donald B. Hauk
              Executive Vice President and Chief Financial Officer
                    Phone Number: (615) 373-2050 (Ext. 117)

                                    SUMMARY

  This summary highlights certain information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents referred to in the "Incorporation of Certain Documents by Reference" section at the end of this document.

THE COMPANIES (page 51)

    Keystone Automotive Industries, Inc.
    700 East Bonita Avenue
    Pomona, California 91767
    (909) 624-8041

  Keystone is the nation's leading distributor of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks. Keystone's product lines consist of automotive body parts, bumpers, autoglass and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These parts are distributed primarily to collision repair shops throughout most of the United States. In addition, Keystone recycles and produces chrome-plated and plastic bumpers and remanufactures alloy wheels.

    Republic Automotive Parts, Inc.
    500 Wilson Pike Circle, Suite 115
    P.O. Box 2088
    Brentwood, Tennessee 37024
    (615) 373-2050

  Republic distributes a complete line of replacement parts primarily relating to the mechanical systems contained in substantially all mass-produced makes and models of automobiles manufactured within the last 15 years and most mechanical replacement parts for mass-produced trucks and vans. Republic also distributes a number of mechanical replacement parts for heavy-duty trucks, snowmobiles, motorcycles, farm and marine equipment and other similar types of machinery. These mechanical replacement parts are distributed through Republic's automotive distribution centers and jobber stores. During the past year, Republic began divesting certain of its mechanical replacement parts distribution centers. Upon consummation of the merger, Keystone may continue this divestiture program, which could ultimately result in the divestiture of the entire mechanical replacement parts distribution business. In addition, Republic also distributes aftermarket collision replacement parts to repair damaged vehicles through its body parts and accessories distribution centers. These centers sell to automotive collision repair shops and smaller parts distributors.

THE SPECIAL MEETINGS (page 21)

  When and where the meetings will be held. The Keystone stockholders meeting will be held at 10:00 a.m., local time, on June 25, 1998 , at the Sheraton Fairplex, 601 West McKinley Avenue, Pomona, California 91768. The Republic stockholders meeting will be held at 1:00 p.m., local time, on June 25, 1998, at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, Conference Room 24D, New York, New York 10036.

  Purposes of the meetings. At the Keystone stockholders meeting, Keystone stockholders will be asked to approve the merger agreement and the issuance of shares of Keystone common stock to Republic stockholders upon completion of the merger and to approve amendments to Keystone's amended and restated articles of incorporation and bylaws, as amended, to eliminate the requirement to have a classified board of directors.

  At the Republic stockholders meeting, Republic stockholders will be asked to approve the merger agreement.

  Record Date; Voting Power. Stockholders who owned shares as of the close of business on May 15, 1998, the record date, are entitled to vote at their respective stockholder meetings.

  On the record date, there were 14,657,352 shares of Keystone common stock allowed to vote at the Keystone stockholders meeting. At the Keystone stockholders meeting, Keystone stockholders will have one vote for each share of Keystone common stock they owned on the record date for the matter voted upon.

  On the record date, there were 3,424,231 shares of Republic common stock allowed to vote at the Republic stockholders meeting. At the Republic stockholders meeting, Republic stockholders will have one vote for each share of Republic common stock they owned on the record date for the matter voted upon.

  Votes Required. The affirmative vote of a majority of the shares of Keystone common stock outstanding on the record date is required to approve the merger agreement and the issuance of shares of Keystone common stock to Republic stockholders upon completion of the merger. The affirmative vote of two-thirds of the shares of Keystone common stock outstanding on the record date is required to approve the proposed amendments to Keystone's amended and restated articles of incorporation and bylaws, as amended.

  The affirmative vote of a majority of the shares of Republic common stock outstanding on the record date is required to approve the merger agreement.

RECOMMENDATIONS TO STOCKHOLDERS (page 26)

  Keystone. The Board of Directors of Keystone believes that the merger agreement and the proposed issuance of shares is fair to, and in the best interests of, Keystone and Keystone stockholders, and recommends that Keystone stockholders vote FOR the proposal to approve the merger agreement and the issuance of shares of Keystone common stock to Republic stockholders in connection with the merger and FOR the proposed amendments to the amended and restated articles of incorporation and bylaws, as amended.

  Republic. The Board of Directors of Republic believes that the merger is fair to, and in the best interests of, Republic stockholders, and recommends that Republic stockholders vote FOR the proposal to approve the merger agreement.

  Other Interests of Officers and Directors in the Merger. (page 38) In considering the Boards' recommendations with regard to the merger, stockholders should be aware that a number of Republic officers and directors have salary continuation agreements or benefit plans that provide them with interests in the merger that are different from, and in addition to, the interests of Republic stockholders generally.

  Generally, the named executive officers (the five most highly compensated executive officers of Republic) hold vested stock options and performance shares having the following approximate value as of May 15, 1998.

       Edgar R. Berner............................................... $3,416,110
       Keith M. Thompson.............................................    440,180
       Donald B. Hauk................................................    402,500
       Thomas J. Rutkowski...........................................    394,135
       Douglas G. Goetsch............................................    273,635

  The aggregate value of such benefits for all executive officers as a group as of May 15, 1998 is approximately $5,093,468. In addition, if employment of a named executive officer were to terminate following the merger in circumstances entitling such executive officer to benefits pursuant to the salary continuation agreement to which he is a party, the approximate total amount of salary and benefit payments and the value of accelerated stock options for such named executive officer would be as follows as of May 15, 1998:

       Edgar R. Berner................................................. $      0
       Keith M. Thompson...............................................  908,760
       Donald B. Hauk..................................................  592,882
       Thomas J. Rutkowski ............................................  230,270
       Douglas G. Goetsch..............................................  193,472

  The approximate amount of such payments for all executive officers as a group as of May 15, 1998 would be $2,092,076. Upon the consummation of the merger, Edgar R. Berner, Republic's Chairman, will receive accelerated vesting of the portion of his performance share grant which was not vested at that time. The aggregate value of the portion subject to accelerated vesting as of May 15, 1998 was $559,294. The approximate value of the stock options held by the non-employee directors of Republic which would be subject to accelerated vesting in connection with the merger as of May 15, 1998 would be $177,600.

  Ownership of Keystone Following the Merger. Existing Keystone stockholders will own approximately 83.4%, and former Republic stockholders will own approximately 16.6%, of outstanding Keystone common stock immediately following the merger. Based on a comparison of Keystone's historical consolidated financial data as of and for the nine months ended December 26, 1997 and Republic's historical consolidated financial data as of and for the nine months ended September 30, 1997, the following percentages of net sales, net income, total assets and stockholders' equity of the two companies combined would have been attributable to Keystone and Republic, respectively:

                                                               KEYSTONE REPUBLIC
                                                               -------- --------
       Net sales..............................................   56.8%    43.2%
       Net income.............................................   76.6     23.4
       Total assets...........................................   54.8     45.2
       Stockholders' equity...................................   64.5     35.5

  Since the merger will be accounted for as a purchase of Republic by Keystone, to the extent the purchase price exceeds the fair value of Republic's identifiable net assets, the excess will be recorded as cost in excess of net assets acquired. The percentages described above do not take into account any purchase accounting adjustments.

THE MERGER (page 25)

  The merger agreement is attached as Appendix I to this document. We encourage you to read the merger agreement. It is the legal document governing the merger.

  What Republic Stockholders Will Receive in the Merger. As a result of the merger, Republic stockholders will receive 0.80 of a share of Keystone common stock in exchange for each share of Republic common stock (the "Exchange Ratio"). No fractional shares will be issued. Instead, Republic stockholders will receive a check in payment of any fractional share based on the market value of Keystone common stock on the day prior to the completion of the merger. Based on the closing price on May 15, 1998, the market value of 0.80 of a share of Keystone Common Stock was $21.80.

  Keystone Board of Directors and Management Following the Merger. Following the merger, there will be no change in the Keystone Board of Directors or executive officers. Officers of Republic (except for the Chairman of the Board who will retire) will remain in their respective offices.

  Keystone Dividend Policy Following the Merger. Keystone has never paid a cash dividend on shares of its common stock and currently intends to retain any future earnings to provide funds to operate and expand its business. Future dividends will be within the discretion of the Board of Directors, unless limited by restrictions in credit agreements.

  Conditions to the Merger. The completion of the merger depends upon meeting a number of conditions, including the following:

  . the approval of the merger agreement by the holders of a majority of the outstanding shares of Republic common stock;

  . the approval of the merger agreement and the issuance of Keystone common stock by the holders of a majority of the outstanding shares of Keystone common stock;

  . no law shall be enacted or injunction entered which effectively prohibits the merger or which causes a material adverse effect on either Keystone or Republic;

  . the fairness opinions of Keystone's and Republic's respective financial advisors shall not have been withdrawn or modified materially;

  . no material adverse change shall occur to the businesses, results of operations or financial condition of either Keystone or Republic;

  . holders of less than 5% of the outstanding shares of Keystone common stock have dissented from the merger under California law; and

  . the receipt of an opinion from Republic's tax counsel stating that the merger will be tax-free to Republic's stockholders.

  Certain of the conditions to the merger may be waived by the company entitled to assert the condition. However, neither Keystone nor Republic currently intend to waive any conditions.

  Termination of the Merger Agreement. The companies can agree to terminate the merger agreement without completing the merger, and either of the companies can terminate the merger agreement without triggering payment of the termination fee described below if any of the following occurs:

  .  the merger is not completed by August 31, 1998;

  . the required approvals of either Keystone stockholders or Republic stockholders are not received;

  .  any governmental entity permanently prohibits the merger; or

  . the other company materially breaches any of its representations, warranties, covenants or agreements under the merger agreement.

  In addition, Keystone can terminate the merger agreement if the Board of Directors of Republic:

  . withdraws or modifies in any materially adverse manner its approval or recommendation in favor of the merger agreement; or

  . initiates, solicits or otherwise facilitates the making of an offer by a third party to enter into a business combination with Republic.

  Republic can terminate the merger agreement if it has received an offer to enter into a business combination with a third party, its Board of Directors determines that the offer is more favorable to the Republic stockholders from a financial point of view than the merger agreement and, within the permitted time, Keystone does not agree to modify the terms of the merger agreement so that they are as favorable to the Republic stockholders as the third party offer.

  Termination Fee. A termination fee of $1.9 million will be payable by Republic to Keystone if Republic receives a proposal for an alternative transaction under either of the following circumstances:

  . the merger agreement is terminated because the Republic Board determines that the alternative transaction is more favorable to its stockholders from a financial point of view than the merger agreement and, within the permitted time, Keystone does not agree to modify the terms of the merger agreement so that they are as favorable to Republic stockholders, or because the Republic Board withdraws or adversely modifies its recommendation of the merger agreement or the Republic Board initiates, solicits or otherwise facilitates the making of an offer by a third party, then the termination fee becomes immediately payable; or

  . the merger agreement is terminated because of the failure to obtain Republic stockholders approval, and Republic enters into an agreement within nine months of such termination with the third party proposing such alternative transaction, which will acquire 35% or more of the assets or equity securities of Republic, then the termination fee is payable on the signing of such alternative agreement or consummation of such acquisition.

  Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act prohibits the companies from completing the merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and a required waiting period has ended. On March 2, 1998, the companies furnished the required information and on April 1, 1998, the waiting period expired.

  Accounting Treatment. The merger will be accounted for as a purchase of Republic by Keystone, which means the purchase price, including costs directly related to the merger, will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the time of the completion of the merger. To the extent the purchase price exceeds the fair value of Republic's identified net assets, the excess (approximately $9.1 million as of December 26, 1997) along with the goodwill on Republic's financial statements (approximately $9.7 million at December 31, 1997) will be recorded on Keystone's books as cost in excess of net assets acquired and amortized to expense over a period of 20 years resulting in annual amortization of approximately $0.9 million. Results of operations of Republic will be included in Keystone's financial statements after the closing of the merger.

  Opinions of Financial Advisors. In deciding to approve the merger, the Board of each company considered, among other things, the opinion of its respective financial advisor. Keystone received a written opinion from its financial advisor, A.G. Edwards & Sons, Inc. dated May 22, 1998, to the effect that, as of such date, the consideration being paid by Keystone in the merger was fair, from a financial point of view, to the Keystone stockholders. Republic received the written opinion of its financial advisor, Societe Generale Securities Corporation, dated May 18, 1998, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the Republic stockholders (other than Keystone and its affiliates). The full texts of the written opinions of A.G. Edwards and Societe Generale Securities Corporation are attached as Appendices II and III to this Joint Proxy Statement/Prospectus. Stockholders are encouraged to read these opinions in their entirety as these opinions set forth the assumptions made, the procedures followed, the matters considered and the limitations on the reviews undertaken by each of A.G. Edwards and Societe Generale Securities Corporation in arriving at their respective opinions. A.G. Edwards has received a fee of $250,000 in connection with rendering its fairness opinion. For rendering its opinion, Societe Generale Securities Corporation will receive a fee from Republic of $250,000 upon consummation of the merger.

  Federal Income Tax Consequences. Except for tax payable by Republic stockholders because of cash received instead of fractional shares, no gain or loss will be recognized by either Keystone, the Keystone stockholders, Republic or the Republic stockholders as a result of the merger. The merger is conditioned on receipt by Republic of a legal opinion with respect to the federal income tax consequences to Republic stockholders.

  Tax matters are very complicated and the tax consequences of the merger to each stockholder will depend on the facts of each individual stockholder's circumstances. Stockholders should consult their own tax advisors for a full understanding of the tax consequences of the merger.

  Appraisal Rights. Under Delaware law, Republic stockholders have no right to an appraisal of the value of their shares in connection with the merger. Under California law, in the event that the holders of 5% or more of the outstanding shares of Keystone common stock vote against the merger and make a written demand upon Keystone for the purchase of dissenting shares in accordance with the provisions of Chapter 13 of the California General Corporation Law, the dissenting Keystone stockholders will be entitled to receive an amount equal to the fair market value of their shares as of February 17, 1998, the last trading day before the public announcement of the merger. See "The Merger--Dissenters' Rights." The obligation of both Republic and Keystone to consummate the merger is conditioned on holders of less than 5% of the outstanding Keystone common stock having exercised their dissenters' rights under California law. While this condition is waivable, neither company has a present intent to waive this condition.

  Certain Differences in Shareholders' Rights. Republic stockholders' rights are currently governed by Delaware law, Republic's certificate of incorporation and Republic's bylaws. Upon consummation of the merger, holders of the common stock of Republic receiving the common stock of Keystone will become stockholders of Keystone and their rights as such will be governed by California law, the Keystone amended and restated articles of incorporation and the Keystone bylaws. See "Comparison of Stockholders' Rights."

  Comparative Per Share Market Price Information. Shares of Keystone and Republic common stock are each traded on the Nasdaq National Market. On February 17, 1998, the last full trading day on the Nasdaq National Market prior to the public announcement of the proposed merger, Republic common stock closed at $13.53 per share and Keystone common stock closed at $22.50 per share. On May 15, 1998, Republic common stock closed at $21.25 per share and Keystone common stock closed at $27.25 per share. Stockholders are urged to obtain current market quotations for Keystone and Republic common stock.

  Listing of Keystone Common Stock. Keystone intends to apply to have the shares of Keystone common stock to be issued in connection with the merger approved for trading on the Nasdaq National Market.

  Forward-Looking Statements May Prove Inaccurate. Each company has made forward-looking statements in this document (and in documents that are incorporated by reference in this document) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Keystone, Republic or the combined company following the merger. Also, when words such as "believes," "expects," "anticipates" or similar expressions are used, they are intended to identify forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future financial results of Keystone, Republic or the combined company following the merger and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this document.

AFFILIATE AGREEMENTS (page 41)

  Each of the officers and directors of Republic and Keystone has agreed, pursuant to affiliate agreements, to vote all shares of Republic and/or Keystone common stock owned or acquired by him in favor of the merger and the merger agreement and the other matters contemplated by the merger agreement.

  In addition, each of the officers and directors of Republic has agreed to vote his shares of Republic common stock against any third party merger or merger agreement or similar transaction, any amendment of Republic's certificate of incorporation or bylaws, or any other proposal or transaction that would impede, frustrate, prevent or nullify the merger, the merger agreement or the other transactions contemplated by the merger agreement.

STOCK OPTION AGREEMENT (page 41)

  Concurrently with the execution and delivery of the merger agreement, and as a condition and inducement for Keystone to enter into the merger agreement, Republic and Keystone entered into a stock option agreement pursuant to which Republic granted Keystone an option to purchase up to 676,961 shares of Republic common stock (or such other number of shares of Republic common stock as shall represent 19.9% of the shares of Republic common stock issued and outstanding at the time of exercise) at a price per share of $17.00. The option becomes exercisable in the event that the merger agreement is terminated and Keystone becomes entitled to the termination fee under the merger agreement. Keystone's ability to profit from the option is subject to certain limitations.

          KEYSTONE SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

  Keystone is providing the following summary selected consolidated financial information to aid you in your analysis of the financial aspects of the merger. This information was derived from Keystone's audited consolidated financial statements for fiscal 1995, 1996 and 1997, and unaudited consolidated financial statements for fiscal 1993 and 1994 and for the nine-month periods ended December 27, 1996 and December 26, 1997. This information is only a summary, and you should read it in conjunction with Keystone's historical consolidated financial statements (and related notes) contained in its annual report on From 10-K, its supplemental consolidated financial statements contained in its current report on Form 8-K (April 8, 1998) and other information that has been filed with the Securities and Exchange Commission (the "Commission"). See "Incorporation of Certain Documents by Reference" on page 69.

                                                                                    AS OF OR FOR THE
                                       AS OF OR FOR THE YEAR ENDED                  NINE MONTHS ENDED
                          ----------------------------------------------------- -------------------------
                           MARCH 26,   MARCH 25,  MARCH 31, MARCH 29, MARCH 28, DECEMBER 27, DECEMBER 26,
                             1993        1994      1995(1)    1996      1997        1996         1997
                          ----------- ----------- --------- --------- --------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)                               (UNAUDITED)  (UNAUDITED)
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Net sales...............   $111,936    $125,781   $149,581  $178,076  $223,806    $162,118     $192,459
Net income..............      1,465       2,028      4,197     4,980    10,010       7,312       10,459
Net income per share--
 basic..................       0.14        0.20       0.41      0.49      0.88        0.65         0.76
Net income per share--
 diluted................       0.14        0.20       0.41      0.49      0.87        0.65         0.76
(unaudited pro forma
 information)
Pro forma net income(2).      1,239       1,861      3,492     4,722     8,722       6,334        9,273
Pro forma net income per
 share--basic...........       0.12        0.18       0.34      0.46      0.76        0.56         0.68
Pro forma net income per
 share--diluted.........       0.12        0.18       0.34      0.46      0.76        0.56         0.67
BALANCE SHEET DATA:
Working capital.........   $ 11,767    $ 12,711   $ 15,230  $ 18,134  $ 30,154    $ 29,569     $ 69,003
Total assets............     43,776      49,324     56,757    71,780    87,183      86,185      113,659
Total current
 liabilities............     24,008      28,501     30,252    38,335    38,240      38,056       19,412
Long-term debt
 (excluding current
 maturities)............      3,011       2,235      4,063     7,021     2,087       5,385          372
Stockholders' equity....     15,935      17,890     21,671    26,119    46,453      42,373       93,472

--------
(1) Fiscal 1995 contained 53 weeks.

(2) Pro forma net income and pro forma net income per share information gives effect to an income tax adjustment to reflect taxation of the income of two corporations acquired by Keystone in January 1998 (accounted for as poolings of interest) as "C" corporations, rather than an "S" corporations, at an estimated statutory rate of approximately 39%.

          REPUBLIC SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

  Republic is providing the following summary selected consolidated financial information to aid you in your analysis of the financial aspects of the merger. The information for fiscal 1993 through 1997 is derived from the audited consolidated financial statements for Republic and unaudited consolidated financial statements for the three-month periods ended March 31, 1997 and 1998. The information is only a summary, and you should read it in conjunction with Republic's historical consolidated financial statements (and related notes) contained in its annual reports and other information that have been filed with the Commission. See "Incorporation of Certain Documents by Reference" on page 69.

                                                                     AS OF OR FOR THE THREE
                          AS OF OR FOR THE YEAR ENDED DECEMBER 31,   MONTHS ENDED MARCH 31,
                         ------------------------------------------- -----------------------
                          1993     1994     1995     1996     1997      1997        1998
                         ------- -------- -------- -------- -------- ----------- -----------
                                                                     (UNAUDITED) (UNAUDITED)
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Net sales............... $91,683 $138,295 $154,611 $184,810 $188,953  $ 45,785     $41,140
Net income..............   1,862    4,248    1,884    5,095    3,258       820         669
Net income per share--
 basic..................    0.60     1.29     0.56     1.50     0.96      0.24        0.20
Net income per share--
 diluted................    0.58     1.22     0.53     1.42     0.91      0.23        0.19
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............ $62,077 $ 78,258 $ 99,788 $105,697 $ 93,576  $107,189     $93,663
Long-term debt
 (excluding current
 maturities)............   6,945   18,925   30,094   34,884   24,500    31,363      24,500
Stockholders' equity....  32,869   40,115   42,998   48,093   51,556    48,913      52,365

 SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  Keystone and Republic are providing the following unaudited pro forma combined condensed financial information to give you a better picture of what the results of operations and financial position of the combined business of Keystone and Republic might have been had the merger occurred on an earlier date. The unaudited pro forma combined condensed income statement data combines information from the historical consolidated statements of income of Keystone and Republic giving effect to the merger as if it had been completed at the beginning of the earliest period presented. The unaudited pro forma combined condensed balance sheet data combines information from the historical consolidated balance sheets of Keystone and Republic giving effect to the merger as if it had been completed on December 26, 1997.

  Keystone and Republic are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined companies would have been if the merger had actually occurred on the dates noted above. This information also does not necessarily indicate what the combined companies future consolidated results of operations or financial position will be. This information does not reflect (a) the effect of any potential changes in revenues or any operating synergies which we may achieve by combining the resources of our companies, or (b) costs associated with the combining of our companies, which we cannot presently estimate.

  The merger will be accounted for as a purchase of Republic by Keystone. In connection with the merger, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the consummation of the merger, with any excess allocated to goodwill. For a description of the purchase method of accounting with respect to the merger, see "The Merger--Accounting Treatment" on page 39.

  Refer to "Unaudited Pro Forma Combined Condensed Financial Statements" on page 57 for more details related to the information displayed.

                                                             AS OF OR FOR THE
                                        FOR THE YEAR ENDED  NINE MONTHS ENDED
                                        MARCH 28, 1997(1)  DECEMBER 26, 1997(2)
                                        ------------------ --------------------
                                             (DOLLARS IN THOUSANDS, EXCEPT
                                                    PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales..............................      $408,616            $338,693
                                             ========            ========
Net income.............................      $ 14,756            $ 13,711
                                             ========            ========
Net income per common share--basic.....      $   1.05            $   0.84
                                             ========            ========
Net income per share--diluted..........      $   1.03            $   0.82
                                             ========            ========
Pro forma net income(3)................      $ 13,468            $ 12,525
                                             ========            ========
Pro forma net income per share--basic..      $   0.95            $   0.76
                                             ========            ========
Pro forma net income per share--
 diluted...............................      $   0.94            $   0.75
                                             ========            ========
BALANCE SHEET DATA:
Total assets...........................                          $223,527
Long-term debt (including current
 maturities)...........................                            28,235
Stockholders' equity...................                           156,529

--------
(1) Results for Keystone's year ended March 28, 1997 have been combined with Republic's results for the year ended December 31, 1996.

(2) Results for Keystone's nine months ended December 26, 1997 have been combined with Republic's results for the nine months ended September 30, 1997.

(3) Pro forma net income and pro forma net income per share gives effect to an income tax adjustment to reflect taxation of the income of two corporations acquired by Keystone in January 1998 (accounted for as poolings of interest), as "C" corporations, rather than "S" corporations, at an estimated statutory rate of approximately 39%.

ARTICLES OF INCORPORATION AND BYLAW AMENDMENTS (page 67)

  The amended and restated articles of incorporation and the bylaws, as amended, of Keystone currently would require Keystone to classify its Board of Directors at its next annual meeting into three classes of directors, each class of which would have three-year terms. To accomplish this and to comply with California law, Keystone would have to increase the number of directors from five to nine, thereby adding four new directors.

  While the Keystone Board of Directors may eventually be expanded, the Board does not believe that it would be in the best interests of Keystone to expand the Board by four members at the next annual meeting of stockholders and is therefore proposing to eliminate this requirement.

                       COMPARATIVE PER SHARE INFORMATION

  The following table sets forth historical and pro forma Keystone and historical and pro forma equivalent Republic information on a per share basis for income and book value.

  Pro forma net income was derived from the pro forma information presented under "Unaudited Pro Forma Combined Condensed Financial Statements" on page 57. The information for "Per equivalent Republic share" was calculated by multiplying the related information for "Per share of Keystone common stock" by 0.80, which is the exchange ratio of Keystone common stock for each share of Republic common stock. The historical book value per share information was based upon outstanding shares of common stock for each respective company. The number of outstanding shares of Keystone common stock have been adjusted, for the pro forma data presented, to include the shares of Keystone common stock estimated to be issued in the merger.

  The information set forth below is only a summary and you should read it in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Statements" on page 57, and the respective audited and unaudited consolidated financial statements of Keystone and Republic. The audited and unaudited consolidated financial statements of Keystone and Republic are incorporated into this Joint Proxy Statement/Prospectus by reference. See "Incorporation of Certain Documents by Reference" on page 69.

                                            AS OF OR FOR THE   AS OF OR FOR THE
                                               YEAR ENDED     NINE MONTHS ENDED
                                            DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                            ----------------- ------------------
HISTORICAL:
Per share of Republic common stock:
  Book value(1)............................      $13.90             $14.82
  Net income assuming:
    Basic..................................        1.50               0.94
    Diluted................................        1.42               0.89
                                            AS OF OR FOR THE   AS OF OR FOR THE
                                            YEAR ENDED MARCH  NINE MONTHS ENDED
                                                28, 1997      DECEMBER 26, 1997
                                            ----------------- ------------------
HISTORICAL:
Per share of Keystone common stock:
  Book value(1)............................      $ 3.95             $ 7.39
  Pro forma net income assuming:(2)
    Basic..................................        0.76               0.68
    Diluted................................        0.76               0.67
UNAUDITED PRO FORMA:(3)
Per share of Keystone common stock:
  Book value...............................        7.47               8.92
  Pro forma net income--basic..............        0.95               0.76
  Pro forma net income--diluted............        0.94               0.75
Per equivalent Republic share:(4)
  Book value...............................        5.98               7.14
  Net income--basic........................        0.76               0.61
  Net income--diluted......................        0.75               0.60

--------
(1) Historical book value per share is computed by dividing total shareholders' equity by the number of shares of Common Stock outstanding at the end of each respective period.

(2) See note 2 to Keystone's Summary Selected Consolidated Financial
    Information.

(3) Combines Keystone's nine months ended December 26, 1997 with Republic's nine months ended September 30, 1997 and Keystone's year ended March 28, 1997 with Republic's year ended December 31, 1996.

(4) Per equivalent common share data is calculated by multiplying the pro forma amounts per share of Keystone common stock by the exchange ratio to be used in the merger of 0.80 of a share of Keystone common stock for each share of Republic common stock.

                                 RISK FACTORS

  In addition to general investment risks and those factors set forth elsewhere in this document (including the Keystone risk factors on page 16 and the Republic risk factors on page 20 and the risks that actual results may vary materially from those anticipated in the forward-looking statements contained in and incorporated by reference into this document as described under the caption "Forward-Looking Statements--Safe Harbor Provisions" on page
70), stockholders of Keystone and Republic should consider the following risks in deciding whether to approve the proposals described herein.

RISKS RELATED PRIMARILY TO THE MERGER

  Risks Associated With Keystone's Operation of Republic and the Integration of the Two Companies. The merger of a wholly owned subsidiary of Keystone with and into Republic (the "Merger") involves the integration of two companies that have previously operated independently. The consolidation of certain functions, systems and procedures present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which such cost savings and efficiencies will be achieved.

  Further, in addition to distributing aftermarket collision replacement parts to collision repair shops (Keystone's sole business), over 60% of Republic's sales for the year ended December 31, 1997 involve the distribution of mechanical replacement parts for automobiles and trucks through an extensive distribution network to service stations, repair shops, individuals and others. There can be no assurance that Keystone will be successful in operating this mechanical replacement parts distribution business or that, in the alternative, it will be able to divest this business over time at prices which will justify Keystone having acquired Republic.

  Risks Associated With Fixed Exchange Ratio. Upon completion of the Merger, each share of Republic common stock (the "Republic Common Stock") will be converted into the right to receive 0.80 of a share of Keystone common stock (the "Keystone Common Stock"). The exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of either Keystone Common Stock or Republic Common Stock. As a result, the value of the shares of Keystone Common Stock received by Republic stockholders (the "Republic Stockholders") in the Merger will vary depending on fluctuations in the value of Keystone Common Stock. Such fluctuations may be the result of changes in the business, operations or prospects of Keystone, general market and economic conditions or other factors. Accordingly, there can be no assurance that the value of the Merger consideration on the date of this Joint Proxy Statement/Prospectus will be the same as on the date of the special meetings of the stockholders of Keystone and Republic or at the effective time of the Merger.

  Dilution. For the holders of Keystone Common Stock, on a pro forma basis, management of Keystone does not believe that the Merger will have a dilutive effect on earnings per share for the fiscal year ended March 27, 1998. However, depending upon the performance of Republic subsequent to the Merger, the Merger may result in dilution to Keystone's earnings per share in future fiscal years.

  The shares of Keystone Common Stock to be issued to Republic Stockholders at the effective time are expected to represent approximately 16.6% of the number of shares of Keystone Common Stock outstanding immediately after the effective time. Accordingly, the Merger will have the effect of reducing the percentage voting interest in Keystone represented by a share of Keystone Common Stock immediately prior to the effective time.

KEYSTONE RISK FACTORS

  Acquisition Strategy. A principal component of Keystone's growth strategy is to acquire other independent distributors of aftermarket collision replacement parts operating in new geographic markets, as well as to increase its penetration in existing markets. Since April 1993, Keystone has completed 22 acquisitions of a total of

74 service centers, located primarily in the Northeast, Midwest, Mid-Atlantic and South, of which 13 have been consolidated with existing locations and four have been closed. Keystone's ability to maintain or exceed its historical growth rate will depend in large part on its ability to execute successfully its acquisition strategy. The successful execution of this strategy will depend on Keystone's ability to identify and to compete for appropriate acquisition candidates, to consummate such acquisitions on favorable terms (including obtaining acquisition financing, if necessary), to maintain and expand the sales and profitability of the acquired centers and to anticipate the changes that continued growth would impose on its financial reporting and control systems, data processing systems and management. There can be no assurance that Keystone will be successful in executing its strategy.

  Acquisition Risks. Although Keystone investigates the operations and assets that it acquires, there may be liabilities that Keystone fails or is unable to discover, and for which Keystone as a successor owner or operator may be responsible. Keystone seeks to mitigate the risk of these potential liabilities by obtaining indemnities and warranties from the seller and, in some cases, deferring payments of a portion of the purchase price. However, these indemnities, warranties and holdbacks, if obtained, may not fully cover the liabilities due to their limited scope, amounts or duration, the limited financial resources of the indemnitor or warrantor or other reasons. Under the Merger Agreement (as defined below), there are no deferred payments and the indemnities and warranties generally do not survive the consummation of the Merger. In addition, acquisitions accounted for under the purchase method of accounting generally involve the recording of goodwill and deferred charges on Keystone's balance sheet, which are amortized over varying periods of time of up to 15 years. This amortization has the effect of reducing Keystone's reported earnings. At December 26, 1997, Keystone had recorded approximately $4.5 million in goodwill, net of accumulated amortization, and approximately $4.4 million in deferred charges, net of accumulated amortization, primarily related to noncompetition agreements, which are amortized over the terms of those agreements. It is anticipated that the Merger will be accounted for as a purchase, resulting in an increase in recorded goodwill by an amount equal to approximately $18.9 million, which will be amortized over 20 years.

  The efficient and effective integration of acquired companies' operations is necessary for Keystone's acquisition strategy to be successful. This generally requires, among other things, an integration of purchasing, distribution, marketing and sales efforts, pricing, employee benefits policies, liquidity and capital expenditure requirements, management teams and management information and other systems. The challenges of integration may be increased by the need to coordinate geographically separated organizations and by concluding more than one large acquisition within a short period of time, such as the acquisition of Inteuro in January 1998 (the "Inteuro Transaction") and the Merger. In addition, the integration generally requires a commitment of management resources which may temporarily divert attention from day-to-day operations of Keystone.

  Republic Merger. The Merger involves the issuance of approximately 2.9 million shares of Keystone Common Stock, or an increase in its outstanding shares of approximately 19.9% (not including up to an additional 254,000 shares of Keystone Common Stock which may be issued (i) upon exercise of options or pursuant to rights granted under Republic's Stock Compensation Plan and (ii) upon exercise of options granted under the 1997 Republic Stock Option Plan for Non-employee Directors). Republic is a substantial corporation with business activities spread over a wide geographic area from Alaska to Georgia. Consequently, all the risks described above under "Acquisition Risks" are applicable to the proposed transaction.

  Competition. Based upon industry estimates, Keystone believes that 85% of collision parts replacement for automobiles and light trucks are supplied by original equipment manufacturers ("OEMs"), compared with approximately 10% by independent distributors of aftermarket collision replacement parts and an additional 5% by distributors of salvaged parts. Keystone competes directly with, and encounters intense competition from, OEMs, all of which have substantially greater financial, distribution, marketing and other resources, including greater brand recognition and a broader selection of collision replacement parts. Accordingly, OEMs are in a position to exert pricing and other competitive pressures on Keystone and other independent distributors, which could have a material adverse effect on the results of operations of Keystone. The aftermarket collision replacement parts distribution industry is highly fragmented. Typically, Keystone's competitors are independently owned distributors having from one to three distribution centers. Keystone anticipates that it will encounter significant competition in the future, including competition from automobile dealerships, distributors of salvage parts, buying groups and other large distributors.

  Dependence on Key and Foreign Suppliers. Keystone is dependent on a small number of suppliers. For the fiscal year ended March 28, 1997, the ten largest suppliers accounted for approximately 43% of the products purchased by Keystone. Although alternative suppliers exist for substantially all products distributed by Keystone, the loss of any one supplier could have a material adverse effect on Keystone until alternative suppliers are located and have commenced providing products. In fiscal 1997 and fiscal 1998, approximately 71% of the products distributed by Keystone were manufactured in the United States or Canada and approximately 25% were imported directly from manufacturers in Taiwan. As a result, Keystone's operations are subject to the customary risks of doing business abroad, including, among other things, transportation delays, political instability, expropriation, currency fluctuations and the imposition of tariffs, import and export controls and other non-tariff barriers (including changes in the allocation of quotas), as well as the uncertainty regarding future relations between China and Taiwan. To date, Keystone has not been adversely impacted by the current "Asian Crisis," but there can be no assurance that the Company's sources of supply will not be impacted in the future. The percentage of imported products may decline in the future if sales of autoglass, paint and related supplies and equipment and remanufactured alloy wheels, which are manufactured in the United States, continue to grow. Any significant disruption in Keystone's Taiwanese sources of supply or in its relationship with its suppliers located in Taiwan could have a material adverse effect on Keystone.

  Continued Acceptance of Aftermarket Collision Replacement Parts. Based upon industry sources, Keystone estimates that approximately 87% of automobile collision repair work is paid for in part by insurance; accordingly, Keystone's business is highly dependent upon the continued acceptance of aftermarket collision replacement parts by the insurance industry and the governmental agencies that regulate insurance companies and the ability of insurers to recommend the use of such parts for collision repair jobs, as opposed to OEM parts. Keystone's business is also dependent upon the continued acceptance of such parts by collision repair shops and their customers.

  Consolidation in the Collision Repair Industry. The collision repair shop industry is in the process of consolidation. The trend towards larger, more efficient repair shops will increase the competition among distributors for the remaining accounts and the pressure on distributors to provide price concessions, just-in-time delivery, larger inventories, training and other value-added services, which may have a material adverse effect on Keystone's sales and profitability.

  Decline in the Number of Collision Repairs. The number of collision repairs has declined significantly in recent years, and may continue to do so, due to, among other things, automotive safety improvements, more rigorous enforcement of stricter drunk driving laws resulting in fewer accidents and the increase in unit body construction and higher collision repair costs resulting in a larger number of automobiles being declared a total loss in lieu of being repaired. The continuation of such decline may have a material adverse effect on Keystone.

  Compliance with Government Regulations; Environmental Hazards. Keystone is subject to increasing restrictions imposed by various federal, state and local laws and regulations. Various state and federal regulatory agencies, such as the Occupational Safety and Health Administration and the United States Environmental Protection Agency (the "EPA"), have jurisdiction over Keystone's operations with respect to matters including worker safety, community and employee "right-to-know" laws, and laws regarding clean air and water. Under various federal, state and local laws and regulations, an owner or lessee of real estate or the operator of a business may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, property owned or used in the business, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner, lessee or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Other than as described below with respect to its bumper plating operations, Keystone does not currently generate substantial hazardous waste in the ordinary course of its business. Keystone believes that it currently is in substantial compliance with all applicable laws and regulations, and is not aware of any material environmental problem at any of its current or former facilities. No assurance can be given, however, that Keystone's prior activities or the activities of a prior owner or operator of an acquired service center or other facility did not create a material environmental problem for which Keystone could be responsible or that future uses or conditions (including, without limitation, changes in applicable laws and regulations) will not result in material environmental liability to Keystone. Furthermore, compliance with legislative or regulatory changes may cause future increases in Keystone's operating costs or otherwise adversely affect operations. Certain of Keystone's products, such as paints and solvents, are highly flammable. Accordingly, the storage and transportation of these materials expose Keystone to the inherent risk of fire.

  Keystone acquired North Star's bumper plating operations in March 1997. In addition, Keystone currently conducts limited bumper plating operations at one site and previously conducted similar operations at 11 additional sites which were closed between 1983 and 1993. Keystone's bumper plating operations, which use a number of hazardous materials, are subject to a variety of federal and state laws and regulations relating to environmental matters, including the release of hazardous materials into the air, water and soil. Keystone endeavors to ensure that its bumper plating operations comply with applicable environmental laws and regulations. Compliance with such laws and regulations has not had a material effect on Keystone's capital expenditures, earnings or competitive position, and no material capital expenditures with respect to Keystone's bumper plating operations are anticipated during the next 12 months. Although Keystone believes it is in substantial compliance with all applicable environmental laws and regulations relating to its bumper plating operations, there can be no assurance that Keystone's current or former operations have not, or will not in the future, violate such laws and regulations or that compliance with such laws and regulations will not have a material adverse effect on Keystone's operations. Any inadvertent mishandling of hazardous materials or similar incident could result in costly remediation efforts and administrative and legal proceedings, which could materially and adversely affect Keystone's business and results of operations. In addition, future environmental regulations could add to overall costs of Keystone's bumper plating business or otherwise materially and adversely affect these operations.

  Volatility of Stock Price. The trading price of Keystone's Common Stock may be subject to significant fluctuations as a result of variations in Keystone's actual or anticipated operating results, changes in general market conditions and other factors. In recent years, the stock market generally has experienced significant price and volume fluctuations which often have been unrelated or disproportionate to the operating performance of a specific company or industry. There can be no assurance that the market price of Keystone's Common Stock will not decline below the current market price. It is possible that in some future quarter, Keystone's operating results will be below the expectations of public market analysts or investors. In such event, the price of Keystone Common Stock may be materially and adversely affected.

  Shares Eligible for Future Sale. At May 15, 1998, there were 14,657,352 shares of Keystone Common Stock outstanding. Of these shares, the 8,325,000 shares sold in Keystone's two public offerings and 3,450,000 shares, originally issued in acquisitions concluded in March 1997 and January 1998, are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares held by an "affiliate" of Keystone. The remaining 2,882,352 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and, accordingly, may not be sold without registration under the Securities Act or pursuant to an applicable exemption therefrom. The market price of Keystone's Common Stock could be adversely affected by the availability for sale of such shares or of shares which may be issued upon the exercise of stock options granted under Keystone's 1996 Employee Stock Incentive Plan, as amended.

  In addition, if the Merger is consummated, an additional 2,907,456 shares of Keystone Common Stock will be issued (not including up to an additional 254,000 shares of Keystone Common Stock which may be issued upon the exercise of Republic stock options being assumed by Keystone), the substantial majority of which will be freely tradeable without restriction or further registration.

  Management Information Systems and Year 2000 Issue. At the present time, the ordering, shipment, storage and delivery of Keystone's products are managed through four centralized information systems located at Keystone's corporate headquarters and at the headquarters of North Star and Inteuro (wholly owned subsidiaries) and All Makes Body Parts, a division ("All Makes"). These systems receive periodic information from regional hubs and service centers regarding the location and availability of products, customers, sales and other financial operating data.

  North Star, Inteuro and All Makes have each developed and maintain their own computerized order taking, inventory control and management information systems, which are similar to Keystone's systems. Summary financial information is transmitted on a periodic basis from North Star's, Inteuro's and All Makes' headquarters to Keystone's executive offices.

  In January 1998, Keystone purchased a comprehensive enterprise software package for accounting, distribution and inventory planning. The implementation of this package is in the beginning stages. It is anticipated that this software package will allow Keystone to standardize business practices at each of its service centers on a company-wide basis as well as standardize the information transmitted to the Keystone's executive offices resulting in the receipt of information on a more timely basis. This will enable management to, among other things, identify inventory needs and financial trends faster and more effectively. It is anticipated that the implementation and deployment of the system to the service centers will be completed by the end of December 1999.

  While it is estimated that the total cost (hardware and software) to install the new software package will be substantial, management does not believe that it will be material in relationship to Keystone's financial position. However, there can be no assurance that the implementation of the new software package will not involve significant unexpected costs or that unanticipated problems encountered in the conversion from the present system will not have a material adverse effect on Keystone's results of operations.

  The third party vendor has advised Keystone that the new enterprise software package is year 2000 compliant and management believes that it will provide a comprehensive solution to the year 2000 problem as it relates to Keystone. It is believed that once successfully installed throughout Keystone, the new system should eliminate any additional costs with respect to this problem. Keystone intends to have discussions with its significant vendors to determine the extent to which Keystone may be affected by the failure of these parties to correct their own year 2000 issues. There can be no assurance that year 2000 issues at Keystone's vendors will not have a material adverse effect on Keystone.

REPUBLIC RISK FACTORS

  Mechanical Replacement Parts Business. Over 60% of Republic's sales for the year ended December 31, 1997 involve the distribution of mechanical replacement parts for automobiles and trucks. This business is highly fragmented and competitive. Some of Republic's competitors have substantially greater financial and other resources than it does. In addition, the business has been adversely affected by the improving mechanical reliability and enhanced warranty coverage of new vehicles being produced. As the number of domestic and imported vehicle models in the United States has increased, Republic has been required to make substantial investments in inventory and warehousing space in order to supply an increasing number of mechanical replacements parts to its customers.

  Suppliers. Republic purchases the majority of its products from approximately 100 principal manufacturers and other suppliers, some of whom are competitors of Republic and some of whom are in foreign countries, primarily Taiwan. Republic's purchases of products from suppliers in foreign countries are subject to the customary risks of doing business abroad, including, among other things, transportation delays, currency fluctuations, political instability, the imposition of tariffs, import and export controls or quotas, as well as the uncertainty regarding the future relationship between The People's Republic of China and Taiwan.

  Compliance with Government Regulations; Environmental Hazards. Republic is subject to increasing restrictions imposed by various federal, state and local laws and regulations. Various state and federal regulatory agencies, such as the Occupational Safety and Health Administration and the EPA, have jurisdiction over Republic's operations with respect to various matters, including worker safety, community and employee "right to know" laws and laws regulating clean air and water. Republic believes that it is in substantial compliance with all applicable laws and regulations but no assurance can be given that Republic's current or former operations have not, or will not in the future, violate such laws or regulations or that compliance with such laws or regulations will not have a material adverse effect on Republic's results of operations.

  Management Information Systems and Year 2000 Issue. Republic has attempted to assess its exposure to the impact of the year 2000 issue on its information systems. This issue affects computer systems that may not properly recognize the year 2000. This could result in system failures or miscalculations that could have a material adverse effect on Republic's results of operations. For its mechanical replacement parts distribution business and jobber stores, Republic has contracted with a third party provider of software and hardware systems to the automotive industry to provide all new systems. These systems are presently being installed and, although no assurance can be given, Republic believes that the new systems will be year 2000 compliant. For its aftermarket collision replacement parts business, it is anticipated that Republic will use Keystone's software package. In the event the Merger is not consummated for any reason, Republic will conduct a search to replace its existing software and hardware systems for its aftermarket collision replacement parts business which are not year 2000 compliant. Any new software selected will be year 2000 compliant. The costs for both of these new systems are expected to be substantial and there can be no assurance that the installation of these new systems will not result in costs in excess of the amounts projected or that unanticipated problems encountered in the conversion from the present systems will not have a material adverse effect on Republic's results of operations.

                             THE SPECIAL MEETINGS

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Keystone Common Stock (the "Keystone Stockholders") by the Keystone Board of Directors (the "Keystone Board") for use at a special meeting of stockholders or any adjournment or postponement thereof (the "Keystone Stockholders Meeting") and (ii) from the Republic Stockholders by the Republic Board of Directors (the "Republic Board") for use at a special meeting of stockholders or any adjournment or postponement thereof (the "Republic Stockholders Meeting" and collectively with the Keystone Stockholders Meeting, the "Stockholders Meetings").

TIMES AND PLACES; PURPOSES

  Keystone. The Keystone Stockholders Meeting will be held at the Sheraton Fairplex, 601 West McKinley Avenue, Pomona, California 91768, on June 25, 1998, starting at 10:00 a.m., local time. At the Keystone Stockholders Meeting, the Keystone Stockholders will be asked to consider and vote upon two separate proposals: a proposal to approve the Agreement and Plan of Merger, dated as of February 17, 1998 (the "Merger Agreement"), among Keystone, KAI Merger, Inc., a Delaware corporation and direct, wholly owned subsidiary of Keystone ("Merger Sub"), and Republic, providing for the merger of Merger Sub with and into Republic and the issuance of shares of Keystone Common Stock to the Republic Stockholders upon consummation of the Merger (the "Keystone Merger Proposal") and (ii) a proposal to approve amendments to Keystone Amended and Restated Articles of Incorporation (the "Keystone Charter") and Bylaws, as amended (the "Keystone Bylaws"), to eliminate the requirement to have a classified Board of Directors (the "Keystone Charter and Bylaw Proposal"). A copy of the Merger Agreement is included as Appendix I to this Joint Proxy Statement/Prospectus. At the Keystone Stockholders Meeting, the Keystone Stockholders will also be asked to consider and vote upon such other matters as may properly come before the Keystone Stockholders Meeting.

  Republic. The Republic Stockholders Meeting will be held at the offices of Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, Conference Room 24D, New York, New York 10036, on June 25,

1998, starting at 1:00 p.m., local time. At the Republic Stockholders Meeting, the Republic Stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Republic will become a wholly owned subsidiary of Keystone (the "Republic Proposal"). When the Merger is completed, each outstanding share of Republic Common Stock will be converted into the right to receive 0.80 of a share of Keystone Common Stock (the "Exchange Ratio").

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  Keystone. The Keystone Board has fixed the close of business on May 15, 1998 as the Keystone Record Date. Only holders of record of shares of Keystone Common Stock on the Keystone Record Date are entitled to notice of and to vote at the Keystone Stockholders Meeting and any adjournments or postponements thereof. As of the Keystone Record Date, there were 14,657,352 shares of Keystone Common Stock, held by approximately 87 stockholders of record, outstanding and entitled to vote at the Keystone Stockholders Meeting.

  Each holder of record, as of the Keystone Record Date, of Keystone Common Stock is entitled to vote in accordance with the terms of Keystone's Charter, which provides that holders of Keystone Common Stock will be entitled to one vote per share of Keystone Common Stock held. The presence, in person or by proxy, of the holders of a majority of the shares then issued and outstanding and entitled to vote at the Keystone Stockholders Meeting is necessary to constitute a quorum.

  Under the Keystone Charter, Keystone Bylaws and the California General Corporation Law (the "California Code"), the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Keystone Common Stock outstanding on the Keystone Record Date and entitled to vote, is required to approve the Keystone Merger Proposal, and the affirmative vote, in person or by proxy, of the holders of two-thirds of the shares of Keystone Common Stock outstanding on the Keystone Record Date and entitled to vote, is required to approve the Keystone Charter and Bylaw Proposal.

  As of May 15, 1998, directors and executive officers of Keystone and their affiliates as a group beneficially owned, and will be entitled to vote at the Keystone Stockholders Meeting, 1,429,122 shares of Keystone Common Stock, or approximately 9.8% of the outstanding shares of Keystone Common Stock.

  If fewer shares of Keystone Common Stock are voted in favor of the Keystone Merger Proposal than the number required for approval, it is expected that the Keystone Stockholders Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes and, at any subsequent reconvening of the Keystone Stockholders Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Keystone Stockholders Meeting, except for any proxies that have effectively been revoked or withdrawn. If fewer shares of Keystone Common Stock are voted for the Keystone Charter and Bylaw Proposal than the number required for approval, it is not expected that the Keystone Stockholders Meeting will be postponed or adjourned.

  The Keystone Merger Proposal and the Keystone Charter and Bylaw Proposal are separate proposals and the approval or disapproval of one proposal will have no impact on the other proposal. For example, if the Keystone Merger Proposal is approved, Keystone intends to proceed with the Merger, whether or not the Keystone Charter and Bylaw Proposal is approved.

  Republic. The Republic Board has fixed the close of business on May 15, 1998, as the Republic Record Date. Only holders of record of shares of Republic Common Stock on the Republic Record Date are entitled to notice of and to vote at the Republic Stockholders Meeting and any adjournments or postponements thereof. On the Republic Record Date, there were 3,424,231 shares of Republic Common Stock, held by approximately 425 stockholders of record, outstanding and entitled to vote at the Republic Stockholders Meeting.

  Each holder of record of Republic Common Stock on the Republic Record Date is entitled to one vote per share of Republic Common Stock held. The presence, in person or by proxy, of the holders of a majority of the shares then issued and outstanding and entitled to vote at the Republic Stockholders Meeting is necessary to constitute a quorum.

  Under the Republic Certificate of Incorporation (the "Republic Certificate") and the Delaware General Corporation Law (the "Delaware Corporate Law"), the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Republic Common Stock outstanding on the Republic Record Date and entitled to vote, is required to approve the Republic Proposal.

  As of May 15, 1998, directors and executive officers of Republic and their affiliates as a group beneficially owned, and will be entitled to vote at the Republic Stockholders Meeting, 387,673 shares of Republic Common Stock, or approximately 11.3% of the outstanding shares of Republic Common Stock.

  If fewer shares of Republic Common stock are voted in favor of the Republic Proposal than the number required for approval, it is expected that the Republic Stockholders Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes and, at any subsequent reconvening of the Republic Stockholders Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Republic Stockholders Meeting, except for any proxies that have effectively been revoked or withdrawn.

PROXIES

  Keystone. Stockholders of record of Keystone Common Stock may vote by proxy by signing, dating and mailing their proxies in the postage paid envelope provided.

  All shares of Keystone Common Stock represented by properly executed proxies received prior to or at the Keystone Stockholders Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted "FOR" the Keystone Merger Proposal and the Keystone Charter and Bylaw Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Because the affirmative vote of a majority of the shares of Keystone Common Stock outstanding and entitled to vote on the Keystone Record Date is required for approval of the Keystone Merger Proposal (two-thirds vote with respect to the Keystone Charter and Bylaw Proposal), a proxy marked "ABSTAIN" will have the effect of a vote against the Keystone Merger Proposal and the Keystone Charter and Bylaw Proposal. Under National Association of Securities Dealers, Inc. ("Nasdaq") rules, brokers and nominees are precluded from exercising their voting discretion on the Keystone Merger Proposal and the Keystone Charter and Bylaw Proposal and, for this reason, absent specific instructions from the beneficial owner of shares, are not permitted to vote such shares on the Keystone Merger Proposal or the Keystone Charter and Bylaw Proposal (a "broker non-vote"). Because the affirmative vote of the majority of the shares of Keystone Common Stock outstanding and entitled to vote on the Keystone Merger Proposal is required for approval of the Keystone Merger Proposal (two-thirds vote with respect to the Keystone Charter and Bylaw Proposal), a broker non-vote with respect to the Keystone Merger Proposal and the Keystone Charter and Bylaw Proposal will have the effect of a vote against the Keystone Merger Proposal and the Keystone Charter and Bylaw Proposal. Shares represented by broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the Keystone Stockholders Meeting.

  Republic. All shares of Republic Common Stock represented by properly executed proxies received prior to or at the Republic Stockholders Meeting and not revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted "FOR" the Republic Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Because the affirmative vote of a majority of the shares of Republic Common Stock outstanding on the Republic Record Date is required for approval of the Republic Proposal, a proxy marked "ABSTAIN" will have the effect of a vote against the Republic Proposal. Under Nasdaq rules, brokers and nominees are precluded from exercising their voting discretion on the Republic Proposal and, for this reason, absent specific instructions from the beneficial owner of shares, are not permitted to vote such shares on the Republic Proposal. Because the affirmative vote of a majority of the shares of Republic Common Stock outstanding on the Republic Record Date is required for approval of the Republic Proposal, a broker non-vote with respect to the Republic Proposal will have the effect of a vote against the Republic Proposal. Shares represented by broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the Republic Stockholders Meeting.

  General. It is not expected that any matter not referred to herein will be presented for action at either of the Stockholders Meetings. If any other matters are properly brought before the Keystone Stockholders Meeting or the Republic Stockholders Meeting or any adjournments or postponements thereof, the persons named in the proxies as proxy appointees will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Stockholders Meetings, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Keystone Merger Proposal or the Keystone Charter and Bylaw Proposal or the Republic Proposal will not be used to vote "FOR" postponement or adjournment of the Keystone Stockholders Meeting or the Republic Stockholders Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the Keystone Merger Proposal, the Keystone Charter and Bylaw Proposal or the Republic Proposal, as the case may be.

  A Keystone Stockholder or Republic Stockholder may revoke that stockholder's proxy at any time prior to its use by delivering to the corporate secretary of the appropriate corporation, as the case may be, a signed notice of revocation, by a later dated vote by proxy, or by attending the Keystone Stockholders Meeting or the Republic Stockholders Meeting, as the case may be, and voting in person. Attendance at the Keystone Stockholders Meeting or the Republic Stockholders Meeting will not in and of itself constitute the revocation of a proxy.

  Keystone and Republic will each bear one-half of the cost of printing and mailing this Joint Proxy Statement/Prospectus. The cost of solicitation of proxies will be paid by Keystone for the Keystone proxies and by Republic for the Republic proxies. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Keystone or Republic, as the case may be, without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and Keystone and Republic, as the case may be, will, upon request, reimburse them for their reasonable expenses in so doing. Republic has retained Corporate Communications, Inc. to aid in the solicitation of proxies at a fee of $2,500 plus expenses. To the extent necessary in order to ensure sufficient representation at the Keystone Stockholders Meeting and the Republic Stockholders Meeting, Keystone or Republic, respectively, may request the return of proxies by telephone or telegram. The extent to which this will be done necessarily depends entirely upon how promptly proxies are returned.

  REPUBLIC STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING REPUBLIC COMMON STOCK WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES REPRESENTING REPUBLIC COMMON STOCK WILL BE MAILED TO REPUBLIC STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In 1994, Keith M. Thompson, Republic's President and Chief Executive Officer, and Donald B. Hauk, Republic's Executive Vice President and Chief Financial Officer, met with Charles J. Hogarty, who was then Keystone's President, and other representatives of Keystone. At this meeting, Mr. Thompson and Mr. Hauk raised the possibility of Republic acquiring Keystone. At that time, Keystone was a closely held corporation. The strategic benefits and issues associated with such a transaction were discussed, but the proposal was not pursued further at that time.

  In May 1997, Mr. Hogarty contacted Mr. Thompson to inquire whether Republic had any interest in pursuing a possible joint venture operation with Keystone in the Pittsburgh, Pennsylvania area. The strategic benefits and issues associated with such a transaction were discussed, but the proposal was not pursued further at that time.

  In December 1997, Mr. Thompson and Mr. Hauk met with Mr. Hogarty and John M. Palumbo, Keystone's Vice President, Treasurer and Chief Financial Officer, for a social dinner at an industry trade show in Las Vegas, Nevada. During the course of the dinner, they discussed the overall strategic benefits of a possible business combination between Keystone and Republic.

  Following this meeting, Mr. Thompson met with Edgar R. Berner, Republic's Chairman of the Board, and Mr. Hauk in early January 1998 to review Republic's strategic position and alternative scenarios for future business operations. At the conclusion of a meeting held on January 13, 1998, Mr. Thompson was authorized to contact Mr. Hogarty regarding the possibility of negotiating a business combination between Republic and Keystone.

  During January and February 1998, Mr. Thompson and Mr. Hauk had several discussions with Mr. Hogarty and Mr. Palumbo concerning the overall strategic benefits of a business combination between Keystone and Republic and the respective managements conducted a broad review of the financial implications of such a transaction. Initially, Mr. Hogarty expressed an interest in only acquiring Republic's aftermarket collision replacement parts business, but later expanded the discussion to encompass a possible business combination involving Republic's entire business.

  On January 22, 1998, Republic and Keystone entered into a confidentiality agreement relating to, among other things, the information to be provided by each company to the other in connection with the proposed business combination.

  During the remainder of January 1998 and early February 1998, representatives of the two companies had several meetings and telephone conversations reviewing various aspects of a possible business combination between Republic and Keystone and negotiating the terms of such proposed business combination.

  A special meeting of the Keystone Board was held on February 14, 1998 and continued into the morning of February 15, 1998 to consider the proposed transaction. Members of management reviewed material aspects of the proposed transaction and reported on the due diligence review of Republic's business and financial condition and related issues. Keystone's General Counsel reviewed various provisions of the proposed Merger Agreement and discussed fiduciary duties. A.G. Edwards & Sons, Inc. ("A.G. Edwards") presented its financial analysis of the transaction and advised the Keystone Board that, in its opinion, the Exchange Ratio was fair to Keystone Stockholders from a financial point of view. After receiving such presentations and advice and reviewing additional information relating to the transaction, the entire Keystone Board unanimously approved the Merger Agreement and the transactions contemplated thereunder.

  A special meeting of the Republic Board was held on February 14, 1998 to consider the proposed transaction. Members of management reviewed material aspects of the proposed transaction and reported on the due diligence review of Keystone's business and financial condition and related issues. Republic's outside counsel, Patterson, Belknap, Webb & Tyler LLP ("Patterson, Belknap"), reviewed the provisions of the proposed Merger Agreement, the Stock Option Agreement and the Affiliate Agreement and discussed the fiduciary duties of the Republic Board. Representatives of UBS Securities LLC ("UBS Securities"), which was acting as Republic's financial advisor at that time, reviewed with the Republic Board information concerning the business, results of operations, financial position and prospects of each of Republic and Keystone and various matters relevant to the Republic Board's consideration of a potential transaction with Keystone. A second special meeting of the Republic Board was held on February 16, 1998 to further consider the proposed transaction. The Republic Board received a detailed report from UBS Securities regarding the fairness opinion of such firm with respect to the Exchange Ratio, background information regarding each of Republic and Keystone and a pro forma overview of the combined entity. UBS Securities delivered its oral opinion to the Republic Board that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Republic. After receiving such presentations and advice and reviewing additional information relating to the transaction, the entire Republic Board unanimously approved the Merger Agreement and the transactions contemplated thereunder.

  Following the meetings of their respective boards of directors, Keystone and Republic executed the Merger Agreement on February 17, 1998 and publicly announced the Merger prior to the opening of trading in shares of their respective common stock on February 18, 1998.

  As a result of the departure from UBS Securities of a key individual involved in the preparation of its fairness opinion, Republic elected to terminate the engagement of UBS Securities as its financial advisor effective April 14, 1998. Following the termination of the engagement of UBS Securities, Republic engaged Societe Generale Securities Corporation ("SGSC") as its financial advisor in connection with the Merger. On April 15, 1998, SGSC delivered its oral opinion to the Republic Board that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Republic (other than Keystone or any of its affiliates).

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

 Keystone.

  THE KEYSTONE BOARD, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, KEYSTONE AND ITS STOCKHOLDERS. THE KEYSTONE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE KEYSTONE STOCKHOLDERS VOTE FOR APPROVAL OF THE KEYSTONE MERGER PROPOSAL.

  The Keystone Board believes that the Merger represents an excellent strategic acquisition for Keystone and that it will enhance Keystone's position as the leading distributor of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks. Through its Fenders & More subsidiary, Republic distributes aftermarket collision replacement parts through 23 service centers, which serve 14 states primarily in the Southeast and Texas. The acquisition of Republic will result in an expansion of Keystone's distribution network into 16 additional cities and result in an expansion of the product lines offered in the present Republic service centers. The Keystone Board believes that this Merger is an important step in making Keystone the only truly national distributor of aftermarket collision replacement parts. In addition, the Keystone Board also believes that Keystone will benefit from increased economics of scale, stronger purchasing power and increased product and market diversification.

  In reaching its determination to approve the Merger Agreement and recommend approval of the Keystone Merger Proposal, the Keystone Board considered a number of factors, including, without limitation, the following:

  . the judgment, advice and analysis of Keystone's management with respect to the strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting, and legal due diligence investigations performed with respect to Republic;

  . the cost reductions and operating efficiencies that may be realized by the combined company as a result of the Merger which, if realized, should serve to make the combined company more competitive;

  . information concerning the financial condition, results of operations, businesses, prospects and stock price performance of Keystone and Republic;

  .  current industry, economic and market conditions;

  . the terms and conditions of the Merger Agreement and the Exchange Ratio, which were considered fair from the standpoint of Keystone in light of the financial condition, results of operations, businesses, prospects and stock price performance of Keystone and Republic; and

  . the opinion of A.G. Edwards that the terms of the Merger are fair, from a financial point of view, to Keystone Stockholders. A.G. Edwards' opinion was expressed after review of the factors referred to in their opinion and was based on various assumptions and subject to various limitations which were reviewed by the Keystone Board as part of the presentation by A.G. Edwards; see "Opinion of Financial Advisors-- Keystone."

  In addition, the Keystone Board considered certain factors which may be characterized as countervailing considerations, including, without limitation, the following:

  . The risks inherent in operating an entirely new line of business and the financial and business risks inherent in divesting certain portions or all of that new line of business following the Merger, if the Keystone Board so determines;

  . the fact that, based on the recent trading prices for Keystone Common Stock and Republic Common Stock immediately prior to the announcement of the Merger, the Republic Stockholders would receive a substantial premium over the then current market price of Republic Common Stock;

  . the risks inherent in attempting to integrate successfully the operations of Republic and Keystone and the difficulties that may be encountered in achieving the anticipated synergies from the Merger;

  . the fact that the transaction would be accounted for using the purchase method of accounting which would require the amortization over a period of time of the excess of the purchase price over the fair value of Republic's identified net assets; and

  . the severance and other arrangements between Republic and certain officers and directors as described below under the caption "Interests of Certain Persons in the Merger."

  The foregoing discussion of the information and factors considered and given weight by the Keystone Board is not intended to be exhaustive but is believed to include all material factors considered by the Keystone Board. In addition, in reaching the determination to approve the Merger Agreement and recommend approval of the Keystone Merger Proposal, in view of the wide variety of factors considered in connection with its evaluation thereof, the Keystone Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to the different factors. The Keystone Board did not attempt to analyze the fairness of the Merger in isolation from the considerations as to the businesses of Keystone and Republic, the strategic merits of the Merger or the other considerations referred to above. The Keystone Board also did not distinguish between factors that support a determination that the Merger is "fair" and factors that support a determination that the Merger is in the "best interests" of Keystone's stockholders.

 Republic.

  THE REPUBLIC BOARD, BY UNANIMOUS VOTE AT THE FEBRUARY 16, 1998 SPECIAL MEETING, HAS APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, REPUBLIC AND ITS STOCKHOLDERS, AND RECOMMENDS THAT REPUBLIC STOCKHOLDERS VOTE FOR APPROVAL OF THE REPUBLIC PROPOSAL.

  In arriving at its decision to approve the Merger Agreement and the Merger and recommend the approval and adoption of the Merger Agreement by the Republic Stockholders, the Republic Board took into account several factors, although no particular weight was specifically assigned to any one or more of such factors. These factors included, among others: (i) the recent and historical market prices of Republic Common Stock in comparison with the ratio at which Republic Common Stock would be converted into Keystone Common Stock pursuant to the Merger; (ii) the oral opinion of UBS Securities that, as of February 16, 1998, the Exchange Ratio was fair to the holders of Republic Common Stock (other than Keystone and its affiliates), from a financial point of view; (iii) the oral opinion SGSC (subsequently confirmed by delivery of the written opinion of SGSC dated May 18, 1998, attached to this Joint Proxy Statement/Prospectus as Appendix III, the conclusion of which written opinion is substantially similar in all material respects to such oral opinion) that, as of the date of such opinion, the Exchange Ratio was fair to the holders of Republic Common Stock (other than Keystone and its affiliates), from a financial point of view; (iv) the business, financial requirements, prospects and competitive position of Republic; (v) the recent and historical market prices of Keystone Common Stock; (vi) the fact that Republic may terminate the Merger Agreement if a third party makes an offer which the Republic Board believes, in good faith after consultation with Republic's financial advisor, constitutes an offer for a transaction more favorable in the aggregate to the Republic Stockholders from a financial point of view than the Merger, and certain other conditions are met, recognizing, however, that the effect of certain other provisions of the Merger Agreement, including the payment of a termination fee to Keystone under certain circumstances, and the grant by Republic of an option to purchase Republic Common Stock set forth in the Stock Option Agreement, may increase the costs of or otherwise render less likely and less effectual any such alternative offer; (vii) the business, prospects and competitive position of Keystone; and (viii) such other factors as the Republic Board deemed appropriate. After careful consideration of the foregoing factors and consultation with financial and legal advisors, the Republic Board concluded that the terms of the Merger Agreement, which were negotiated at arm's length as described in "Background of the Merger" are fair to and in the best interests of Republic and the Republic Stockholders. See "Background of the Merger," "Opinions of Financial Advisors--Republic," "Stock Option Agreement," "Termination Fees," "Keystone Summary Selected Historical Financial Information" and "Republic Summary Selected Historical Financial Information."

OPINIONS OF FINANCIAL ADVISORS

 Keystone.

  The Keystone Board has engaged A.G. Edwards to deliver a written opinion as to the fairness, from a financial point of view, to the Keystone Stockholders of the Merger Consideration (defined as the Exchange Ratio of 0.80 of a share of Keystone Common Stock for each share of Republic Common Stock). On February 14, 1998, at a meeting of the Keystone Board held to evaluate the proposed Merger, A.G. Edwards rendered an oral opinion to the Keystone Board, which was subsequently confirmed in a written opinion dated May 22, 1998, to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the Merger Consideration paid by Keystone was fair, from a financial point of view, to the Keystone Stockholders. A.G. Edwards has agreed to update its opinion as of the date of the closing of the Merger.

  A.G. Edwards is a nationally recognized securities and investment banking firm, and as part of its business is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distribution of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
A.G. Edwards was selected as financial advisor based upon such expertise, its reputation in investment banking and mergers and acquisitions, and its historical relationship with Keystone. Timothy C. McQuay, Managing Director-- Investment Banking of A.G. Edwards, is a member of the Board of Directors of Keystone.

  In arriving at its opinion, A.G. Edwards activities included, but were not limited to, the following: (i) a review of the of Merger Agreement and related documents; (ii) conversations with management of Keystone and Republic, respectively, regarding the nature and extent of the terms of the Merger;
(iii) a review of publicly available information regarding Keystone and Republic, respectively, which A.G. Edwards deemed relevant, including Keystone's and Republic's annual and quarterly reports, proxy statements and other relevant filings with the Commission through the fiscal periods ended December 26, 1997 and December 31, 1997, respectively, and research reports and analyst opinions; (iv) a review of financial projections for Keystone for fiscal years 1998 through 2003, as provided by Keystone's management, and Republic for the 1998 calendar year, as provided by Republic's management; (v) an investigation of certain other internal operating and financial information regarding Keystone and Republic, supplied to A.G. Edwards by the management of Keystone and Republic, concerning the business, operations and financial prospects of Keystone and Republic, and as combined entities; (vi) a review of the industries in which Keystone and Republic operate; (vii) a review of the reported price and trading activity for Keystone Common Stock and Republic Common Stock; (viii) a review of publicly available information concerning certain other companies that A.G. Edwards believed to be relevant in evaluating Keystone and Republic and the trading of such companies' securities; (ix) a review of information relating to the nature and financial terms of certain other mergers or acquisitions that A.G. Edwards considered relevant in evaluating the Merger; and (x) an assessment of other information that A.G. Edwards considered relevant to its analyses.

  In rendering its opinion, A.G. Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available or furnished to, or otherwise discussed with, A.G. Edwards for the purposes of this opinion as described above. With respect to financial forecasts and/or other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards assumed, and it has been advised by the senior management of Keystone and Republic, that such forecasts and other information were reasonably prepared on a basis that reflects the best currently available estimates and business judgments of the senior management of Keystone and Republic. The Keystone Board has not specifically engaged A.G. Edwards to, and therefore A.G. Edwards has not, verified the accuracy or completeness of any such information nor has A.G. Edwards made any evaluation or appraisal of any assets or liabilities of Keystone or Republic. A.G. Edwards did not express an opinion as to what the value of the Keystone Common Stock will be when issued to the Republic Stockholders pursuant to the Merger or the price at which Keystone Common Stock will trade subsequent to the Merger. A.G. Edwards' opinion is necessarily based upon financial and other conditions and circumstances existing and disclosed to it as of May 22, 1998. A.G. Edwards was not asked to, nor did it, participate in the negotiation of the Exchange Ratio with Republic.

  THE FULL TEXT OF THE WRITTEN OPINION OF A.G. EDWARDS AS OF MAY 22, 1998, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEWS UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. KEYSTONE STOCKHOLDERS ARE URGED TO READ THE OPINION, TOGETHER WITH THE ASSUMPTIONS AND CONSIDERATIONS SET FORTH THEREIN, IN ITS ENTIRETY. A.G. EDWARDS' OPINION IS NECESSARILY BASED ON ECONOMIC, MARKET AND OTHER CONDITIONS AS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO A.G. EDWARDS AS OF, THE DATE THEREOF. A.G. EDWARDS' OPINION AS EXPRESSED HEREIN, IN ANY EVENT, IS LIMITED TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE KEYSTONE STOCKHOLDERS, OF THE MERGER CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY KEYSTONE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE KEYSTONE STOCKHOLDERS MEETING. THE SUMMARY OF THE OPINION OF A.G. EDWARDS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  The following is a summary of the material financial analyses presented by A.G. Edwards to the Board of Directors of Keystone on February 14, 1998 in connection with providing its oral opinion and does not purport to be a complete description of the analyses performed by A.G. Edwards. A.G. Edwards arrived at its opinion based on the results of all of its analyses as a whole and did not draw any specific conclusions from or with regard to any one method of analysis. The ranges of valuations resulting from any particular analysis described below should not be taken to be A.G. Edwards' view of the actual value of Republic.

  Selected Company Analyses. A.G. Edwards reviewed and compared certain financial information relating to Keystone and Republic with publicly available financial and operating information of 12 publicly traded companies (together, the "Selected Companies"). The Selected Companies include AutoZone, Inc., Discount Auto Parts, Eichlin, Inc., Genuine Parts Co., Hahn Automotive, O'Reilly Automotive, Parts Source, Inc., Pep Boys--Manny, Moe and Jack, R&B Inc., Brad Ragen, Inc., Trak Auto Corp. and Tyler Corp. None of the

Selected Companies used in A.G. Edwards' analyses is identical to Keystone or Republic. A.G. Edwards' analyses involved complex considerations and judgments concerning differences in the potential financial and operating characteristics of the Selected Companies and other factors regarding the trading values of the securities of the Selected Companies.

  A.G. Edwards considered among other multiples and ratios: (i) the range (adjusted for Republic) and median (median corresponding to the adjusted range for Republic) of the Selected Companies' market capitalization (defined as market value of common equity, plus book value of debt and preferred stock less cash and cash equivalents) to the four most recent fiscal quarters earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), defined as the "EBITDA Multiple" for Keystone and the "Adjusted EBITDA Multiple" for Republic, and the four most recent fiscal quarters earnings before interest and taxes ("LTM EBIT"), defined as the "EBIT Multiple" for Keystone and the "Adjusted EBIT Multiple" for Republic; (ii) the range (adjusted for Republic) and median (median corresponding to the adjusted range for Republic) of the Selected Companies' common equity market value to estimated earnings (the "Price/Estimated Earnings Multiple" for Keystone, and the "Adjusted Price/Estimated Earnings Multiple" for Republic) for the current fiscal year and for the 1998 fiscal year of the Selected Companies based on FirstCall Corporation research estimates as of February 13, 1998; and (iii) the similarity of the Selected Companies to Keystone and Republic. A.G. Edwards adjusted the range of multiples (and corresponding medians) of the Selected Companies to make comparisons to Republic appropriate.

  A.G. Edwards' analyses indicated that the Selected Companies': (i) EBITDA Multiple ranged from 7.0x to 20.1x, with a median of 9.7x, compared with an EBITDA Multiple of 11.5x for Keystone; (ii) EBIT Multiple ranged from 9.2x to 33.2x, with a median of 13.1x, compared with an EBIT Multiple of 13.8x for Keystone; (iii) current fiscal year Price/Estimated Earnings Multiple ranged from 10.0x to 26.3x, with a median of 17.3x, compared with a current fiscal year Price/Estimated Earnings Multiple of 23.2x for Keystone; and (iv) 1998 Price/Estimated Earnings Multiples ranged from 9.9x to 21.9x, with a median of 16.0x, compared with a 1998 Price/Estimated Earnings Multiple of 18.9x for Keystone. A.G. Edwards' analyses also considered the Selected Companies': (i) LTM EBIT margins, which ranged from 1.3% to 12.1%, with a median of 9.4%, compared with an LTM EBIT margin of 8.2% for Keystone; (ii) LTM EBITDA margins, which ranged from 2.2% to 14.9%, with a median of 10.4%, compared with an LTM EBITDA margin of 9.9% for Keystone; (iii) two-year compound annual growth rate ("CAGR") of sales for the two most recent fiscal years, which ranged from 0.6% to 49.5%, with a median of 14.3%, compared with a two-year CAGR of sales of 21.0% for Keystone.

  A.G. Edwards' analyses indicated that the Selected Companies': (i) Adjusted EBITDA Multiple ranged from 7.0x to 9.7x, with a median of 8.4x, compared with an EBITDA Multiple of 5.9x for Republic; (ii) Adjusted EBIT Multiple ranged from 9.2x to 11.7x, with a median of 10.5x, compared with an EBIT Multiple of 8.5x for Republic; (iii) current fiscal year Adjusted Price/Estimated Earnings Multiple ranged from 10.0x to 13.7x, with a median of 11.9x, compared with a current fiscal year Price/Estimated Earnings Multiple of 15.3x for Republic; and (iv) 1998 Adjusted Price/Estimated Earnings Multiples ranged from 9.9x to 13.2x, with a median of 11.6x, compared with a 1998 Price/Estimated Earnings Multiple of 12.7x for Republic. A.G. Edwards' analyses also considered the Selected Companies': (i) LTM EBIT margins, which ranged from 1.3% to 12.1%, with a median of 9.4%, compared with an LTM EBIT margin of 4.8% for Republic;
(ii) LTM EBITDA margins, which ranged from 2.2% to 14.9%, with a median of 10.4%, compared with an LTM EBITDA margin of 7.0% for Republic; (iii) two-year CAGR of sales for the two most recent fiscal years, which ranged from 0.6% to 49.5%, with a median of 14.3%, compared with a two-year CAGR of sales of 15.6% for Republic.

  Selected Transaction Analyses. A.G. Edwards analyzed certain available information relating to 50 selected precedent transactions involving automotive aftermarket companies completed since May 1995 (the "Selected Transactions"), in which the purchaser owned 100% of the equity of the seller on a pro forma basis. Among other things, A.G. Edwards analyzed: (i) an adjusted range and median of the transaction price (defined as common equity value to be paid, the "Transaction Price") as a multiple of the four most recent fiscal quarters ("LTM") earnings; (ii) an adjusted range and median of the aggregate purchase price (defined as common equity value, plus the book value of debt and preferred stock to be assumed less cash and cash equivalents, the "Aggregate Purchase Price") to LTM sales, LTM EBITDA and LTM EBIT. A subset of 23 of the Selected

Transactions did not have available data and therefore were excluded from the Transaction Price and Aggregate Purchase Price multiple analyses. For both the Transaction Price and Aggregate Purchase Price multiples, A.G. Edwards adjusted the range of multiples (and corresponding medians) to make comparisons to Republic appropriate.

  The Selected Transactions included in the Transaction Price and Aggregate Purchase Price multiples analyses were (buyer listed first and division description listed in parentheses): O'Reilly Automotive, Inc./Hi-Lo Automotive, Inc.; Keystone Automotive Industries, Inc./Inteuro Parts Distributors, Inc.; Lund International/Deflecta-Shield Corporation; Global Motorsport Group/Chrome Specialties, Inc.; Spartech Corporation/Echlin, Inc. (Preferred Plastic Sheet); Oxford Automotive, Inc./Howell Industries, Inc.; Hayes Wheels International/Lemmerz Holding GmbH; Tomkins Plc/Stant Corporation; Tower Automotive, Inc./A.O. Smith Corp. (Automotive Products Div.); Keystone Automotive Industries, Inc./North Star Plating Co.; Magna International/Douglas & Lomason Company; Turbodyne Technologies, Inc./Pacific Baja Metals Holdings Inc.; TBC Corporation/Big O Tires, Inc.; Drew Industries, Inc./Shoals Supply Inc.; APS Holding Corporation/Parts, Inc.; Brainerd International Inc./Colonel's Inc.; Echlin, Inc./American Electronic Components; Republic Automotive Parts, Inc./Beacon Auto Parts; Douglas & Lomason Company/Bestop, Inc.; Johnstown America Industries/Bestrom Seating, Inc.; Echlin, Inc./Preferred Technical Group Int'l; Mark IV Industries/Purolator Products Co.; APS Holding Corporation/Sieg Company; Stant Corporation/Fedco Automotive Components Company; Deflecta-Shield Corp./Delta III; Deflecta-Shield Corp./Trailmaster Products, Inc. (Ashton Corp.); Republic Automotive Parts, Inc./AEA (Automotive Parts Dist. Business).

  A.G. Edwards' analyses indicated that the Selected Transactions': (i) adjusted Transaction Price as a multiple of LTM earnings ranged from 10.2x to 17.7x, with a median of 14.0x, compared with 19.8x implied for the Merger using the closing stock price for Keystone Common Stock on February 13, 1998;
(ii) adjusted Aggregate Purchase Price as a multiple of LTM sales ranged from 0.4x to 1.0x, with a median of 0.7x, compared with 0.5x implied for the Merger using the closing price for Keystone Common Stock on February 13, 1998; (iii) adjusted Aggregate Purchase price as a multiple of LTM EBITDA ranged from 5.9x to 10.4x, with a median of 8.2x, compared with 7.9x implied for the Merger using the closing price for Keystone Common Stock on February 13, 1998; and
(iv) adjusted Aggregate Purchase Price as a multiple of LTM EBIT ranged from 8.8x to 12.2x, with a median of 10.5x, compared with 10.4x implied for the Merger using the closing price for Keystone Common Stock on February 13, 1998.

  No transaction used in A.G. Edwards' analyses is identical to the Merger. A.G. Edwards' analyses involved complex considerations and judgments concerning differences in acquisition values of the comparable transactions.

  Pro Forma Merger Analyses. A.G. Edwards prepared pro forma analyses of the impact of the Merger on the Keystone Stockholders. Using actual earnings for calendar year 1997 and First Call Corporation research estimates for calendar year 1998 for Keystone, and earnings estimates for calendar year 1998 for Republic, prepared by Republic's management and as adjusted by A.G. Edwards, along with certain other estimates and assumptions, A.G. Edwards estimated the impact of the Merger on the Keystone Stockholders. A.G. Edwards adjusted Republic's calendar year 1997 and 1998 earnings estimates provided by Republic's management to account for, among other assumptions, operating synergies created by the Merger, the risk of achieving forecasted performance, and the possible divestiture of Republic's Distribution Centers/Stores business segment after the closing of the Merger. Both purchase and pooling accounting scenarios were reviewed. A.G. Edwards' analyses indicated that if the Merger was accounted for: (i) as a purchase, at a price range of $19.00 to $26.00 per share of Keystone Common Stock, the Merger would be accretive to Keystone calendar year 1997 earnings per share in a range of 16.0% to 2.9%, and would be accretive to dilutive to Keystone calendar year 1998 estimated earnings per share in a range of 15.4% to (7.7)%; and (ii) as a pooling of interests, at a price range of $19.00 to $26.00 per share of Keystone Common Stock, the Merger would be accretive to Keystone calendar year 1997 earnings per share in a range of 17.7% to 14.9%, and would be accretive to Keystone calendar year 1998 estimated earnings per share in a range of 16.8% to 1.9%. Accretion/dilution for calendar year 1997 and calendar year 1998 was calculated as the percentage change from the calendar year 1997 Keystone earnings per

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

share to the pro forma calendar year 1997 earnings per share, and the calendar year 1998 Keystone estimated earnings per share to the pro forma calendar year 1998 estimated earnings per share, respectively.

  Change of Control Stock Price Premium Analyses. A change of control stock price premium is the percentage increase in the price of a stock from a specific period prior to the announcement of a change of control transaction to the price paid per share of stock in the transaction. A.G. Edwards reviewed the trading history of Republic Common Stock at periods of five days, 30 days and 60 days prior to rendering its opinion to the Keystone Board on February 14, 1998, as a basis for determining a range of prices that could be expected to be paid in a transaction that changes control of Republic. A.G. Edwards also reviewed selected change of control transactions from a large database of manufacturing and distribution companies to determine a range of historic median change of control stock price premiums ("Control Premiums") at periods of five days, 30 days and 60 days prior to the announcement of each transaction. A.G. Edwards then applied these Control Premiums to Republic's stock price levels at periods of five days, 30 days and 60 days prior to rendering its opinion to the Keystone Board on February 14, 1998.

  A.G. Edwards' analyses indicated that the Control Premiums over trading levels at periods of five days, 30 days and 60 days prior to the announcement of the change of control transactions were in a range of 25% to 35%. A.G. Edwards' analyses also indicated that applying the range of Control Premiums to Republic's closing stock price five days, 30 days and 60 days prior to A.G. Edwards rendering its opinion to the Keystone Board on February 14, 1998, yields stock price ranges of $16.56 to $17.89, $16.56 to $17.89 and $17.50 to $18.90, respectively.

  Other Information Considered and Analyses. In rendering its opinion, A.G. Edwards considered other information and conducted certain other analyses including, among other things, a review of: (i) the history of the trading prices and volume for Keystone Common Stock and Republic Common Stock, respectively; (ii) the historical ratio of the daily closing price of Keystone Common Stock and Republic Common Stock over a twelve-month period ending February 13, 1998; (iii) the publicly reported share holdings of Keystone Common Stock and Republic Common Stock, respectively; and (iv) selected published analyst reports on Keystone and Republic and certain of the Selected Companies including analysts' estimates as to the earnings growth potential of each of the individual companies discussed in such reports.

  The preparation of a fairness opinion is not necessarily susceptible to partial analyses and the summary set forth above must be considered as a whole. Furthermore, selecting portions of such analyses or of the above summary, without considering all factors and analyses would create an incomplete view of the processes underlying the analyses set forth in A.G. Edwards' fairness opinion. In arriving at its fairness opinion, A.G. Edwards considered the results of all such analyses and did not attribute any particular weight to any analysis or factor considered by it.

  In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance and general business and economic conditions, which are beyond the control of Keystone or Republic. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness of the Merger Consideration, from a financial point of view, to the Keystone Stockholders, and were provided to the Keystone Board in connection with the delivery of A.G. Edwards' fairness opinion. In addition, as described above, A.G. Edwards' opinion and presentation to the Keystone Board was one of many factors taken into consideration by the Keystone Board of in making its determination to approve the Merger Agreement. A.G. Edwards' opinion does not address the relative merits of the Merger as compared to any alternative business transactions in which Keystone might engage.

  Terms of A.G. Edwards' Engagement. The terms of engagement of A.G. Edwards by Keystone are set forth in a letter agreement between A.G. Edwards and Keystone (the "A.G. Edwards Engagement Letter"). Pursuant to the terms of the A.G. Edwards Engagement Letter, as compensation for rendering its fairness opinion to the Keystone Board, Keystone has paid A.G. Edwards a fee of $250,000. In addition, Keystone has agreed to

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

reimburse A.G. Edwards for the reasonable fees of A.G. Edwards' counsel, and for A.G. Edwards' travel and out-of-pocket expenses incurred in connection with its engagement. Keystone has agreed to indemnify A.G. Edwards against certain liabilities in connection with the engagement of A.G. Edwards.

 Republic

  On April 15, 1998, at the request of the Republic Board, SGSC rendered its oral opinion to the Republic Board (subsequently confirmed by delivery of a written opinion dated May 18, 1998) to the effect that, as of the date of such opinion, and subject to the various assumptions and limitations set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the Republic Stockholders (other than Keystone or any of its affiliates).

  THE FULL TEXT OF THE OPINION OF SGSC, DATED MAY 18, 1998, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SGSC, IS ATTACHED AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF REPUBLIC COMMON STOCK ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE OPINION OF SGSC IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT ADDRESS THE UNDERLYING DECISION BY REPUBLIC TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF REPUBLIC COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE REPUBLIC PROPOSAL. FURTHERMORE, SGSC EXPRESSES NO VIEW AS TO THE PRICE OR TRADING RANGE FOR SHARES OF KEYSTONE COMMON STOCK FOLLOWING THE CONSUMMATION OF THE MERGER. THE SUMMARY SET FORTH HEREIN OF THE OPINION OF SGSC IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS APPENDIX III.

  In connection with its opinion, SGSC reviewed and considered such financial and other matters as it deemed relevant, including, among other things: (i) the Merger Agreement; (ii) certain publicly available information for Republic and Keystone, including each of the annual reports of Republic and Keystone filed on Form 10-K for the years ended December 31, 1996 and December 31, 1997 in the case of Republic, and for the year ended March 28, 1997 in the case of Keystone, and the quarterly report of Keystone filed on Form 10-Q for the quarter ended December 26, 1997; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning Republic and Keystone furnished to SGSC by the respective managements of Republic and Keystone; (iv) discussions SGSC has had with certain members of the managements of each of Republic and Keystone concerning the historical and current business operations, financial conditions and prospects of Republic and Keystone and such other matters SGSC deemed relevant; (v) the reported price and trading histories of the shares of Republic Common Stock and Keystone Common Stock as compared to the reported price and trading histories of certain publicly traded companies SGSC deemed relevant; (vi) the respective financial conditions of Republic and Keystone as compared to the financial conditions of certain other companies SGSC deemed relevant; (vii) certain financial terms of the Merger as compared to the financial terms of selected other business combinations SGSC deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that SGSC deemed relevant for the purposes of its opinion.

  In conducting its review and arriving at its opinion, SGSC, with Republic's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information that was provided to SGSC by Republic and Keystone, respectively, or publicly available, and SGSC did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. SGSC, with Republic's consent, assumed that the financial forecasts which it examined were reasonably prepared by the respective managements of Republic and Keystone on bases reflecting the best currently available estimates and good faith judgments of such managements as to the competitive, operating and regulatory environments and the related financial performance of Republic and Keystone, as the case may be, for the relevant periods. SGSC was informed by Republic, and has assumed, that the Merger will qualify as

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

a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. SGSC also assumed that the Merger will be consummated on the terms and conditions set forth in the Merger Agreement, without waiver or amendment of such terms and conditions. SGSC did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Republic or Keystone, nor was it furnished with any such materials. SGSC's services to Republic with respect to the Merger were comprised solely of providing financial advisory services, as described in the SGSC Engagement Letter (as defined below). Additionally, SGSC was engaged solely for purposes of rendering an opinion as to the fairness, from a financial point of view, of the Exchange Ratio, to the Republic Stockholders (other than Keystone or any of its affiliates) and SGSC was not authorized or requested to, and did not, solicit alternative offers for Republic or its assets, nor did SGSC investigate any alternative transactions that may be available to Republic. The opinion of SGSC is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SGSC on the date thereof.

  In connection with rendering its opinion to the Republic Board, SGSC performed a variety of financial analyses which are summarized below. The following summary does not purport to be a complete description of all the analyses performed and factors considered by SGSC in connection with its opinion. SGSC believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying SGSC's opinion. SGSC arrived at its ultimate opinion based on the results of all the analyses undertaken by it and assessed as a whole, and did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected acquisitions summarized below, no company utilized as a comparison is either identical or directly comparable to Republic or Keystone and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading or acquisition values of the companies concerned. The estimates of future performance of Republic and Keystone provided by the respective managements of Republic and Keystone in or underlying SGSC's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. In performing its analyses, SGSC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Republic or Keystone. Estimates of values of companies or assets do not purport to be appraisals or necessarily to reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by SGSC was assigned a greater significance by SGSC than any other.

  SGSC discussed with the respective managements of Republic and Keystone internal earnings estimates for Republic and Keystone, respectively, and certain other prospective information. Republic and Keystone do not publicly disclose internal management estimates of the type provided to SGSC in connection with its review of the financial terms of the Merger. Such estimates were preliminary in nature, prepared solely for internal purposes, and are subjective in many respects and are, therefore, susceptible to interpretations and periodic revisions based on actual experience and business developments. Such estimates were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, regulatory and competitive conditions. Accordingly, actual results could vary significantly from those reflected in such estimates.

  The following is a brief summary of the analyses performed by SGSC and reviewed with the Republic Board in connection with its opinion.

  Comparative Stock Price Performance--SGSC reviewed the recent stock market performance of Republic Common Stock and Keystone Common Stock and compared such performance to that of the S&P 500 Index, the S&P Auto Parts and Equipment Index and a group of selected publicly traded companies deemed relevant by SGSC for the purposes of its analysis: AutoZone, Inc., Discount Auto Parts, Inc., Genuine Parts Company, Hahn

Automotive Warehouse, Inc., Motorcar Parts and Accessories, Inc., O'Reilly Automotive, Inc., The Pep Boys Manny, Moe & Jack, TBC Corporation, Republic and Keystone (collectively, the "Automotive Aftermarket Companies"). SGSC observed that over the period from June 21, 1996 to April 9, 1998, Republic Common Stock underperformed Keystone Common Stock by 109.8%, over the period from January 3, 1995 to April 9, 1998, underperformed an equal-weighted index of the Automotive Aftermarket Companies (excluding Republic), the S&P 500 Index and the S&P Auto Parts and Equipment Index by 31.3%, 101.4% and 40.9%, respectively, and over the period from April 9, 1997 to April 9, 1998, underperformed Keystone Common Stock, an equal-weighted index of the common stocks of the Automotive Aftermarket Companies (excluding Republic), the S&P 500 Index and the S&P Auto Parts and Equipment Index by 39.7%, 14.0%, 30.1% and 20.8%, respectively. SGSC also observed that over the period from June 21, 1996 to April 9, 1998, Keystone Common Stock outperformed an equal-weighted index of the Automotive Aftermarket Companies (excluding Keystone), the S&P 500 Index and the S&P Auto Parts and Equipment Index by 116.0%, 71.7% and 95.1%, respectively, and over the period from April 9, 1997 to April 9, 1998, outperformed an equal-weighted index of the Automotive Aftermarket Companies (excluding Keystone), the S&P 500 Index and the S&P Auto Parts and Equipment Index by 29.7%, 9.6% and 18.9%, respectively.

  Analysis of Selected Publicly Traded Companies--SGSC compared certain financial information and operating statistics of Republic with corresponding financial information and operating statistics of each of the Automotive Aftermarket Companies (excluding Republic), and certain financial information and operating statistics of Keystone with corresponding financial information and operating statistics for each of the Automotive Aftermarket Companies (excluding Keystone). Such financial information and operating statistics included, among other things, certain historical profitability margins, certain historical and projected growth rates, market values of equity, total enterprise values and certain implied financial multiples. Among other things, this analysis indicated that the implied financial multiples for (i) the Automotive Aftermarket Companies, excluding Republic, were as follows: (a) total enterprise value as a multiple of last twelve months net sales ranged from 1.89x to 0.50x, with a median of 1.29x and an average of 1.22x; (b) total enterprise value as a multiple of last twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged from 13.7x to 7.6x, with a median of 10.4x and an average of 10.6x; (c) total enterprise value as a multiple of last twelve months earnings before interest and taxes ("EBIT") ranged from 16.6x to 9.4x, with a median of 11.8x and an average of 13.0x; (d) market price as a multiple of last twelve months earnings per share ("EPS") ranged from 27.3x to 11.8x, with a median of 19.5x and an average of 19.8x; and (e) market price as a multiple of estimated calendar 1998 EPS ranged from 21.5x to 10.3x, with a median of 17.9x and an average of 17.0x; and (ii) for the Automotive Aftermarket Companies, excluding Keystone, were as follows: (a) total enterprise value as a multiple of last twelve months net sales ranged from 1.89x to 0.47x, with a median of 1.15x and an average of 1.12x; (b) total enterprise value as a multiple of last twelve months EBITDA ranged from 13.2x to 7.6x, with a median of 10.3x and an average of 9.9x; (c) total enterprise value as a multiple of last twelve months EBIT ranged from 16.2x to 9.4x, with a median of 11.6x and an average of 12.5x; (d) market price as a multiple of last twelve months EPS ranged from 27.3x to 11.8x, with a median of 18.7x and an average of 19.1x; and (e) market price as a multiple of estimated calendar 1998 EPS ranged from 20.6x to 10.3x, with a median of 17.3x and an average of 16.4x. SGSC observed that the implied financial multiples based on closing market prices on February 17, 1998 (one day prior to the announcement of the transaction) (i) for Republic were as follows: (a) total enterprise value as a multiple of last twelve months net sales of 0.37x (0.45x based on the Exchange Ratio and a closing price for Keystone Common Stock of $22.50 on February 17,
1998); (b) total enterprise value as a multiple of last twelve months EBITDA of 6.0x (7.4x based on the Exchange Ratio and a closing price for Keystone Common Stock of $22.50 on February 17, 1998); (c) total enterprise value as a multiple of last twelve months EBIT of 9.1x (11.3x based on the Exchange Ratio and a closing price for Keystone Common Stock of $22.50 on February 17, 1998);
(d) market price as a multiple of last twelve months EPS of 13.6x (18.1x based on the Exchange Ratio and a closing price for Keystone Common Stock of $22.50 on February 17, 1998); and (e) market price as a multiple of estimated calendar 1998 EPS of 12.5x (16.7x based on the Exchange Ratio and a closing price for Keystone Common Stock of $22.50 on February 17, 1998); and (ii) for Keystone were as follows: (a) total enterprise value as a multiple of last twelve months net sales of 1.27x; (b) total enterprise value as a multiple of last twelve months EBITDA of 12.7x; (c) total enterprise value as a multiple of last twelve months EBIT of 15.5x; (d) market price as a multiple of last twelve months EPS of 23.1x; and (e) market price as a multiple of estimated calendar 1998 EPS of 20.1x. All EPS estimates for the Automotive Aftermarket Companies (excluding Republic and Keystone) were based on publicly available, consensus analyst estimates as reported by First Call Corporation, and EPS estimates for Republic and Keystone were based on the estimates of the respective managements of such companies. All implied financial multiples, except those noted above, were based on closing market prices on April 9, 1998.

  Analysis of Selected Acquisitions--SGSC reviewed 13 selected merger and acquisition transactions involving automotive aftermarket distributors, all of which were announced since the beginning of 1993 (the "Selected Acquisitions"). SGSC analyzed the equity purchase price, total enterprise value, certain implied financial multiples and the premiums over prevailing market prices based on certain public information for each of the Selected Acquisitions. This analysis indicated that the implied financial multiples of the Selected Acquisitions were as follows: (a) total enterprise value as a multiple of last twelve months net sales ranged from 1.29x to 0.32x, with a median of 0.55x and an average of 0.59x; (b) total enterprise value as a multiple of last twelve months EBITDA ranged from 14.0x to 7.5x, with a median of 10.0x and an average of 10.4x; (c) total enterprise value as a multiple of last twelve months EBIT ranged from 19.6x to 9.2x, with a median of 11.7x and an average of 14.3x; and (d) equity purchase price as a multiple of last twelve months net income ranged from 30.4x to 16.6x, with a median of 20.5x and an average of 22.6x. Additionally, this analysis indicated that the premiums represented by the purchase price to the market price of the subject company in the Selected Acquisitions one day and four weeks prior to the announcement of the subject transaction ranged from 33.8% to 20.0%, with a median of 25.5% and an average of 26.4%, and from 58.2% to 22.2%, with a median of 42.2% and an average of 40.9%, respectively. SGSC observed that the financial multiples of Republic implied by the Exchange Ratio and based on a closing price for Keystone Common Stock of $24.13 on April 9, 1998, were:
(i) total enterprise value as a multiple of last twelve months net sales of 0.48x; (ii) total enterprise value as a multiple of last twelve months EBITDA of 7.8x; (iii) total enterprise value as a multiple of last twelve months EBIT of 11.9x; and (iv) equity purchase price as a multiple of last twelve months net income of 20.1x. Additionally, SGSC observed that the premiums to the market price of Republic Common Stock on February 17, 1998 (one day prior to the announcement of the transaction), and four weeks prior to February 17, 1998, implied by the Exchange Ratio and a closing price for Keystone Common Stock of $24.13 on April 9, 1998, were 42.6% and 39.1%, respectively.

  In addition, SGSC reviewed 16 selected merger and acquisition transactions involving publicly traded automotive parts and equipment companies, all of which were announced since the beginning of 1991 (the "Selected Publicly Traded Automotive Parts and Equipment Company Acquisitions"), and analyzed the premiums paid over prevailing market prices in such transactions. This analysis indicated that the median and average premiums represented by the purchase price to the market price of the subject company one day and four weeks prior to the announcement of the subject transaction for the Selected Publicly Traded Automotive Parts and Equipment Company Acquisitions were 22.0% and 22.7%, respectively, and 43.0% and 42.8%, respectively. SGSC observed that the premiums to the market price of Republic Common Stock on February 17, 1998 (one day prior to the announcement of the transaction), and four weeks prior to February 17, 1998, implied by the Exchange Ratio and a closing price for Keystone Common Stock of $24.13 on April 9, 1998, were 42.6% and 39.1%, respectively.

  Discounted Cash Flow Analysis. SGSC performed a discounted cash flow analysis using financial forecasts furnished by Republic's management for each of the calendar years 1998 through 2002. Based on such forecasts, SGSC calculated Republic's EBIT and Free Cash Flow (defined for this purpose as forecasted unleveraged net income adjusted for forecasted depreciation and amortization, forecasted capital expenditures and forecasted working capital requirements) for 1998 through 2002. SGSC discounted such stream of Free Cash Flows back to December 31, 1997, using discount rates ranging from 10.0% to 12.0%. To estimate the residual value of Republic at the end of 2002, SGSC applied terminal multiples of 7.5x to 9.5x to the forecasted 2002 EBIT and discounted such value estimates back to December 31, 1997, using discount rates ranging from 10.0% to 12.0%. SGSC determined the range of discount rates and terminal multiples based on a variety of factors, including, among other things, analyses of the estimated cost of capital of Republic, the range of market multiples for the Automotive Aftermarket Companies and general market conditions. SGSC then added the present values of the Free Cash Flows and the present values of the residual values to derive a range of implied enterprise values for Republic. These calculations resulted in implied values per share of Republic Common Stock ranging from $12.67 to $18.94. SGSC also performed a discounted cash flow analysis using financial forecasts furnished by Keystone's management for each of the fiscal years 1998 through 2003. Based on such forecasts, SGSC calculated Keystone's EBIT and Free Cash Flow for 1998 through 2003. SGSC discounted such stream of Free Cash Flows back to December 31, 1997, using discount rates ranging from 10.0% to 12.0% To estimate the residual value of Keystone at the end of 2003, SGSC applied terminal multiples of 9.0x to 11.0x to the forecasted 2003 EBIT and discounted such value estimates back to December 31, 1997, using discount rates ranging 10.0% to 12.0%. SGSC determined the range of discount rates and terminal multiples based on a variety of factors, including, among other things, analyses of the estimated cost of capital of Keystone, the range of market multiples for the Automotive Aftermarket Companies and general market conditions. SGSC then added the present values of the Free Cash Flows and the present values of the residual values to derive a range of implied enterprise values for Keystone. These calculations resulted in implied values per share of Keystone Common Stock ranging from $20.66 to $27.07.

  Exchange Ratio Analysis--SGSC reviewed the ratios of the prices of Republic Common Stock to Keystone Common Stock over various periods ending February 17, 1998 (one day prior to the announcement of the transaction), and calculated the premium represented by the Exchange Ratio to these ratios. The ratios of closing stock prices of Republic Common Stock to Keystone Common Stock for the various periods ending February 17, 1998, were 0.825 for the average of the previous year, 0.685 for the average of the previous six months, 0.627 for the average of the previous three months, 0.616 for the average of the previous two months, 0.610 for the average of the previous one month, 0.522 for the 52-week low, 1.129 for the 52-week high, 0.631 for the day four weeks prior to February 17, 1998, and 0.601 on February 17, 1998. SGSC observed that the Exchange Ratio represented premiums/(discounts) of (3.1)%, 16.8%, 27.6%, 29.9%, 31.2%, 53.3%, (29.1)%, 26.8% and 33.0%, respectively, to the aforementioned ratios of the prices of Republic Common Stock to Keystone Common Stock.

  Contribution Analysis--SGSC analyzed the pro forma contribution of each of Republic and Keystone to the resultant combined company if the Merger were to be consummated. Such analysis was based on historical information and the estimates of the respective managements of Republic and Keystone. Such analysis indicated that for the calendar years 1997, 1998 and 1999, Republic would contribute approximately 42.4%, 38.4% and 36.9%, respectively, of the net sales of the combined company, approximately 31.1%, 26.6% and 24.3%, respectively, of the EBITDA of the combined company, approximately 26.5%, 23.5% and 22.2%, respectively, of the EBIT of the combined company and approximately 21.8%, 19.2% and 18.6%, respectively, of the net income of the combined company. SGSC observed that the Exchange Ratio implied pro forma ownership of the outstanding common stock of the combined company of 15.7% for holders of Republic Common Stock and pro forma ownership of the outstanding common stock of the combined company, adjusted to include options outstanding for each of Republic and Keystone, of 16.4% for holders of Republic Common Stock.

  Pro Forma Merger Analysis--SGSC analyzed certain pro forma financial effects resulting from the Merger, including the impact of the Merger on Keystone's projected EPS for the calendar years 1998 and 1999. Based on the estimates of the respective managements of Republic and Keystone and the Exchange Ratio, and assuming that the Merger is treated as a purchase for accounting purposes, the results of the pro forma merger analysis suggest that, without giving effect to any potential operating synergies that may result from the Merger, the Merger will be moderately accretive to Keystone's EPS in each of the calendar years 1998 and 1999. The actual results achieved by the combined company could vary from projected results and the variations could be material.

  SGSC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements, public financings and valuations for corporate, estate and other purposes.

  Republic and SGSC have entered into a letter agreement, dated April 14, 1998 (the "SGSC Engagement Letter"), relating to the services to be provided by SGSC to Republic in connection with the Merger. Pursuant to the SGSC Engagement Letter, Republic has agreed to pay SGSC for its services a fee of $250,000 in connection with the delivery of the opinion of SGSC, payable at the closing of the Merger. In addition, Republic has agreed to reimburse SGSC for its expenses, including the reasonable fees and disbursements of its counsel. Pursuant to an additional letter dated April 14, 1998, Republic also has agreed to indemnify SGSC against certain liabilities, including liabilities under the federal securities laws arising in connection with its engagement by Republic.
  In the ordinary course of business, SGSC and its affiliates actively trade securities and may, from time to time, trade the securities of Republic and Keystone for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Salary Continuation Agreements. Five executive officers have entered into salary continuation agreements (the "Salary Continuation Agreements") with Republic which provide for certain benefits following a change in control of Republic (such as the Merger) in certain circumstances. These Salary Continuation Agreements were entered into on April 26, 1990 in the cases of Mr. Thompson and Mr. Hauk and December 11, 1997 in the cases of Mr. Rutkowski, Mr. Goetsch and Mr. Dainora and provide, in general, that in the event a third party takes any steps to effect a change in control (as defined therein) of Republic, the executive agrees not to voluntarily leave the employ of Republic and to continue to render services to Republic until the third party has abandoned or terminated the effort to effect the change in control or until the change in control has been consummated. In the event the executive fulfills this condition, Republic agrees to pay him Severance Benefits (as defined below) if there is an Involuntary Termination (as defined below) of the executive within a specified period of time following the consummation of the change in control. For Mr. Thompson and Mr. Hauk the specified period is two years and for Mr. Rutkowski, Mr. Goetsch and Mr. Dainora the specified period is one year. An Involuntary Termination is defined as (i) a termination by Republic of the executive's employment other than as a result of his death, disability or attaining normal retirement age or (ii) a termination of the executive's employment by the executive after any reduction in his base salary, any material reduction in his fringe benefits, his relocation to a location outside a 50 mile radius of his current office without his consent, a material decrease in his responsibilities or authority or any other material adverse change in the condition of his employment. The Severance Benefits consist of (i) the continued periodic payment of the executive's then-current annual base salary and fringe benefits for the specified period and (ii) the acceleration of the exercisability of all unexercisable stock options held by the executive to be effective immediately prior to or concurrently with the occurrence of the change in control. The Severance Benefits payable to Mr. Thompson and Mr. Hauk are not subject to any offset for amounts earned by them from other employers, but the Severance Benefits payable to Mr. Rutkowski, Mr. Goetsch and Mr. Dainora are subject to offset on a dollar-for-dollar basis beginning six months following the date of the Involuntary Termination to the extent of any salary or fringe benefits received by the executive from another employer. In the event of the death of the executive during the period Severance Benefits are payable to him, all remaining Severance Benefits are payable to his designee, or if there is no such designee, to his estate.

  Performance Share Agreements. Edgar Berner, Chairman of the Board of Republic, entered into a Performance Share Agreement dated September 21, 1989. The agreement provides an award cycle commencing September 21, 1989, and continuing until September 21, 1999. The program target is to compensate and retain Mr. Berner as Chairman of Republic. If Mr. Berner is employed as Chairman of Republic on September 21, 1999, the program target will have been 100% met. All performance shares will be forfeited by Mr. Berner in the event that he terminates his employment with Republic prior to a "Terminating Event." A "Terminating Event" is defined as one of the following occurrences:
(i) the program target is considered to have been 100% met as provided above;
(ii) Mr. Berner is terminated by Republic for any reason as Chairman; (iii) Mr. Berner dies while he is an employee of Republic or (iv) there is a change in control of Republic (such as the Merger). The initial award was 65,760 shares of Republic Common Stock plus an additional amount of shares of Republic Common Stock equivalent to 12% per annum of such number of shares, as compounded, calculated with the starting date of September 21, 1990 and prorated over the number of days which have elapsed subsequent to such date and prior to the date the Terminating Event occurs. Effective August 2, 1993, Mr. Berner's interest in the performance share program was transferred to an irrevocable trust, of which he is neither a trustee nor a beneficiary, for the benefit of his descendants. Effective April 3, 1997, Mr. Berner's performance share program was amended to include a provision providing for earlier payment if there is a change in control (such as the Merger) of the Company prior to September 21, 1999. The amount so payable would be equal to the benefits forfeited under the performance share program granted on September 21, 1989 as a result of a change in control occurring prior to September 21, 1999.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price, including costs directly related to the Merger, will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of consummation, with any excess purchase consideration allocated to cost in excess of net assets acquired. The operating results of Republic will be included with those of Keystone from the date of consummation. See "Unaudited Pro Forma Combined Condensed Financial Statements." Keystone is electing to account for the Merger as a purchase so that it will have the flexibility to divest some or all of Republic's business involving the distribution of mechanical replacement parts for automobiles, trucks, vans, snowmobiles, motorcycles and farm and marine equipment, during the first two years after completion of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general description of the material United States federal income tax consequences of the Merger to a Republic Stockholder. Because Keystone Stockholders immediately before the Merger will not be required to exchange or otherwise dispose of their shares in Keystone as a result of the Merger, the Merger will not cause any United States federal income tax consequences to such stockholders by virtue of their ownership of Keystone Common Stock.

  The income tax discussion set forth in this section is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations issued thereunder, administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly retroactively, and any such change could affect the continuing validity of the discussion. The discussion does not address all aspects of United States federal income taxation that may be important to particular stockholders who are subject to special treatment under United States federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations and stockholders who are not citizens or residents of the United States or who acquired their Republic Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. The effects of any applicable foreign, state, local or other tax laws are also not addressed. In addition, this discussion assumes that Republic Stockholders hold their shares of Republic Common Stock as capital assets, as defined in the Code. Republic Stockholders should consult their own tax advisors as to the particular tax consequences of the Merger to them, including income tax return reporting requirements, the applicability and effect of foreign, state, local and other tax laws, and the effect of any proposed change in the tax law.

  The Merger is conditioned on the receipt by Republic of an opinion from its tax counsel, Patterson, Belknap, substantially to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes. It is the opinion of Patterson Belknap that, assuming the Merger qualifies as a reorganization, the Merger will have the following principal United States federal income tax consequences:

  . no gain or loss will be recognized by Republic Stockholders upon their receipt in the Merger of Keystone Common Stock in exchange for their Republic Common Stock;

  . the tax basis of new Keystone Common Stock received in the Merger by a Republic Stockholder will be the same as the basis to the stockholder of the Republic Common Stock exchanged therefor;

  . the holding period for Keystone Common Stock received by a Republic Stockholder in the Merger will include the holding period of such stockholder in the Republic Common Stock exchanged therefor, provided that the Republic Common Stock is held as a capital asset at the Effective Time; and

  . if a Republic Stockholder receives cash in lieu of the issuance of a fractional share of Keystone Common Stock, such cash amount will be treated as received in exchange for a fractional share of Keystone Common Stock; gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Keystone Common Stock reduced by the portion of the stockholder's tax basis in the shares of Republic Common Stock exchanged that is allocable to such fractional share of Keystone Common Stock; and such gain or loss will be a capital gain or loss, provided that the Republic Common Stock is held by such stockholder as a capital asset at the Effective Time.

  The foregoing tax opinion will be based on certain factual assumptions and on representations made by Keystone and Republic. The tax opinion cannot be relied upon if any of such factual assumptions is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested, and the tax opinion will not be binding upon the Internal Revenue Service or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a tax-free reorganization, each Republic Stockholder will recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the Keystone Common Stock received at the time of the Merger and such stockholder's basis in the Republic Common Stock exchanged therefor.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX EFFECTS OF THE MERGER. REPUBLIC STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

  Any cash payments to which a Republic Stockholder or other payee is entitled pursuant to the Merger will be subject to backup withholding at a rate of 31% unless either (i) the stockholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct or (ii) an exemption from backup withholding applies under the applicable law and regulations.

RESALE RESTRICTIONS

  All shares of Keystone Common Stock received by Republic Stockholders in the Merger will be freely transferable, except that shares of Keystone Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Republic at the time of the Republic Stockholders Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Keystone) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Republic or Keystone generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party, as well as principal stockholders of such party.

AFFILIATE AGREEMENTS

  Keystone. The Merger Agreement requires Keystone to exercise all reasonable efforts to cause each of its executive officers and directors to execute the affiliate agreement, which is attached to the Merger Agreement as Exhibit C, which provides that each such person will vote all shares of Keystone Common Stock as to which the person has shared or sole voting power (x) for the approval of the Merger Agreement, the Merger and the related transactions and
(y) against any amendment to the Keystone Charter or Bylaws and any other merger or acquisition or any other proposal or transaction which would in any manner frustrate or prevent the Merger.

  Republic. The Merger Agreement requires Republic to exercise all reasonable efforts to cause each of its executive officers and directors to execute the affiliate agreement, which is attached to the Merger Agreement as Exhibit B, which provides that each such person will not offer to sell, transfer or otherwise dispose of any of the shares of Keystone Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or (b) such person delivers to Keystone an opinion of legal counsel that such sale, transfer or other disposition is exempt from the registration under the Securities Act.

  In addition, each of such executive officers and directors agrees (i) to recommend to the Republic Stockholders that they approve the Merger Agreement and reject any third party competing offers, unless the Republic Board determines in good faith that doing so would result in a breach of their fiduciary duties under applicable law and (ii) to vote all shares of Republic Common Stock as to which such person has shared or sole voting power (x) for the approval of the Merger Agreement, the Merger and the related transactions and (y) against any amendment to the Republic Certificate or bylaws and any competing transaction or other proposal which would in any manner frustrate or prevent the Merger.

STOCK OPTION AGREEMENT

  General. Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement for Keystone to enter into the Merger Agreement, Keystone and Republic entered into the stock option agreement (the "Stock Option Agreement"), which is attached to the Merger Agreement as Exhibit A, pursuant to which Republic granted Keystone an option to purchase up to 676,961 shares of Republic Common Stock (or such other number of shares of Republic Common Stock as represent 19.9% of the shares of Republic Common Stock issued and outstanding at the time of exercise) at a price per share of $17.00.

  The following is a summary of certain provisions of the Stock Option Agreement, which summary is qualified in its entirety by reference to the Stock Option Agreement attached to this Joint Proxy Statement/Prospectus as Exhibit A to Appendix I.

  Exercise of the Option. The option granted pursuant to the Stock Option Agreement is exercisable only upon the occurrence of certain specified events (each a "Triggering Event") inconsistent with the consummation of the Merger pursuant to the Merger Agreement. These include, but are not limited to:

  . termination of the Merger Agreement by either Keystone or Republic as a result of a failure of the Republic Stockholders to approve the Merger as a result of an acquisition proposal from a third party and thereafter within nine months Republic enters into an agreement to consummate a transaction with that third party;

  . termination of the Merger Agreement by Republic as a result of Republic's proposing to enter into a written agreement with a third party with respect to an acquisition transaction which is superior to the terms of the Merger Agreement from a financial point of view and Keystone's election not to revise the terms of the Merger such that they are at least as favorable to Republic as the third party offer; or

  . termination of the Merger Agreement by Keystone as a result of (x) the Republic Board having withdrawn or adversely modified its approval or recommendation of the Merger Agreement, (y) a willful and intentional breach by Republic of its agreement not to directly or indirectly solicit acquisition proposals, or (z) actions by Republic which would be in breach of its agreement not to solicit acquisition proposals but for certain approved actions.

If the Merger Agreement is terminated in a manner that does not immediately render the option exercisable, the option may thereafter become exercisable upon the occurrence of a Triggering Event, provided the option has not expired.

  Expiration. The right to exercise the option expires under various circumstances, including, but not limited to (1) the Effective Time of the Merger, or (2) the earlier of (x) 90 days after Keystone becomes entitled to receive the Termination Fee and (y) the date Keystone is no longer potentially entitled to receive the Termination Fee.

  Limitation on Profit. Keystone may not realize Total Profit (as described below) in excess of $1.1 million upon the exercise of the option. In the event the Total Profit exceeds $1.1 million, to reduce the Total Profit to $1.1 million or less, Keystone, at its sole election, shall either (1) reduce the number of shares of Republic Common Stock which Keystone is entitled to purchase under the option, (2) deliver cash to Republic, (3) deliver to Republic for cancellation shares of Republic Common Stock previously purchased by Keystone, or (4) any combination thereof.

  "Total Profit" is precisely defined in the Stock Option Agreement, but is intended to approximate the excess of the market value of Republic Common Stock (based on Nasdaq National Market closing prices of Republic Common Stock just prior to the date of exercise) over the option exercise price of $17.00 per share of Republic Common Stock.

  Adjustment of Number of Shares. The number and type of securities subject to the option and the purchase price of the shares of Republic Common Stock are subject to adjustment upon any change in the Republic Common Stock by reason of dividend, stock split, recapitalization, combination, exchange of shares or other similar transactions or events such that Keystone will receive (upon exercise of the option) the same number and class of securities as if the option had been exercised immediately prior to the occurrence of such transaction or event. The number of shares of Republic Common Stock subject to the option also will be adjusted in the event Republic issues additional shares of Republic Common Stock, such that the number of shares of Republic Common Stock subject to the option represents 19.9% of the shares of Republic Common Stock issued and outstanding at the time of exercise.

  Repurchase at the Option of Keystone. During the six-month period following a Triggering Event, Keystone has the right to require Republic to repurchase the option and, to the extent permitted by the Delaware Corporate Law, all shares of Republic Common Stock purchased by Keystone pursuant to previous exercises of the option.

  Any repurchase will be at a price calculated pursuant to a formula specified in the Stock Option Agreement. Generally, the repurchase price equals the sum of (1) the option price paid by Keystone upon exercises of the option, (2) the excess of the market/offer price over $17.00, multiplied by the number of shares of Republic Common Stock with respect to which the option has not been exercised or with respect to which the option has been exercised by Keystone and of which Keystone still has beneficial ownership of the shares of Republic Common Stock, multiplied by the number of all of such shares. The portion of the repurchase price in excess of the exercise price paid by Keystone is limited to $1.1 million.

  Under the Stock Option Agreement, "the market/offer price" generally refers to the highest price per share of Republic Common Stock (1) at which a tender or exchange offer has been made, (2) to be paid by any third party pursuant to an agreement with Republic or (3) in the market during the six months prior to Keystone's exercise of its right to require Republic to repurchase the option or the underlying shares of Republic Common Stock.

  Registration Rights. Keystone has certain rights to require registration of any shares of Republic Common Stock purchased pursuant to the Stock Option Agreement, if necessary under the securities laws to enable Keystone to sell such shares.

  Effect of Option Agreement. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Republic from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Republic Common Stock than the consideration set forth in the Merger Agreement.

DISSENTERS' RIGHTS

  Keystone. Because the Keystone Common Stock is traded on the Nasdaq National Market, dissenters' rights will be available to the Keystone Stockholders only if the holders of five percent (5%) or more of the Keystone Common Stock make a written demand upon Keystone for the purchase of dissenting shares in accordance with Chapter 13 ("Chapter 13") of the California Code. If this condition is satisfied and the Merger is consummated, stockholders of Keystone who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive an amount equal to the fair market value of their shares as of February 17, 1998, the last trading day before the public announcement of the Merger. The high, low and closing sale prices for the Keystone Common Stock on February 17, 1998 were $22.50, $21.75 and $22.50, respectively. A copy of Chapter 13 of the California Code is attached hereto as Appendix IV and should be read for more complete information concerning dissenters' rights, THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CODE MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Keystone Stockholders and is qualified in its entirety by reference to Appendix IV.

  In order to be entitled to exercise dissenters' rights, a Keystone Stockholder must vote "AGAINST" the Merger. Thus, any Keystone Stockholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "AGAINST" the Merger. If the Keystone Stockholder returns a proxy without voting instructions or with instructions to vote "FOR" the Merger, his or her shares will automatically be voted in favor of the Merger and the stockholder will lose any dissenters' rights. In addition, if the Keystone Stockholder abstains from voting his or her shares, the Keystone Stockholder will lose his or her dissenters' rights.

  Further, in order to preserve his or her dissenters' rights, a Keystone Stockholder must make a written demand upon Keystone for the purchase of dissenting shares and payment to such Keystone Stockholder of their fair market value, specifying the number of shares held of record by such stockholder and a statement of what the stockholder claims to be the fair market value of those shares as of February 17, 1998. Such demand must be addressed to Keystone Automotive Industries, Inc., 700 East Bonita Avenue, Pomona, California 91767; Attention: James C. Lockwood, Secretary, and must be received by Keystone not later than the date of the Keystone Stockholders Meeting. A vote "Against" the Merger does not constitute such written demand.

  If the holders of five percent (5%) or more of the outstanding shares of Keystone Common Stock have submitted a written demand for Keystone to purchase their shares, these demands are received by Keystone on or before the date of the Keystone Stockholders Meeting and the Merger is approved by the Keystone Stockholders, Keystone will have ten days after such approval to send to those stockholders who have voted against the approval of the Merger and submitted a written demand, written notice of such approval accompanied by a copy of Chapter 13 of the California Code, a statement of the price determined by Keystone to represent the fair market value of the dissenting shares as of February 17, 1998, and a brief description of the procedure to be followed if a Keystone Stockholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting stockholder must surrender to Keystone at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Keystone Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  If Keystone and the dissenting stockholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting stockholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  If Keystone denies that the shares surrendered are dissenting shares, or Keystone and the dissenting stockholder fail to agree upon a fair market value of such shares of Keystone Common Stock, then the dissenting stockholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting stockholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

  A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Keystone consents to such withdrawal.

  Any Keystone Stockholder who effectively dissents from the Merger and who receives cash for his or her shares will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) the stockholder's tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time the shares are held by the dissenter, whether the shares are held as a capital asset, and whether the dissenter is deemed to own shares of Keystone Common Stock pursuant to the attribution rules of Section 318 of the Code. In certain circumstances, a dissenter can be deemed for tax purposes to own shares that are actually owned by a non-dissenter that is related to the dissenter, with the possible result that the cash received in the exercise of the dissenter's rights could be treated as a dividend received pursuant to a corporate distribution rather than an amount received pursuant to a sale or exchange of the Keystone Common Stock.

  Republic. Under the Delaware Corporate Law, Republic Stockholders are not entitled to any appraisal rights. See "Comparison of Stockholders' Rights."

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

  Pursuant to the Merger Agreement and, subject to the terms and conditions thereof, at the Effective Time (as defined below), Merger Sub will be merged with and into Republic, and the separate corporate existence of Merger Sub will thereupon cease. Republic will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Keystone. Although Republic will be a subsidiary of Keystone, certain aspects of its business, primarily related to the distribution of aftermarket collision parts, will be integrated into Keystone's existing business. The Merger will have the effects specified under Delaware Corporate Law.

  After the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Keystone and Republic will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the Delaware Corporate Law (the "Certificate of Merger"). The time at which the Merger becomes effective is referred to as the Effective Time.

  As a result of the Merger, and without any action on the part of the holders thereof, each share of Republic Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.80 of a share of Keystone Common Stock, will cease to be outstanding and will be canceled and retired. Each holder of a certificate representing any such shares of Republic Common Stock will thereafter cease to have any rights with respect to such shares of Republic Common Stock, except the right to receive, without interest, shares of Keystone Common Stock and cash for fractional interests of Keystone Common Stock (as described in "--Exchange Procedures") upon the surrender of such Certificate. Each share of Republic Common Stock held in Republic's treasury at the Effective Time will cease to be outstanding and will be canceled and retired without payment of any consideration therefor. Based upon 3,424,231 shares of Republic Common Stock issued and outstanding on the Republic Record Date, Keystone will issue an aggregate of 2,739,385 shares of Keystone Common Stock (not including up to an additional 254,000 shares of Keystone Common Stock which may be issued upon the exercise of Republic stock options being assumed by Keystone and up to an additional 168,071 shares of Keystone Common Stock which may be issued pursuant to Republic's performance share program being assumed by Keystone).

  At the Effective Time, each option to purchase shares of Republic Common Stock outstanding at the Effective Time under the Republic Stock Compensation Plan (a "Republic Option") will, by virtue of the Merger, and without any further action on the part of Republic or the holder of any such Republic Option, be assumed by Keystone and will be converted into an option to purchase Keystone Common Stock. Each Republic Option assumed by Keystone will be exercisable upon the same terms and conditions, including vesting, as under the applicable Republic Stock Compensation Plan and the applicable option agreement issued thereunder, except that (i) each such Republic Option will be exercisable for that whole number of shares of Keystone Common Stock (rounded to the nearest whole share) into which the number of shares of Republic Common Stock subject to such Republic Option immediately prior to the Effective Time would be converted in the Merger, and (ii) the option price per share of Keystone Common Stock will be an amount equal to the aggregate exercise price for the shares of Republic Common Stock which underlie the Republic Option divided by the number of full shares of Keystone Common Stock purchasable upon exercise of that option after the Merger (the option price per share being rounded to the nearest full cent). No payment will be made for fractional interests, rather, the aggregate number of shares to be issued under any assumed Republic Option will be rounded to the nearest whole number.

EXCHANGE PROCEDURES

  Promptly after the Effective Time, U.S. Stock Transfer Corporation, Glendale, California (the "Exchange Agent") will mail to each person who was, at the Effective Time, a holder of record of shares of Republic Common Stock, a letter of transmittal to be used by such holders in forwarding their certificates representing shares of Republic Common Stock (individually a "Certificate" and collectively the "Certificates"), and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Keystone Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Keystone Common Stock and cash in lieu of any fractional shares (as described below), which such holder has the right to receive in respect of the Certificate surrendered, and the Certificate so surrendered will be canceled.

  REPUBLIC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  No fractional shares of Keystone Common Stock will be issued, and any holder of shares of Republic Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be an amount equal to the product of the "Closing Price" of a share of the Keystone Common Stock multiplied by the fractional percentage of a share of Keystone Common Stock to which such holder would otherwise be entitled. The "Closing Price" of a share of Keystone Common Stock will be the closing price of a share of Keystone Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, West Coast edition) on the last trading day prior to the Effective Time.

  No dividends or other distributions on shares of Keystone Common Stock, if any are declared or made, will be paid with respect to any shares of Republic Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of certificates representing shares of Keystone Common Stock issued in exchange therefor, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Keystone Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such whole shares of Keystone Common Stock less the amount of any withholding taxes which may be required thereon. No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which will be paid upon surrender of Certificates.

  At or after the Effective Time, there will be no further transfers of shares of Republic Common Stock on Republic's transfer books.

  Any portion of the monies from which cash payments in lieu of fractional interests in shares of Keystone Common Stock will be made (including the proceeds of any investments thereof) and any shares of Keystone Common Stock that are unclaimed by the former stockholders of Republic 180 days after the Effective Time will be delivered to Keystone. Any former stockholders of Republic who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to Keystone for payment of their shares of Keystone Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions, if any, on shares of Keystone Common Stock, deliverable in respect of each share of Republic Common Stock such stockholder holds. Notwithstanding the foregoing, neither Republic, Keystone, the Exchange Agent nor any other person will be liable to any former holder of shares of Republic Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Keystone may direct as indemnity against any claim that may be made against Republic or Keystone with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Keystone Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions, if any, on shares of Keystone Common Stock, as described above.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Keystone and Republic relating to, among other things: (a) the due incorporation, valid existence and good standing of Republic and Keystone and similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement and the Stock Option Agreement; (c) the capital structure of Republic and Keystone; (d) the absence of conflicts under charters or bylaws and violations of any instruments, contracts or agreements, and the obtaining of required consents or approvals; (e) certain documents filed by each of Republic and Keystone with the Commission and the accuracy of information contained therein; (f) investigations and litigation; (g) the absence of certain material changes or material adverse changes; (h) taxes;
(i) contracts; (j) retirement and other employee benefit plans of Republic and Keystone; (k) brokers' and finders' fees with respect to the Merger; and (l) environmental matters.

CONDUCT OF BUSINESS PENDING THE MERGER

  Republic has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Keystone agrees in writing or as otherwise required or permitted by the Merger Agreement, (i) to conduct its operations according to its usual and ordinary course, and (ii) to use all reasonable efforts to preserve its business organization intact and to maintain its relations with customers, suppliers and others.

  In addition, Republic has agreed that, among other things, prior to the consummation of the Merger, unless Keystone agrees in writing or as otherwise required or permitted by the Merger Agreement, it (and its subsidiaries) will not: (i) amend the Republic Certificate or bylaws; (ii) except in the ordinary course of business consistent with past practice, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers; (iii) authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights; (iv) issue any shares of capital stock or securities, except upon exercise of Republic Options, or effect any stock split or otherwise change its capitalization; (v) grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing as of the date of the Merger Agreement, with respect to any shares of its capital stock or other securities of Republic or its subsidiaries; (vi) take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (vii) issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness, except in each case in the ordinary course of business consistent with past practice; (viii) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interest or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action; or (ix) agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any of its representations or warranties untrue or incorrect as of the Effective Time.

  Keystone has agreed that prior to the consummation of the Merger it will conduct its business in the ordinary and usual course and use all reasonable efforts to preserve its business organization intact and maintain its relations with its customers, suppliers and others. In addition, Keystone has agreed that, among other things, prior to the consummation of the Merger, unless Republic agrees in writing or as otherwise required or permitted by the Merger Agreement, it (and its subsidiaries) will not: (i) amend the Keystone Charter or the Keystone Bylaws; (ii) take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (iii) declare, set aside or pay any dividend, make any other distributions or payment with respect to its capital stock or repurchase or redeem its capital stock; or (iv) agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any of its representations or warranties untrue or incorrect as of the Effective Time.

NO SOLICITATION OF TRANSACTIONS

  Republic has agreed to cease existing discussions or negotiations, if any, with any parties conducted prior to the date of the Merger Agreement with respect to any proposal with respect to a merger, reorganization, share exchange or similar transaction or any purchase of, or tender offer for, 15% or more of Republic's (or a subsidiary's) equity securities or assets ("Acquisition Proposal"). Neither Republic nor its subsidiaries may, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including providing any confidential information), any inquiries with respect to, or the making of, an Acquisition Proposal by a third party. Republic may, however:
(a) furnish information or engage in negotiations with a third party in response to a bona fide written Acquisition Proposal received after the date of the Merger Agreement that was not solicited by Republic after that date;
(b) recommend an Acquisition Proposal to the Republic Stockholders if the Republic Board concludes in good faith, after consultation with its financial advisor, that the Acquisition Proposal is reasonably capable of being concluded and if concluded would result in a transaction more favorable to Republic Stockholders, from a financial point of view, than the Merger; (c) make any disclosure to Republic's Stockholders if in the good faith judgment of the Republic Board, failure to disclose would be inconsistent with its obligations under applicable law; and (d) comply with Rule 14e-2 under the Securities Exchange Act of 1934, as amended.

CERTAIN COVENANTS

  The Merger Agreement contains certain covenants, including covenants relating to meetings of stockholders, filing a listing application with Nasdaq covering shares of Keystone Common Stock issuable in the Merger, the Republic shareholder rights plan, state takeover statutes, public announcements, access to personnel and data, cooperation regarding certain filings with governmental and other agencies and organizations and obtaining signed Affiliate Agreements.

EMPLOYEE BENEFITS

  Keystone has agreed to honor, pursuant to their terms, all employee benefit obligations to current and former Republic employees under existing Republic employee benefit plans.

INDEMNIFICATION AND INSURANCE

  Keystone has agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of Republic as provided in the Republic Certificate or the Bylaws of Republic (the "Republic Bylaws") will survive the Merger and will continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against the current of former directors or officers of Republic arising out of such acts or omissions. For a period of six years after the Effective Time, Keystone will maintain officers' and directors' liability insurance for all persons currently covered under Republic's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms at least as favorable as the coverage under such existing insurance; provided, however, that Keystone will not be required in order to maintain or procure such coverage to pay an annual premium in excess of the current annual premium paid by Republic for its existing coverage.

CONDITIONS

  The respective obligations of Republic and Keystone to consummate the Merger are subject to the fulfillment of each of the following conditions, among others: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved by the holders of a majority of the issued and outstanding shares of both Republic Common Stock and Keystone Common Stock;
(b) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated (the HSR Act waiting period expired on April 1, 1998); (c) none of the parties to the Merger Agreement shall be subject to any order or injunction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (d) the registration statement with respect to the shares of Keystone Common Stock being offered hereunder shall have become effective under the Securities Act (the "Registration Statement") and no stop order with respect thereto shall be in effect, and all material approvals under state securities laws relating to the issuance or trading of the Keystone Common Stock shall have been received; and (e) the Keystone Common Stock to be issued to Republic Stockholders in connection with the Merger shall have been approved for trading on the Nasdaq National Market, subject only to official notice of issuance.

  The obligations of each of Republic and Keystone to effect the Merger are also subject to the satisfaction of the following conditions, among others:
(a) the other party shall have performed all obligations required to be performed by it under the Merger Agreement; (b) the representations and warranties of the other party set forth in the Merger Agreement shall be true in all material respects as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date; and the other party shall provide a certificate of its Chief Executive Officer, dated the Effective Time, certifying the above to such effect; (c) Republic shall have received the opinion of its tax counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (d) from the date of the Merger Agreement through the Effective Time, there shall not have occurred a material adverse effect with respect to the other party; (e) the holders of less than 5% of the outstanding shares of Keystone Common Stock shall have acted to dissent from the Merger under the California Code; (f) the approval of either Keystone's or Republic's lender to the Merger shall have been obtained; and (g) the fairness opinions from the respective financial advisors shall not have been withdrawn or materially modified.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time: (a) before or after the approval by the Republic Stockholders and the Keystone Stockholders, respectively, by the mutual written consent of Republic and Keystone, pursuant to Board action; (b) by action of either the Republic Board or the Keystone Board if (i) the Merger shall not have been consummated by August 31, 1998, provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 31, 1998; or (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by either the Republic Stockholders or the Keystone Stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or (iii) if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (c) by action of the Republic Board, if
(i) the Republic Board approves entering into a written agreement concerning a transaction with a third party which is more favorable to the Republic Stockholders from a financial point of view than the Merger ("Superior Proposal") and Keystone within five business days does not submit a counter-proposal which is at least as favorable as the third party proposal and prior to termination Republic pays Keystone the termination fee (discussed below); or (ii) there has been a breach by Keystone or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement which would result in the failure of a condition to Republic's obligations under the Merger Agreement and it is not curable or, if curable, is not cured prior to August 31, 1998; or (d) by action by the Keystone Board, if (i) the Republic Board shall have withdrawn or modified in a manner materially adverse to Keystone its approval or recommendation of the Merger Agreement or the Merger or has failed to reconfirm its recommendation of the Merger Agreement after receiving a written request from Keystone; (ii) there has been a breach by Republic of any representation, warranty, covenant or agreement contained in the Merger Agreement which would result in the failure of a condition to Keystone's obligations under the Merger Agreement and it is not curable or, if curable, is not cured prior to August 31, 1998; or (iii) Republic shall have breached its agreement with respect to the solicitation or encouraging Acquisition Proposals as described above under "No Solicitations of Transactions."

TERMINATION FEES

  If the Merger Agreement is (a) terminated by (i) the Republic Board or the Keystone Board as a result of the failure of the Republic Stockholders to approve the Republic Proposal or (ii) the Keystone Board as a result of the withdrawal or modification of the Republic Board's approval or recommendation of the Merger Agreement or the Merger in a manner materially adverse to Keystone, and (b) prior to such termination, (i) a proposal with respect to an alternative transaction was made and (ii) within nine months after such termination, Republic enters into any agreement with the third party making such proposal with respect to an alternative transaction, or any third party acquires beneficial ownership of 35% or more of Republic's outstanding shares of voting stock or assets, then within two business days after the execution of such an agreement or the consummation of such acquisition (whichever first occurs), Republic will pay Keystone, by wire transfer of immediately available funds, a fee of $1.9 million (the "Termination Fee"). If the Merger Agreement is terminated (a) by Republic as a result of the Republic Board having received a Superior Proposal not matched or bettered by Keystone, within five business days, or (b) by Keystone as a result of (x) the Republic Board having withdrawn or adversely modified its approval or recommendation of the Republic Proposal or having failed to reconfirm its recommendation after having received an Acquisition Proposal which has not been repealed or withdrawn, or
(y) Republic having willfully and intentionally breached its covenant not to solicit or encourage an Acquisition Proposal from a third party, then Republic will pay Keystone the Termination Fee.

  In the event of a termination of the Merger Agreement as a result of a breach by either party of a representation or warranty (other than solely as a result of an event or circumstance occurring or arising subsequent to the date of the Merger Agreement) the breaching party shall pay the non-breaching party a fee of $250,000.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement. The Merger Agreement provides that the following expenses will be shared equally by Keystone and Republic: (a) the filing fee in connection with filing this Joint Proxy Statement/Prospectus with the Commission, (b) the expenses incurred in connection with printing and mailing this Joint Proxy Statement/Prospectus and (c) the filing fee under the HSR Act.

AMENDMENT

  The Merger Agreement may be amended by the parties thereto, by action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the Merger by the Republic Stockholders and the Keystone Stockholders; but after any such stockholder approval, no amendment will be made which by law requires the further approval of the Republic Stockholders or the Keystone Stockholders, or both groups, as the case may be, without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

                             BUSINESS OF KEYSTONE

  Keystone is the nation's leading distributor of aftermarket collision replacement parts produced by independent manufacturers for automobiles and light trucks. Keystone distributes products primarily to collision repair shops throughout most of the United States. In addition, Keystone recycles and produces chrome-plated and plastic bumpers and remanufactures alloy wheels. Keystone's product lines consist of automotive body parts, bumpers, autoglass and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Keystone currently offers more than 19,000 stock keeping units to over 24,000 collision repair shop customers, out of an estimated 48,000 shops nationwide. Founded in Southern California in 1947, Keystone operates a "hub and spoke" distribution system consisting of 13 regional hubs and 86 service centers located in 39 states primarily in the West, Midwest, Northeast, Mid-Atlantic and South, as well as in Tijuana, Mexico. From these service centers, Keystone has approximately 400 professional and highly-trained salespersons who call on an average of over 6,000 collision repair shops per day.

  Keystone's principal executive offices are located at 700 East Bonita Avenue, Pomona, California 91767, and its telephone number is (909) 624-8041.

                             BUSINESS OF REPUBLIC

  Republic is a Delaware corporation founded in 1923 as Republic Gear Company. The executive offices of Republic are located at 500 Wilson Pike Circle, Suite 115, P.O. Box 2088, Brentwood, Tennessee 37024 (a suburb of Nashville), telephone number (615) 373-2050.

  Republic distributes a complete line of replacement parts primarily relating to the mechanical systems contained in substantially all mass-produced makes and models of automobiles manufactured within the last 15 years and most mechanical replacement parts for mass-produced trucks and vans. Republic also distributes a number of mechanical replacement parts for heavy duty trucks, snowmobiles, motorcycles, farm and marine equipment and other similar types of machinery. These mechanical replacement parts are distributed through Republic's automotive distribution centers and jobber stores. During the past year, Republic began divesting certain of its mechanical replacement parts distribution centers. Upon consummation of the merger, Keystone may continue this divestiture program, which could ultimately result in the divestiture of the entire mechanical replacement parts distribution business. In addition, Republic distributes new replacement parts to repair vehicles damaged in collisions through 23 body parts and accessories distribution centers serving 14 states primarily in the Southeast and Texas. These centers sell to automotive collision repair shops and smaller parts distributors.

  Republic purchases mechanical replacement parts from over 100 principal suppliers and distributes them through its automotive parts distribution centers. These centers sell to Republic's jobber stores as well as to approximately 3,000 independent jobber stores. These stores in turn sell to service stations, repair shops, individuals and others, including automobile and truck dealers, fleet operators, leasing companies and mass merchandisers.

                                  MARKET DATA

  Keystone Common Stock is traded on the Nasdaq National Market (symbol "KEYS") and Republic Common Stock is also traded on the Nasdaq National Market (symbol "RAUT"). The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the Nasdaq National Market. These prices do not include retail mark-ups, markdowns or commissions.

                                                       KEYSTONE     REPUBLIC
                                                     COMMON STOCK COMMON STOCK
                                                     ------------ -------------
                                                      HIGH   LOW   HIGH   LOW
                                                     ------ ----- ------ ------
1996:
  Second Quarter (beginning June 20, 1996).......... $10.50 $9.25 $14.50 $15.50
  Third Quarter.....................................  13.75 10.13  19.00  15.25
  Fourth Quarter....................................  17.25 12.00  18.25  15.00
1997:
  First Quarter.....................................  18.13 15.50  17.75  15.50
  Second Quarter....................................  17.88 14.38  17.00  14.00
  Third Quarter.....................................  22.13 16.88  18.00  14.00
  Fourth Quarter....................................  25.00 21.00  17.25  14.13
1998:
  First Quarter.....................................  24.25 20.25  18.88  12.00
  Second Quarter (though May 15, 1998)..............  28.13 23.50  21.50  16.37

--------
(1) Keystone's Common Stock began trading publicly on the Nasdaq National Market on June 20, 1996.

  The last reported sales prices per share of Keystone Common Stock and Republic Common Stock on February 17, 1998, the last trading day preceding public announcement of the Merger, were $22.50 and $13.53, respectively. Based on such closing sale price of Keystone Common Stock, the market value of 0.80 of a share of Keystone Common Stock was $18.00. On May 15, 1998, the closing sale price per share of Keystone Common Stock was $27.25 and the closing sale price per share of Republic Common Stock was $21.25. Based on such closing sale price of Keystone Common Stock, the market value of 0.80 of a share of Keystone Common Stock was $21.80.

  Because the Exchange Ratio is fixed and because the market price of Keystone Common Stock is subject to fluctuation, the market value of the shares of Keystone Common Stock that holders of Republic Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR KEYSTONE COMMON STOCK AND REPUBLIC COMMON STOCK.

             KEYSTONE SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial data presented below for, and as of the end of, each of the fiscal years in the two-year period ended March 28, 1997 have been derived from the audited consolidated financial statements of Keystone which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The selected consolidated financial data presented below for the fiscal year ended March 31, 1995, has been derived from Keystone's audited statement of income incorporated by reference herein. The selected financial data presented below as of the end of the fiscal year ended March 31, 1995 and for, and as of the end of, each of the fiscal years in the two-year period ended March 25, 1994 has been derived from unaudited financial statements of Keystone not incorporated by reference herein but which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results for the years ended March 26, 1993 and March 25, 1994 and the financial position as of March 31, 1995. The historical consolidated financial data for all periods presented includes the accounts and operations of Inteuro Parts Distributors, Inc. ("Inteuro") and Car Body Concepts, Inc. ("Car Body"), which were acquired by Keystone on January 1, 1998 in transactions accounted for as poolings of interest. The selected consolidated financial data as of and for the nine-month periods ended December 27, 1996 and December 26, 1997, presented below, was derived from the historical unaudited consolidated financial statements of Keystone as of and for the nine-month periods ended December 27, 1996 and December 26, 1997 and the unaudited financial statements of Inteuro and Car Body as of and for the nine month periods ended December 31, 1996 and 1997, after giving effect to the acquisitions using the "pooling of interest" method of accounting. The unaudited consolidated financial statements include, in the opinion of Keystone's management, all adjustments, consisting only of normal recurring adjustments, which Keystone considers necessary for a fair presentation of the financial condition and results of operations of Keystone for this period. Operating data for the nine months ended December 26, 1997 is not necessarily indicative of the results of operations that may be expected for the full year. The following selected consolidated financial data should be read in conjunction with Keystone's historical consolidated financial statements (and related notes) contained in its annual report on Form 10-K, its supplemental consolidated financial statements and notes thereto contained in its current report on Form 8-K (April 8, 1998), incorporated herein by reference.

                                             FISCAL YEAR ENDED                          NINE MONTHS ENDED
                           -------------------------------------------------------  -------------------------
                            MARCH 26,   MARCH 25,  MARCH 31,  MARCH 29,  MARCH 28,  DECEMBER 27, DECEMBER 26,
                              1993        1994      1995(1)     1996       1997         1996         1997
                           ----------- ----------- ---------  ---------  ---------  ------------ ------------
                           (UNAUDITED) (UNAUDITED)                                  (UNAUDITED)  (UNAUDITED)
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
INCOME DATA:
Net sales...............    $111,936    $125,781   $149,581   $178,076   $223,806     $162,118     $192,459
Cost of sales...........      66,613      74,186     88,609    107,415    132,085       96,100      111,828
                            --------    --------   --------   --------   --------     --------     --------
Gross profit............      45,323      51,595     60,972     70,661     91,721       66,018       80,631
                            --------    --------   --------   --------   --------     --------     --------
Selling and distribution
 expenses...............      33,616      37,176     43,101     50,156     61,063       44,369       54,187
General and
 administrative
 expenses...............       8,578      10,257     10,831     10,968     13,831        9,427        9,847
Merger costs............         --          --         --         --         905          435          323
Severance costs.........         --          --         --         --         --           --           705
                            --------    --------   --------   --------   --------     --------     --------
                              42,194      47,433     53,932     61,124     75,799       54,231       65,062
                            --------    --------   --------   --------   --------     --------     --------
Operating income........       3,129       4,162      7,040      9,537     15,922       11,787       15,569
Interest expense, net...       1,098         892      1,300      1,721      1,477        1,165          114
                            --------    --------   --------   --------   --------     --------     --------
Income before income
 taxes..................       2,031       3,270      5,740      7,816     14,445       10,622       15,455
Income taxes............         566       1,108      1,543      2,836      4,435        3,310        4,996
Cumulative effect of
 accounting change for
 income taxes...........         --          134        --         --         --           --           --
                            --------    --------   --------   --------   --------     --------     --------
Net income..............    $  1,465    $  2,028   $  4,197   $  4,980   $ 10,010     $  7,312     $ 10,459
                            ========    ========   ========   ========   ========     ========     ========
Net income per share--
 basic..................    $   0.14    $   0.20   $   0.41   $   0.49   $   0.88     $   0.65     $   0.76
                            ========    ========   ========   ========   ========     ========     ========
Net income per share--
 diluted................    $   0.14    $   0.20   $   0.41   $   0.49   $   0.87     $   0.65     $   0.76
                            ========    ========   ========   ========   ========     ========     ========
Weighted average common
 shares outstanding--
 basic..................      10,313      10,313     10,255     10,250     11,408       11,239       13,674
                            ========    ========   ========   ========   ========     ========     ========
Weighted average common
 shares outstanding--
 diluted................      10,313      10,313     10,255     10,250     11,474       11,323       13,851
                            ========    ========   ========   ========   ========     ========     ========
Pro forma information
 (unaudited)(2):
Net income, as
 previously reported....    $  1,465    $  2,028   $  4,197   $  4,980   $ 10,010     $  7,312     $ 10,459
 Pro forma tax
  adjustment............        (226)       (167)      (705)      (258)    (1,288)        (978)      (1,186)
                            --------    --------   --------   --------   --------     --------     --------
 Pro forma net income...    $  1,239    $  1,861   $  3,492   $  4,722   $  8,722     $  6,334     $  9,273
                            ========    ========   ========   ========   ========     ========     ========
 Pro forma net income
  per share--basic......    $   0.12    $   0.18   $   0.34   $   0.46   $   0.76     $   0.56     $   0.68
                            ========    ========   ========   ========   ========     ========     ========
 Pro forma net income
  per share--diluted....    $   0.12    $   0.18   $   0.34   $   0.46   $   0.76     $   0.56     $   0.67
                            ========    ========   ========   ========   ========     ========     ========

                          MARCH 26,  MARCH 25,   MARCH 31,   MARCH 29, MARCH 29, DECEMBER 26,
                            1993        1994      1995(1)      1996      1997        1997
                         ----------- ----------  ----------  --------- --------- ------------
                         (UNAUDITED) (UNAUDITED) (UNAUDITED)                      (UNAUDITED)
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital.........   $11,767    $12,711     $15,230     $18,134   $30,154    $ 69,003
Total assets............    43,776     49,324      56,757      71,780    87,183     113,659
Total current
 liabilities............    24,008     28,501      30,252      38,335    38,240      19,412
Long-term debt..........     3,011      2,235       4,063       7,021     2,087         372
Shareholders' equity....    15,935     17,890      21,671      26,119    46,453      93,472

--------
(1)  Fiscal 1995 contained 53 weeks.

(2) Pro forma information gives effect to an income tax adjustment to reflect taxation of the income of two corporations acquired in January 1998 (accounted for as poolings of interest), as "C" corporations, rather than "S" corporations, at an estimated statutory rate of approximately 39%.

             REPUBLIC SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected historical consolidated financial statements of Republic, presented below for, and as of the end of each of the fiscal years in the five-year period ended December 31, 1997, are based upon the audited consolidated financial statements of Republic which are incorporated by reference in this Joint Proxy Statement/Prospectus. The selected consolidated financial data as of and for the three-month periods ended March 31, 1997 and 1998, presented below, are based upon the unaudited consolidated financial statements of Republic as of and for the three-month periods ended March 31, 1997 and 1998 which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited consolidated financial statements include, in the opinion of Republic's management, all adjustments, consisting only of normal recurring adjustments, which Republic considers necessary for a fair presentation of the financial condition and results of operations of Republic for the period. Operating data for the three months ended March 31, 1998, is not necessarily indicative of the results of operations that may be expected for the full year. See "Incorporation of Certain Documents by Reference."

                                               AS OF OR FOR THE               AS OF OR FOR THE THREE
                                            YEAR ENDED DECEMBER 31,           MONTHS ENDED MARCH 31,
                                  ------------------------------------------- -----------------------
                                   1993     1994     1995     1996     1997      1997        1998
                                  ------- -------- -------- -------- -------- ----------- -----------
                                                                              (UNAUDITED) (UNAUDITED)
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF INCOME
 DATA:
Net sales.......................  $91,683 $138,295 $154,611 $184,810 $188,953  $ 45,785     $41,140
Operating income................    4,415    7,462    6,874   10,262    7,614     1,875       1,398
Income before taxes,
 extraordinary item and
 accounting charges.............    4,604    6,908    3,305    8,641    5,501     1,413       1,105
Net income......................    1,862    4,248    1,884    5,095    3,258       820         669
Net income per share-basic(1)...     0.60     1.29     0.56     1.50     0.96      0.24        0.20
Net income per share-diluted(1).     0.58     1.22     0.53     1.42     0.91      0.23        0.19
Cash dividends declared per
 share..........................     None     None     None     None     None      None        None
CONSOLIDATED BALANCE SHEET DATA:
Total Assets....................  $62,077 $ 78,258 $ 99,788 $105,697 $ 93,576  $107,189     $93,663
Long-term debt..................    6,945   18,925   30,094   34,884   24,500    31,363      24,500
Stockholders' equity............   32,869   40,115   42,998   48,093   51,556    48,913      52,365

--------
(1) Earnings per share for 1993 include reduction of earnings for the cumulative effect of changes in accounting principles of $0.30 and $0.28 on a basic and diluted basis, respectively.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements are based upon Keystone's and Republic's historical consolidated financial statements incorporated by reference in this Joint Proxy Statement/Prospectus, and have been prepared to reflect the proposed Merger based on the purchase method of accounting. For a description of purchase accounting with respect to the proposed Merger, see "The Merger--Accounting Treatment." The unaudited pro forma combined condensed statements of income, which have been prepared for the nine-month period ended December 26, 1997 and for the year ended March 28, 1997, give effect to the Merger as if it had occurred at the beginning of the earliest period presented. These unaudited pro forma combined condensed statements of income combine Keystone's fiscal year ended March 28, 1997 with Republic's year ended December 31, 1996 and Keystone's nine months ended December 26, 1997 with Republic's nine months ended September 30, 1997. The unaudited pro forma combined condensed balance sheet has been prepared as of December 26, 1997, and gives effect to the Merger as if it had occurred at that date. The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management of Keystone and management of Republic believe are reasonable in such circumstances, based on information currently available.

  The unaudited pro forma combined condensed financial statements are not necessarily indicative of the actual or future financial position or results of operations that would have occurred or will occur upon consummation of the Merger. These statements do not include the effects of any estimated transition or restructuring costs which may be incurred in connection with integrating certain of the operations of Republic with Keystone. It is not feasible at this time to estimate these effects. Additionally, the unaudited pro forma combined condensed statements of income do not reflect any net cost savings or economies of scale that management believes would have occurred had the Merger been consummated as of the beginning of the respective periods.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 KEYSTONE     REPUBLIC
                               DECEMBER 26, DECEMBER 31,  PRO FORMA       PRO
                                   1997         1997     ADJUSTMENTS     FORMA
                               ------------ ------------ -----------    --------
                                               (IN THOUSANDS)
            ASSETS
            ------
CURRENT ASSETS
  Cash and cash equivalents...   $ 13,908     $ 2,283     $    --       $ 16,191
  Accounts receivable.........     22,200      14,023          --         36,223
  Inventory...................     50,193      49,028        5,331 (d)   104,552
  Other current assets........      2,114       7,168          --          9,282
                                 --------     -------     --------      --------
Total current assets..........     88,415      72,502        5,331       166,248
Net fixed assets..............     14,301       7,402          --         21,703
Other assets..................      2,037       3,222        1,840 (d)     7,099
Goodwill......................      4,506       9,730        9,121 (d)    23,357
Other intangibles.............      4,400         720          --          5,120
                                 --------     -------     --------      --------
TOTAL OTHER ASSETS............     10,943      13,672       10,961        35,576
                                 --------     -------     --------      --------
TOTAL ASSETS..................   $113,659     $93,576     $ 16,292      $223,527
                                 ========     =======     ========      ========
       LIABILITIES AND
     SHAREHOLDERS' EQUITY
     --------------------
CURRENT LIABILITIES
  Bankers acceptances.........   $  2,575     $   --      $    --       $  2,575
  Accounts payable............     10,026       7,761          --         17,787
  Accrued expenses............      4,040       6,363        1,994 (e)    12,397
  Current portion, long term
   debt.......................      2,771         784          --          3,555
                                 --------     -------     --------      --------
TOTAL CURRENT LIABILITIES.....     19,412      14,908        1,994        36,314
Long term debt................        180      24,500          --         24,680
Due to related parties........        192         --           --            192
Deferred taxes................        403       1,487        2,797 (d)     4,687
Other.........................        --        1,125          --          1,125
                                 --------     -------     --------      --------
TOTAL LONG TERM LIABILITIES...        775      27,112        2,797        30,684
SHAREHOLDERS' EQUITY
  Common stock................
  Keystone common stock, no
   par value
    Authorized shares--
     50,000,000
    Issued and outstanding--
     12,642,000--historical;
     17,549,000--pro forma....     57,197         --        63,057 (f)   120,254
  Republic common stock, $0.50
   par value
    Authorized shares--
     5,000,000
    Issued and outstanding--
     3,474,988................        --        1,737       (1,737)(f)       --
  Additional paid in capital..        582      25,111      (25,111)(f)       582
  Retained earnings...........     35,693      25,513      (25,513)(f)    35,693
  Treasury stock..............        --         (805)         805 (f)       --
                                 --------     -------     --------      --------
TOTAL SHAREHOLDERS' EQUITY....     93,472      51,556       11,501       156,529
                                 --------     -------     --------      --------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY.........   $113,659     $93,576     $ 16,292      $223,527
                                 ========     =======     ========      ========

    See notes to Unaudited Pro Forma Combined Condensed Financial Statements

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                    KEYSTONE    REPUBLIC
                                   YEAR ENDED  YEAR ENDED
                                   MARCH 28,  DECEMBER 31, PRO FORMA
                                      1997        1996     ADJUSTMENT   PRO FORMA
                                   ---------- ------------ ----------   ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales............................   $223,806    $184,810     $ --       $408,616
Cost of goods sold...............    132,085     111,349       140 (a)   243,574
                                    --------    --------     -----      --------
Gross profit.....................     91,721      73,461      (140)      165,042
Operating expenses:
  Selling, distribution and
   administrative................     74,894      63,199       441 (b)   138,534
  Merger costs...................        905         --        --            905
Total operating expenses.........     75,799      63,199       441       139,439
                                    --------    --------     -----      --------
Operating income.................     15,922      10,262      (581)       25,603
Interest expense.................     (1,477)     (1,621)      --         (3,098)
                                    --------    --------     -----      --------
Income before taxes..............     14,445       8,641      (581)       22,505
Tax provision....................      4,435       3,546      (232)(c)     7,749
                                    --------    --------     -----      --------
Net income.......................   $ 10,010    $  5,095     $(349)     $ 14,756
                                    ========    ========     =====      ========
Net income per share--basic......   $   0.88    $   1.50                $   1.05
                                    ========    ========                ========
Net income per share--diluted....   $   0.87    $   1.42                $   1.03
                                    ========    ========                ========
(unaudited pro forma information)
Net income.......................   $ 10,010    $  5,095     $(349)     $ 14,756
Pro forma tax adjustment.........     (1,288)        --        --         (1,288)
                                    --------    --------     -----      --------
Pro forma net income.............   $  8,722    $  5,095     $(349)     $ 13,468
                                    ========    ========     =====      ========
Pro forma net income per share--
 basic...........................   $   0.76    $   1.50                $   0.95
                                    ========    ========                ========
Pro forma net income per share--
 diluted.........................   $   0.76    $   1.42                $   0.94
                                    ========    ========                ========
Weighted average common shares
 outstanding--basic..............     11,408       3,388      (678)       14,118
Weighted average common shares
 outstanding--diluted............     11,474       3,580      (716)       14,338


   See notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                                 KEYSTONE     REPUBLIC
                               NINE MONTHS   NINE MONTHS
                                  ENDED         ENDED
                               DECEMBER 26, SEPTEMBER 30,  PRO FORMA
                                   1997         1997      ADJUSTMENTS  PRO FORMA
                               ------------ ------------- -----------  ---------
                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales........................    $192,459     $146,234         --      $338,693
Cost of goods sold...........     111,828       87,629       $(498)(a)  198,959
                                 --------     --------       -----     --------
Gross profit.................      80,631       58,605         498      139,734
Operating expenses:
  Selling, distribution and
   administrative............      64,034       51,711         404 (b)  116,149
  Merger costs...............         323          --          --           323
  Severance..................         705          --          --           705
Total operating expenses.....      65,062       51,711         404      117,177
                                 --------     --------       -----     --------
Operating income.............      15,569        6,894         (94)      22,557
Interest expense.............        (114)      (1,442)        --        (1,556)
                                 --------     --------       -----     --------
Income before taxes..........      15,455        5,452         (94)      21,001
Tax provision................       4,996        2,256         (38)(c)    7,290
                                 --------     --------       -----     --------
Net income...................    $ 10,459     $  3,196       $ (56)    $ 13,711
                                 ========     ========       =====     ========
Net income per share--basic..    $   0.76     $   0.94                 $   0.84
                                 ========     ========                 ========
Net income per share--
 diluted.....................    $   0.76     $   0.89                 $   0.82
                                 ========     ========                 ========
(unaudited pro forma
 information)
Net income...................    $ 10,459     $  3,196       $  56     $ 13,711
Pro forma tax adjustment.....      (1,186)         --          --        (1,186)
                                 --------     --------       -----     --------
Pro forma net income.........    $  9,273     $  3,196       $  56     $ 12,525
                                 ========     ========       =====     ========
Pro forma net income per
 share--basic................    $   0.68     $   0.94                 $   0.76
                                 ========     ========                 ========
Pro forma net income per
 share--diluted..............    $   0.67     $   0.89                 $   0.75
                                 ========     ========                 ========
Weighted average common
 shares outstanding--basic...      13,674        3,396        (679)      16,391
                                 --------     --------       -----     --------
Weighted average common
 shares outstanding--diluted.      13,851        3,600        (717)      16,734
                                 --------     --------       -----     --------

    See notes to Unaudited Pro Forma Combined Condensed Financial Statements

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The unaudited pro forma combined condensed financial statements are based upon Keystone's and Republic's historical consolidated financial statements, and have been prepared to reflect the proposed Merger, based on the purchase method of accounting. The unaudited pro forma combined condensed statements of income, which have been prepared for the nine-month period ended December 26, 1997, and for the year ended March 28, 1997, give effect to the Merger as if it had occurred at the beginning of the respective periods. The unaudited pro forma combined condensed balance sheet has been prepared as of December 26, 1997, gives effect to the Merger as if it had occurred on that date. The unaudited pro forma adjustments are based upon preliminary estimates and certain assumptions that management of Keystone and management of Republic believe are reasonable in such circumstances. Based on information currently available, management believes that no material adjustments will occur to the pro forma financial statements.

  The unaudited pro forma combined condensed financial statements are not necessarily indicative of actual or future financial position or results of operations that would have occurred or will occur upon consummation of the Merger. The unaudited pro forma combined condensed financial statements are based upon and should be read in conjunction with the historical consolidated financial statements of Keystone and Republic, and the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus.

2. THE MERGER

 (A) Purchase Price

  As described in the Merger Agreement, each outstanding share of Republic Common Stock will be converted into the right to receive 0.80 of a share of Keystone Common Stock. This Exchange Ratio was used in the computation of the purchase price as follows (in thousands):

   Exchange of common shares (3.6 million shares of Republic Common
    Stock at the conversion ratio of 0.80 of a share of Keystone Common
    Stock at an assumed fair value of $21.69 per share)................  $63,057
   Liabilities resulting from change of control provisions.............    1,494
   Estimated transaction costs.........................................      500
                                                                         -------
     Total purchase price..............................................  $65,051
                                                                         =======

 (B) Pro Forma Adjustments

  The following adjustments are provided to reflect the Merger on a pro forma basis:

  (a) To record increase (decrease) in cost of sales related to fair value adjustment of LIFO inventory reserves.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


  (b) To eliminate historical amortization expense and to record the amortization expense resulting from the purchase price allocation and the increase in pension expense related to the fair value adjustment to prepaid pension costs (in thousands):

                                                 FOR THE         FOR THE NINE
                                               YEAR ENDED        MONTHS ENDED
                                            DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                            ----------------- ------------------
   Elimination of Republic historical
    amounts:
     Amortization of cost in excess of net
      assets acquired......................       $(728)            $(546)
   Record amounts resulting from purchase
    price allocation:
     Amortization of cost in excess of net
      assets acquired......................         943               707
   Increase in pension expense.............         226               243
                                                  -----             -----
                                                  $ 441             $ 404
                                                  =====             =====

  (c) To record the federal income tax effect, using the 39% statutory rate, related to the net pro forma adjustments.

  (d) To adjust the assets and liabilities of Republic to their estimated fair values (such estimated fair values are subject to possible adjustment based on future analyses) as follows (in thousands):

     Net assets of Republic at December 31, 1997....................... $51,556
     Estimated fair value adjustments:
       LIFO Adjustment.................................................   5,331
       Prepaid pension costs...........................................   1,840
       Deferred income tax liabilities.................................  (2,797)
       Cost in excess of net assets acquired...........................   9,121
                                                                        -------
                                                                        $65,051
                                                                        =======

  (e) To record estimated costs of consummating the Merger and liabilities resulting from change in control provisions.

  (f) To eliminate Republic historical equity balances, and to record the assumed issuance of 2.9 million shares of Keystone Common Stock, at an assumed fair value of $21.69 per share, to consummate the Merger.

  The accompanying unaudited pro forma combined condensed financial statements do not include the effects of any estimated transition or restructuring costs which may be incurred in connection with integrating the operations of Republic into Keystone. It is not feasible at this time to estimate these costs. Additionally, the unaudited pro forma combined condensed statements of income do not reflect any net cost savings or economies of scale that management believes would have occurred had the Merger been consummated at the beginning of the respective periods.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

  At the Effective Time, the Republic Stockholders will become Keystone Stockholders and their rights will be governed by the California Code, the Keystone Charter and the Keystone Bylaws. The following is a summary of the material differences between the rights of Republic Stockholders and Keystone Stockholders, between the Keystone Charter and the Keystone Bylaws and the Republic Certificate and Republic Bylaws and between certain provisions of the California Code and the Delaware Corporate Law affecting stockholders' rights generally.

  The following summary is not intended to be complete and is qualified in its entirety by reference to the California Code, the Delaware Corporate Law, the Keystone Charter, the Keystone Bylaws, the Republic Certificate and the Republic Bylaws, as appropriate. Copies of the Keystone Charter, the Keystone Bylaws, the Republic Certificate and the Republic Bylaws are incorporated by reference herein and will be sent to Republic Stockholders and Keystone Stockholders upon request. The identification of specific differences is not meant to indicate that other equally or more significant differences may not exist. See "Incorporation of Certain Documents by Reference" and "Available Information."

  Authorized Capital. The total number of authorized shares of capital stock of Keystone consists of 50 million shares of Keystone Common Stock and three million shares of preferred stock (the "Keystone Preferred Stock"). No class or series of Keystone Preferred Stock is currently outstanding. The total number of authorized shares of capital stock of Republic consists of five million shares of Republic Common Stock, par value $.50 per share, 150,000 shares of preferred stock, par value $1.00 per share (the "Senior Preferred Stock") and 50,000 shares of Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock" and collectively with the Senior Preferred Stock, the "Republic Preferred Stock"). No shares of Republic Preferred Stock are outstanding.

  Certain Voting Rights. California law generally requires approval of any reorganization (which includes a merger, certain exchange reorganizations and certain sale-of-asset reorganizations) or sale of all or substantially all of the assets of a corporation by the affirmative vote of the holders of a majority (unless the articles of incorporation require a higher percentage) of the outstanding shares of each class of capital stock of the corporation entitled to vote thereon. The Keystone Charter does not require a higher percentage.

  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon, except in certain circumstances involving an Interested Stockholder (as defined in Delaware Corporate Law). For a complete description of those circumstances, see "Certain Business Combinations and Reorganizations" in this Section.

  In general, under California law, no stockholder approval of a reorganization is required if the corporation, or its stockholders immediately before such reorganization, or both, own, immediately after such reorganization, equity securities (other than warrants or rights) of the surviving or acquiring corporation, or the parent of either of the constituent corporations, possessing more than five-sixths of the voting power of such surviving or acquiring corporation or such parent immediately after such reorganization. Otherwise stockholder approval is required.

  Delaware law provides that (unless required by the certificate of incorporation) no authorization by stockholders of a surviving or acquiring corporation is necessary for a merger if (1) the merger does not amend the certificate of incorporation of the corporation, (2) each share of stock of the corporation outstanding prior to the merger remains identical after the merger, and (3) either (x) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger or (y) the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the merger plus shares issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the merger do not exceed 20% of the shares of common stock of the surviving corporation outstanding prior to the merger. The Republic Certificate does not require stockholder authorization for mergers of the type described in the preceding sentence.

  Under California law, a parent corporation may, without stockholder approval, merge into itself a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

  Similarly, Delaware law permits a merger of a 90% owned subsidiary corporation into its parent without stockholder approval so long as the resolution of the board of directors of the parent providing for the merger states the terms and conditions of the merger, including the consideration to be given by the parent in exchange for the subsidiary shares not owned by the parent, if any.

  Dividends. Generally, a California corporation may pay dividends out of retained earnings or if, after giving effect thereto: (1) the sum of the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding certain deferred credits) and (2) the current assets of such corporation are at least equal to
(A) its current liabilities or (B) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1 1/4 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares.

  Under Delaware law, a corporation may pay dividends out of surplus or, in the event that no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares.

  Election of Directors; Board of Directors. Under California law generally, any stockholder of a corporation is entitled to cumulate his or her votes for the election of directors provided that at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate his or her votes. Cumulative votes may only be cast for candidates who have been nominated before the voting. However, because of the terms of Keystone's Charter and because the Keystone Common Stock currently is included in the Nasdaq National Market System and Keystone had more than 800 holders of its equity securities at the record date for its last annual stockholders meeting, stockholders do not have cumulative voting rights. In addition, Keystone is required to divide its Board of Directors into three classes of directors at its next annual meeting of stockholders. However, the Keystone Board is proposing to amend the Keystone Charter to eliminate this requirement. See "Amendment to Keystone's Amended and Restated Articles of Incorporation."

  The Republic Certificate does not provide for cumulative voting.

  While under Delaware law Republic is permitted to provide in its certificate of incorporation, in an initial bylaw or by a bylaw adopted by a vote of stockholders, for classification of its Board of Directors into up to three classes, it currently does not have a classified Board.

  Removal of Directors; Filling Vacancies on the Board of Directors. Under California law the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause.

  For stockholders to remove a Keystone director without cause requires the affirmative vote of at least two-thirds of the outstanding Keystone Common Stock; while for cause, stockholders may remove a director by vote of a majority of the outstanding shares. The Keystone Board may remove a director for cause by the affirmative vote of at least two-thirds of the directors (excluding the director to be removed).

  Under Delaware law, any or all directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

  Under the Keystone Bylaws, vacancies on the Keystone Board may be filled by the affirmative vote of two-thirds of the remaining directors. In addition, any vacancy not filled by the directors may be filled by the vote of the majority of shares entitled to vote. Under Delaware law (unless otherwise provided in the articles of incorporation or bylaws), vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office.

  Special Meetings of Stockholders; Stockholder Action by Written
Consent. Under California law, a special meeting of stockholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles of incorporation or bylaws. Neither the Keystone Charter nor the Keystone Bylaws permit any additional person to call a special meeting.

  Under Delaware law, a special meeting of stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. The Republic Bylaws provide that a special meeting of stockholders also may be called by the Chairman of the Republic Board or the President.

  Under the Keystone Charter, any action which may be taken at a meeting of stockholders may also be taken by the written consent of the holders of at least two-thirds of the outstanding shares of Common Stock.

  Under Delaware law (unless otherwise provided in the certificate of incorporation), any action which is required to be taken or may be taken at a meeting of stockholders, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Republic Certificate provides that such action may be taken by the written consent of the holders of not less than a majority of the stock entitled to vote upon such action if a meeting were held.

  Amendment of Bylaws. Under California law, bylaws may generally be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote thereon or (subject to any restrictions in the articles of incorporation or bylaws) by the approval of the board of directors. However, under the Keystone Bylaws, the following amendments may only be adopted by approval of the affirmative vote of two-thirds of the outstanding shares entitled to vote: (i) the calling of or setting of the time and notice of a special stockholders meeting, (ii) stockholder actions without a meeting,
(iii) director nominations and stockholder proposals, (iv) the number of directors, (v) election and terms of office of directors, and (vi) the provisions governing amendments to the Keystone Bylaws.

  Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. The Republic Certificate provides that the Republic Bylaws may be made, altered, amended or repealed by the Republic Board.

  Amendment of Charter. Under California and Delaware law, amendments to the charter of a corporation generally require approval by vote of the board of directors and the holders of a majority of outstanding shares entitled to vote thereon and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by a provision of the charter. However, the Keystone Charter requires the affirmative vote of two-thirds of the outstanding shares to amend the Keystone Charter if the amendment relates to (i) cumulative voting or the classification of the Board, (ii) the voting requirements to amend the Keystone Charter or amending a Keystone Bylaw which requires stockholder approval or the requirement for two-thirds director vote to fill Board vacancies (iii) changing the stockholder voting requirement for stockholder actions by written consent, or (iv) director liability for monetary damages.

  Dissenters' Rights. Under California law, in the event of a merger of a corporation for which the approval of outstanding shares is required, under certain circumstances dissenting stockholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares.

For a more complete description of such rights with respect to the Merger, see "The Merger--DISSENTERS' RIGHTS."

  Under Delaware law, no appraisal rights in a merger or consolidation are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or designated as a national market system security, or (2) held of record by more than 2,000 stockholders. Further, no appraisal rights are available to stockholders of the surviving corporation if their vote is not required in connection with the merger. Notwithstanding the foregoing provisos, appraisal rights are available if stockholders receive in the merger or consolidation consideration other than: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation is either (a) listed on a national securities exchange or designated as a national market system security, or (b) held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares; or (4) any combination of the foregoing.

  Certain Business Combinations and Reorganizations. Under California law, if a tender offer or written proposal to acquire a corporation by a reorganization or certain sales of assets is made to a corporation's stockholders by an Interested Party (as hereinafter defined) (each an "Interested Party Proposal"), (1) an affirmative opinion in writing as to the fairness of the consideration to the stockholders of such corporation must be delivered to stockholders of such corporation (or, in the event that no stockholder approval is required for the consummation of the transaction, to the corporation's board of directors) and (2) such stockholders must be
(a) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons and (b) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal. For the purposes of this paragraph, "Interested Party" shall mean a person who is a party to the transaction and (x) directly or indirectly controls the corporation that is the subject of the tender offer or proposal;
(y) is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or (z) is an entity in which a material financial interest (as defined in Section 310 of the California Code) is held by any director or executive officer of the subject corporation.

  In addition, in connection with any merger transaction, California law generally requires that, unless all stockholders of a class or series consent (and except with respect to fractional shares), each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. California law also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the stockholders of the class consent.

  Generally, Delaware law prevents an Interested Stockholder (as defined in the Delaware Corporation Law) from engaging in a Business Combination (as defined in Section 203 of the Delaware Corporation Law) with a corporation for three years following the time such person became an Interested Stockholder unless: (1) before the time such person became an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (2) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (3) at or subsequent to such time, the Business Combination is (x) approved by the board of directors of such corporation and
(y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  The Republic Certificate contains a provision that prevents an Interested Stockholder (defined generally as that term is defined in Delaware Corporate
Law) from engaging in a Business Combination (defined generally as that term is defined in Delaware Corporate Law) unless there is an affirmative vote of at least 80% of the voting power of the then outstanding shares of capital stock of Republic entitled to vote generally in the election of directors, voting together as a single class. However, in the following two circumstances, such a transaction shall only require the affirmative vote as required by law or any other provision of the Republic Certificate: (1) the Business Combination is approved by a majority of Disinterested Directors (defined as any member of the Republic Board who (a) is not a full-time or substantially full-time employee of Republic and has not been such an employee for at least two years, (b) is unaffiliated with the Interested Stockholder and (c) was a member of the Republic Board prior to the time the Interested Stockholder became an Interested Stockholder, and includes any successor to a Disinterested Stockholder who meets all of the above-mentioned criteria except
(c) and was recommended by a majority of the Disinterested Directors then on the Republic Board), or (2) a certain fair value is offered as consideration, the consideration is received in cash or in the same form as the Interested Stockholder has paid for shares, after the Interested Stockholder has become such but prior to the Business Combination certain actions are not taken with respect to dividends, the Interested Stockholder after becoming such does not receive certain credit or tax benefits from Republic and a proxy statement is mailed to Republic Stockholders at least 30 days before the Business Combination.

                  AMENDMENTS TO KEYSTONE'S CHARTER AND BYLAWS

  The Board of Directors has unanimously approved, declared advisable and recommends that the stockholders consider and approve amendments (the "Amendments") to Article Four of Keystone's Charter and Article III, Section
3.4 of Keystone's Bylaws, pursuant to which Keystone would be required to elect a classified Board of Directors at its next annual meeting of Stockholders.

  Purpose and Effects of the Amendment. At the present time, Article Four of the Keystone Charter and Article III, Section 3.4 of Keystone's Bylaws, mandate that at the next annual meeting of stockholders, anticipated to be in August 1998, Keystone must classify its Board by dividing the directors into three classes. The classes would be elected to serve for one, two and three years, respectively. Thereafter, when the initial term of membership expires, each class would be elected to serve for a three-year term. Under the California Code, Keystone would be required to have at least nine members of the Board, whereas currently the Board consists of five members. To implement the current Keystone Charter requirements, Keystone would have to expand its Board by four new members.

  While the Keystone Board may eventually be expended beyond its present five members, the Keystone Board does not believe that it would be in the best interests of Keystone to be required to add four new directors at the next annual stockholders meeting. Consequently, the Keystone Board has proposed that the Keystone Charter and Bylaws be amended. If the proposed amendment is approved to stockholders, directors will continue to be elected for a one year term.

  Resolution. The following resolution will be submitted to shareholders for their approval:

  RESOLVED, that ARTICLE FOUR of the Amended and Restated Articles of Incorporation of Keystone be amended in its entirety to read as follows:

  "FOUR: A. This Article FOUR shall become effective only when this corporation becomes a listed corporation within the meaning of Section 301.5 of the California General Corporations Law, which section provides that a listed corporation means a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or a corporation with outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities as of the record date of the corporation's most recent annual meeting of shareholders.

  B. Upon the effectiveness of this Article FOUR, the election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by the shareholder."

  FURTHER RESOLVED, that Article III, Section 3.4 of Keystone's Bylaws be amended in its entirety to read as follows:

  "Section 3.4 ELECTION AND TERM OF OFFICE.

  (a) Except as expressly set forth in this Section 3.4, (i) the directors shall be elected at each annual meeting of shareholders but, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose and (ii) each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of the shareholders and until his successor is elected and qualified.

  (b) Upon the effectiveness of Article FOUR of the Restated Articles of Incorporation, the election of directors by the shareholders shall not be by cumulative voting. At each election of directors, each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder.

  (c) Any action by the shareholders with respect to any amendment to or the elimination of all or any part of this Article III, Section 3.4, shall require approval by the holders of at least two-thirds of the outstanding shares of the corporation."

  Vote Required: Recommendation of the Board of Directors. In accordance with the requirements of the Keystone Charter and Bylaws, the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required to approve the Amendments. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will have the same effect as votes cast against approval of the Amendments. If the Amendments are approved, the Company intends to file the Amendment to Keystone's Charter with the Secretary of State of California as soon as practicable thereafter. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE KEYSTONE CHARTER AND BYLAW PROPOSAL.

                                 LEGAL MATTERS

  The validity of Keystone Common Stock to be issued in connection with the Merger will be passed upon by Manatt, Phelps & Phillips LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of Keystone at March 28, 1997 and March 29, 1996 and for each of the three years in the period ended March 26, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, which are referred to herein and made part of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated herein by reference. Such consolidated financial statements of Keystone are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Republic at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Price Waterhouse LLP, independent auditors, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  It is expected that representatives of Ernst & Young LLP will be present at the Keystone Stockholders Meeting to respond to appropriate questions and to make a statement if they desire.

                             AVAILABLE INFORMATION

  Keystone and Republic are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants (including Keystone and Republic) that file electronically with the Commission. In addition, such reports, proxy statements and other information with respect to Keystone and Republic may be inspected at the offices of NASD, 1735 K Street, N.W., Washington, D.C. 20006-1506.

  This Joint Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement filed by Keystone with the Commission under the Exchange Act, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each statement shall be deemed qualified in its entirety by such reference.

  No person has been authorized to give any information or make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this Joint Proxy Statement/Prospectus or a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Keystone or Republic since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by Keystone with the Commission under the Exchange Act are incorporated herein by reference (File No. 0-28568):

  . Keystone's Annual Report on Form 10-K for the fiscal year ended March 28, 1997 (the "Keystone Form 10-K");

  .   Keystone's Quarterly Reports on Form 10-Q for the quarters ended June
     27, 1997, September 26, 1997 and December 26, 1997 and the Form 10-Q/A amended Quarterly Report for the quarter ended December 26, 1997 (the "Keystone Form 10-Qs"); and

  . Keystone's Current Reports on Form 8-K dated April 10, 1997, June 6, 1997, January 9, 1998, February 19, 1998, March 10, 1998 and April 8,
     1998 (collectively, with the Keystone Form 10-K and the Keystone 10-Qs, the "Keystone Reports").

  The following documents previously filed by Republic with the Commission under the Exchange Act are incorporated herein by reference (File No. 0-6215).

  . Republic's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Republic Form 10-K");

  . Republic's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "Republic Form 10-Q"); and

  . Republic's Current Report on Form 8-K dated February 23, 1998 (the "Republic Form 8-K," and, collectively with the Republic Form 10-K and the Republic Form 10-Q, the "Republic Reports").

  All documents filed by Keystone or Republic pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Special Meetings shall be deemed to be incorporated by reference into this Joint Proxy Statement /Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Keystone has been supplied by Keystone and all such information relating to Republic has been supplied by Republic.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO KEYSTONE, FROM JAMES
C. LOCKWOOD, VICE PRESIDENT--GENERAL COUNSEL AND SECRETARY, KEYSTONE AUTOMOTIVE INDUSTRIES, INC., 700 EAST BONITA AVENUE, POMONA, CALIFORNIA 91767 [TELEPHONE: (909) 624-8041] AND IN THE CASE OF DOCUMENTS RELATING TO REPUBLIC FROM DONALD B. HAUK, REPUBLIC AUTOMOTIVE PARTS, INC., 500 WILSON PIKE CIRCLE, SUITE 115, P.O. BOX 2088, BRENTWOOD, TENNESSEE 37024 [TELEPHONE: (615) 373-2050 EXTENSION 117]. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 18, 1998.

              FORWARD-LOOKING STATEMENTS--SAFE HARBOR PROVISIONS

  This Joint Proxy Statement/Prospectus contains or incorporates by reference statements which, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "estimate," "anticipate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties, including, without limitation, statements and assumptions with respect to future revenues, program performance and cash flows, the outcome of contingencies including litigation and environmental remediation and anticipated costs of capital investments and planned dispositions. The forward-looking statements contained in or incorporated by reference into this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act and 21E of the Exchange Act.

  For a discussion identifying some important factors that could cause results to vary materially from those anticipated in the forward-looking statements made by Keystone, see "Risk Factors," "Business of Keystone-- Keystone Risk Factors" and the Keystone Reports, including but not limited to the Cautionary Statements set forth on page 7 of the Keystone 10-K.

  Important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements made by Republic are described under "Risk Factors," "Business of Republic--Republic Risk Factors" and in the Republic Reports, including but not limited to the Cautionary Statements set forth on page 6 of the Republic 10-K.

                         FUTURE STOCKHOLDER PROPOSALS

  Any proposal which a stockholder intends to present at the next annual meeting of Keystone Stockholders expected to be held in August 1998 must be received by the secretary of Keystone at its principal executive offices within a reasonable period of time before materials are mailed to stockholders, if such a proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

  If the Merger is not consummated, Republic will hold a 1998 annual meeting of stockholders. If such a meeting is held, stockholder proposals intended to be presented at such meeting must be received by Republic a reasonable time before the solicitation of proxies for such meeting is made in order for inclusion in the proxy materials for such meeting.

  The rules of the Commission set forth standards as to what stockholder proposals are required to be included in a proxy statement for an annual meeting.

                                                                      APPENDIX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        REPUBLIC AUTOMOTIVE PARTS, INC.

                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                      AND

                                KAI MERGER, INC.



                         DATED AS OF FEBRUARY 17, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Recitals..................................................................   7

                                   ARTICLE I

The Merger; Closing; Effective Time.......................................   7
  1.1The Merger...........................................................   7
  1.2Closing..............................................................   7
  1.3Effective Time.......................................................   7

                                   ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation.....   8
  2.1The Certificate of Incorporation.....................................   8
  2.2The By-Laws..........................................................   8

                                  ARTICLE III

Officers, Directors and Management........................................   8
  3.1Directors of Surviving Corporation...................................   8
  3.2Officers of Surviving Corporation....................................   8

                                   ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates...........   8
  4.1Effect on Capital Stock..............................................   8
     (a)Merger Consideration..............................................   8
     (b)Cancellation of Shares............................................   8
     (c)Merger Sub........................................................   8
  4.2Exchange of Certificates for Shares..................................   9
     (a)Exchange Procedures...............................................   9
     (b)Voting............................................................   9
     (c)Transfers.........................................................   9
     (d)Fractional Shares.................................................   9
     (e)Termination of Exchange Period; Unclaimed Stock...................  10
     (f)Lost, Stolen or Destroyed Certificates............................  10
     (g)Affiliates........................................................  10
  4.3Adjustments to Prevent Dilution......................................  10

                                   ARTICLE V

Representations and Warranties............................................  11
  5.1Representations and Warranties of the Company, Keystone and Merger
   Sub....................................................................  11
     (a)Organization, Good Standing and Qualification.....................  11
     (b)Governmental Filings; No Violations...............................  11
     (c)Reports; Financial Statements.....................................  12
     (d)Absence of Certain Changes........................................  12
     (e)Litigation and Liabilities........................................  12
     (f)Accounting and Tax Matters........................................  13
     (g)Taxes.............................................................  13
     (h)Compliance with Laws..............................................  13
  5.2Representations and Warranties of the Company........................  14
     (a)Capital Structure.................................................  14
     (b)Corporate Authority; Approval and Fairness........................  14
     (c)Employee Benefits.................................................  15
     (d)Takeover Statutes.................................................  16
     (e)Environmental Matters.............................................  16

                                                                            PAGE
                                                                            ----
     (f)Labor Matters......................................................  17
     (g)Brokers and Finders................................................  17
     (h)Intellectual Property..............................................  17
     (i)Rights Agreement...................................................  17
  5.3Representations and Warranties of Keystone and Merger Sub.............  17
     (a)Capital Structure..................................................  17
     (b)Corporate Authority; Approval and Fairness.........................  18
     (c)Employee Benefits..................................................  18
     (d)Environmental Matters..............................................  19
     (e)Labor Matters......................................................  19
     (f)Intellectual Property..............................................  19
     (g)Brokers and Finders................................................  20

                                   ARTICLE VI

Covenants..................................................................  20
  6.1Interim Operations....................................................  20
  6.2Acquisition Proposals.................................................  21
  6.3Information Supplied..................................................  22
  6.4Shareholders Meeting..................................................  22
  6.5Filings; Other Actions; Notification..................................  22
  6.6Access; Consultation..................................................  23
  6.7Affiliates............................................................  24
  6.8National Market Listing and De-listing................................  24
  6.9Publicity.............................................................  24
  6.10Benefits.............................................................  25
     (a)Stock Options......................................................  25
     (b)Employee Benefits..................................................  25
  6.11Expenses.............................................................  25
  6.12Indemnification; Directors, and Officers, Insurance..................  25
  6.13Takeover Statute.....................................................  26
  6.14Confidentiality......................................................  26
  6.15Transfer Taxes.......................................................  26
  6.16Tax Status...........................................................  26

                                  ARTICLE VII

Conditions.................................................................  27
  7.1Conditions to Each Party's Obligation to Effect the Merger............  27
     (a)Shareholder Approval...............................................  27
     (b)National Market Listing............................................  27
     (c)Governmental Consents..............................................  27
     (d)Laws and orders....................................................  27
     (e)S-4................................................................  27
  7.2Conditions to Obligations of Keystone and Merger Sub..................  27
     (a)Representations and Warranties.....................................  27
     (b)Performance of Obligations Company.................................  27
     (c)Dissenting Keystone Shares.........................................  27
     (d)Consent of Lender..................................................  27
     (e)Fairness Opinion...................................................  28
     (f)Legal Opinion......................................................  28

                                                                            PAGE
                                                                            ----
  7.3  Conditions to Obligation of the Company.............................  28
       (a) Representations and Warranties..................................  28
       (b) Performance of Obligations of Keystone and Merger Sub...........  28
       (c) Dissenting Keystone Shares......................................  28
       (d) Fairness Opinion................................................  28
       (e) Legal Opinion...................................................  28

                                  ARTICLE VIII

Termination................................................................  29
  8.1  Termination by Mutual Consent.......................................  29
  8.2  Termination by Either Keystone or the Company.......................  29
  8.3  Termination by the Company..........................................  29
  8.4  Termination by Keystone.............................................  29
  8.5  Effect of Termination and Abandonment...............................  30

                                   ARTICLE IX

Miscellaneous and General..................................................  31
  9.1  Survival............................................................  31
  9.2  Modification or Amendment...........................................  31
  9.3  Waiver of Conditions................................................  31
  9.4  Counterparts........................................................  31
  9.5  Governing Law and Venue; Waiver of Jury Trial.......................  31
  9.6  Notices.............................................................  32
  9.7  Entire Agreement....................................................  33
  9.8  No Third Party Beneficiaries........................................  33
  9.9  Obligations of Keystone and of the Company..........................  33
  9.10 Severability........................................................  33
  9.11 Interpretation......................................................  33
  9.12 Assignment..........................................................  33

EXHIBITS

  A  Stock Option Agreement................................................. A-1
  B  Form of Company Affiliate's Letter..................................... B-1
  C  Form of Keystone Affiliate's Letter.................................... C-1

                             INDEX OF DEFINED TERMS

     TERM                                                          SECTION
     ----                                                     -----------------
Acquisition Proposal......................................... 6.2(a), 8.5(b)(i)
Affiliate....................................................               6.7
Agreement....................................................          preamble
Audit Date...................................................            5.1(c)
Bankruptcy and Equity Exception..............................            5.2(b)
By-Laws......................................................               2.2
Certificate..................................................            4.1(a)
Certificate of Merger........................................               1.3
Charter......................................................               2.1
Closing......................................................               1.2
Closing Date.................................................               1.2
Code.........................................................          recitals
Company......................................................          preamble
Company Affiliate's Letter...................................            6.7(a)
Company Disclosure Letter....................................               5.1
Company Option...............................................        6.10(a)(i)
Company Required Consents....................................         5.1(b)(i)
Company Requisite Vote.......................................            5.2(b)
Company Share................................................            4.1(a)
Company Shares...............................................            4.1(a)
Compensation and Benefit Plans...............................         5.2(c)(i)
Confidentiality Agreement....................................            6.6(a)
Contracts....................................................     5.1(b)(ii)(B)
Costs........................................................           6.12(a)
Current Premium..............................................           6.12(c)
D&O Insurance................................................           6.12(c)
DGCL.........................................................               1.1
Disclosure Letter............................................               5.1
Effective Time...............................................               1.3
Environmental Law............................................            5.2(e)
ERISA........................................................        5.2(c)(ii)
ERISA Affiliate..............................................       5.2(c)(iii)
ERISA Affiliate Plan.........................................       5.2(c)(iii)
Escrow Account...............................................               4.4
Escrow Agent.................................................               4.4
Escrow Agreement.............................................               4.4
Exchange Act.................................................      5.1(b)(i)(B)
Exchange Agent...............................................            4.2(a)
Exchange Ratio...............................................            4.1(a)
Excluded Company Shares......................................            4.1(a)
GAAP.........................................................            5.1(c)
Governmental Entity..........................................      5.1(b)(i)(C)
Hazardous Substance..........................................            5.2(e)
HSR Act......................................................      5.1(b)(i)(B)
Indemnified Parties..........................................           6.12(a)
Initial 15 Day Period........................................               8.4
IRS..........................................................        5.2(c)(ii)
Keystone.....................................................          preamble
Keystone Affiliate's Letter..................................            6.7(a)

    TERM                                                              SECTION
    ----                                                           -------------
Keystone Common Stock.............................................        4.1(a)
Keystone Disclosure Letter........................................           5.1
Keystone Preferred Shares.........................................     5.3(a)(i)
Keystone Required Consents........................................     5.1(b)(i)
Keystone Requisite Vote...........................................        5.3(b)
Laws..............................................................        5.1(h)
Litigation........................................................     5.1(e)(i)
Material Adverse Effect...........................................    5.1(a)(ii)
Merger............................................................      recitals
Merger Consideration..............................................        4.1(a)
Merger Sub........................................................      preamble
Named Executive Officers..........................................        5.1(e)
Order.............................................................        7.1(d)
Pension Plan......................................................    5.2(c)(ii)
Person............................................................        4.2(a)
Permits...........................................................        5.1(h)
Prospectus/Proxy Statement........................................        6.3(i)
Registered Keystone Shares........................................ 4.2(a)(ii)(A)
Reports...........................................................        5.1(c)
Representatives...................................................        6.6(a)
S-4 Registration Statement........................................        6.3(i)
SEC...............................................................        5.1(c)
Securities Act....................................................  5.1(b)(i)(B)
Shareholders Meetings.............................................           6.4
Significant Subsidiaries.......................................... 5.1(b)(ii)(A)
Stock Option Agreement............................................      recitals
Stock Plans.......................................................    5.2(a)(ii)
Subsidiary........................................................     5.1(a)(i)
Substitute Option.................................................    6.10(a)(i)
Superior Proposal.................................................        6.2(a)
Surviving Corporation.............................................           1.1
Takeover Statute..................................................        5.2(d)
Tax...............................................................     5.1(g)(x)
Taxes.............................................................     5.1(g)(x)
Taxable...........................................................     5.1(g)(x)
Tax Return........................................................     5.1(g)(y)
Termination Date..................................................        8.2(i)
Termination Fee...................................................        8.5(b)
The Other Party...................................................   5.1(a)(iii)
Transfer Taxes....................................................          6.15

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of February 17, 1998, among Republic Automotive Parts, Inc., a Delaware corporation (the "Company"), Keystone Automotive Industries, Inc, a California corporation ("Keystone"), and KAI Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Keystone ("Merger Sub").

                                   RECITALS

  WHEREAS, the respective boards of directors of each of Keystone, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and adopted this Agreement;

  WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a "tax-free" reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

  WHEREAS, as an inducement to the willingness of Keystone to enter into this Agreement, the board of directors of the Company has approved the grant to Keystone of an option to purchase shares of common stock of the Company pursuant to a stock option agreement, substantially in the form of Exhibit A (the "Stock Option Agreement"), and each of the Company and Keystone have duly authorized, executed and delivered the Stock Option Agreement; and

  WHEREAS, the Company, Keystone and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the Merger shall have the effects provided in the Delaware General Corporation Law ( the "DGCL").

  1.2 Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California 090064-1614 at 9:00 a.m. local time on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Keystone may agree in writing (the "Closing Date").

  1.3 Effective Time. As soon as practicable following the Closing, the Company and Keystone will cause a certificate of merger (the "Certificate of Merger") to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware as provided in Sections 251(c) and 103 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger shall have become effective in accordance with the DGCL (the "Effective Time").

                                  ARTICLE II

     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

  2.1 The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that Article Fourth of the Charter shall be amended to read in its entirety as follows: "The authorized capital stock of the Corporation shall consist of one thousand shares of common stock having a par value of one dollar per share."

  2.2 The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until duly amended as provided therein or by applicable law.

                                  ARTICLE III

                      OFFICERS, DIRECTORS AND MANAGEMENT

  3.1 Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

  3.2 Officers of Surviving Corporation. The officers of the Company at the Effective Time (other than the Chairman of the Board of the Company) shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                  ARTICLE IV

                    EFFECT OF THE MERGER ON CAPITAL STOCK;
                           EXCHANGE OF CERTIFICATES

  4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

    (a) Merger Consideration. Each share of the common stock, having a par value of $0.50 per share (each a "Company Share" and together the "Company Shares"), of the Company issued; and outstanding immediately prior to the Effective Time (other than (i) Company Shares that are owned by Keystone or Merger Sub; or (ii) Company Shares that are held in the treasury of the Company (collectively, "Excluded Company Shares")) shall be converted into
  0.80 of a share (the "Exchange Ratio") of common stock, no par value, of Keystone ("Keystone Common Stock"), subject to adjustment as provided in
  Section 4.4 (the "Merger Consideration"). At the Effective Time, all Company Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any Company Shares (other than Excluded Company Shares) shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive, pursuant to Section 4.2(d), cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a).

    (b) Cancellation of Shares. Each Company Share issued and outstanding immediately prior to the Effective Time and owned directly by Keystone, Merger Sub or the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Keystone.

  4.2 Exchange of Certificates for Shares.

  (a) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause an exchange agent (the "Exchange Agent"), selected by Keystone with the Company's prior approval, which shall not be unreasonably withheld, to mail to each holder of record of Company Shares (other than holders of record of Excluded Company Shares) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Keystone and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates in exchange for (A) uncertificated shares of Keystone Common Stock registered on the stock transfer books of Keystone in the name of such holder ("Registered Keystone Shares") or, at the election of such holder, certificates representing shares of Keystone Common Stock and (B) cash in lieu of fractional shares. Subject to Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) Registered Keystone Shares or, at the election of such holder, a certificate, representing that number of whole shares of Keystone Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Registered Keystone Shares or certificate, as the case may be, representing the proper number of shares of Keystone Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any Registered Keystone Shares or certificate for shares of Keystone Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of Registered Keystone Shares or certificates for shares of Keystone Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Keystone or the Exchange Agent that such tax has been paid or is not applicable.

  For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(b)) or other entity of any kind or nature.

  (b) Voting. Holders of unsurrendered Certificates shall not be entitled to vote after the Effective Time at any meeting of Keystone stockholders with a record date at or after the Effective Time.

  (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

  (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Keystone Common Stock will be issued and any holder of record of Company Shares entitled to receive a fractional share of Keystone Common Stock, but for this Section 4.2(d), shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the closing price of a share of Keystone Common Stock, on the NASDAQ National Market, as reported in The Wall Street Journal, West Coast edition, for the last trading day prior to the Effective Time. Keystone shall make available to the Exchange Agent cash in an amount sufficient to make the payments in lieu of fractional shares of Keystone Common Stock.

  (e) Termination of Exchange Period; Unclaimed Stock. Any shares of Keystone Common Stock and any portion of the cash payable with respect to the Keystone Common Stock pursuant to Section 4.1 and Section 4.2(d) (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company 180 days after the Effective Time shall be paid to Keystone. Any former shareholders of the Company who have not theretofore complied with this Article IV shall look only to Keystone for payment of their shares of Keystone Common Stock and any cash issuable and/or payable pursuant to Section 4.1 and Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Keystone, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Keystone as indemnity against any claim that may be made against it with respect to such Certificate, Keystone will issue the shares of Keystone Common Stock, and the Exchange Agent will issue any cash payment in lieu of a fractional share in respect thereof, issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to this
Article IV upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate pursuant to this Agreement, in each case, without interest.

  (g) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 6.7(a)) of the Company shall not be exchanged until Keystone has received a written agreement from such Person as provided in Section 6.7 hereof.

  4.3 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Keystone Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Keystone Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, merger (except as contemplated by this Agreement) or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

  5.1 Representations and Warranties of the Company, Keystone and Merger
Sub. Except as set forth in the disclosure letter, dated the date hereof, delivered by the Company to Keystone or by Keystone to the Company (each a "Disclosure Letter", and the "Company Disclosure Letter" and the "Keystone Disclosure Letter", respectively), as the case may be, the Company (except for references in subparagraphs (a), (b)(ii) and (c) below to documents made available or disclosed by Keystone to the Company) hereby represents and warrants to Keystone and Merger Sub, and Keystone (except for references in subparagraphs (a), (b)(ii) and (c) below to documents made available or disclosed by the Company to Keystone), on behalf of itself and Merger Sub, hereby represents and warrants to the Company, that:

    (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to Keystone, in the case of the Company, and to the Company, in the case of Keystone, a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date. Such certificates of incorporation and by-laws as so made available are in full force and effect.

    As used in this Agreement, (i) the term "Subsidiary" means, with respect to the Company, Keystone, or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting power to elect at least fifty percent of the board of directors or other Persons performing similar functions is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) the term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the total enterprise value of such Person and its Subsidiaries, taken as a whole, other than effects or changes resulting from the execution of this Agreement or the announcement thereof, and (iii) reference to "the other party" means, with respect to the Company, Keystone and means, with respect to Keystone, the Company.

    (b) Governmental Filings; No Violations. (i) Other than (A) the filings pursuant to Section 1.3 and Section 6.8, (B) the notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), (C) the filings and/or notice to comply with state securities or "blue-sky" laws (such filings and/or notices of the Company being the "Company Required Consents" and of Keystone being the "Keystone Required Consents"), no notices, reports or other filings are required to be made by it to or with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or to prevent, or materially impair its ability to effect, the consummation by it of the transactions contemplated by this Agreement or the Stock Option Agreement.

    (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws or the comparable governing instruments of any of its "Significant Subsidiaries", as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Exchange Act, (B) a material breach or material violation of, a material default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or any Law (as defined in Section 5.1(h)) or (C) any change in the rights or obligations of any party under any of its Contracts, except for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or to prevent, or materially impair its ability to effect, the consummation by it of the transactions contemplated by this Agreement or the Stock Option Agreement. The Company Disclosure Letter, with respect to the Company, and the Keystone Disclosure Letter, with respect to Keystone, sets forth a correct and complete list of all Contracts of it and its Subsidiaries required to be filed as material contract exhibits under the Exchange Act and pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement or the Stock Option Agreement.

    (c) Reports; Financial Statements. It has made available to the other party each registration statement, report, proxy statement or information statement prepared by it since December 31, 1996 as to the Company and since March 28, 1997 as to Keystone (the "Audit Date"), including its Annual Report on Form 10-K for the year ended December 31, 1996 for the Company and for the year ended March 28, 1997 for Keystone in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, its "Reports"). As of their respective dates, its Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the consolidated results of operations and cash flows of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

    (d) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof, as set forth in the Disclosure Letters or as expressly contemplated by this Agreement, since the Audit Date it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and there has not been (i) any change in the financial condition, business or results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, after taking into account any insurance coverage, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock; or (iv) any change by it in accounting principles, practices or methods except as required by GAAP.

    (e) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date hereof and in the Disclosure Letters, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings ("Litigation") pending or, to the actual knowledge of its named executive officers as set forth in the Proxy Statement for its last Annual Meeting of Stockholders (the "Named Executive Officers"), threatened against it or any of its affiliates (as defined in Rule 12b-2 under the Exchange Act) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 5.2(e)), pending or, to the actual knowledge of its named executive officers, threatened against it or any of its Affiliates that in either case are reasonably likely to result in any claims against or obligations or liabilities of it or any of its

  Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or to prevent, or materially impair its ability to effect, the consummation by it of the transactions contemplated by this Agreement or the Stock Option Agreement; provided, that for purposes of this paragraph (e) no Litigation arising after the date hereof shall be deemed to have a Material Adverse Effect if and to the extent such Litigation (or any relevant part thereof) is based on this Agreement or the transactions contemplated hereby.

    (f) Accounting and Tax Matters. As of the date hereof, neither it nor any of its Affiliates has taken or agreed to take any action, nor do its Named Executive Officers have any actual knowledge of any fact or circumstance, that would prevent Keystone from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

    (g) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and: (i) it and each of its Subsidiaries have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it; (ii) as of the date hereof, there are not pending against it or its Subsidiaries or, to the actual knowledge of its Named Executive Officers, threatened against it or its Subsidiaries, in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it; and (iii) there are not, to the actual knowledge of its Named Executive Officers, any unresolved questions or claims concerning its or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the financial statements included in its Reports, except such excess liabilities as have been incurred in the ordinary course of business since the date of such Reports and such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

    As used in this Agreement, (x) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, transfer, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (y) the term "Tax Return" includes all returns, amended returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

    (h) Compliance with Laws. Except as set forth in its Reports filed prior to the date hereof and in the Disclosure Letters, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or to prevent, or materially impair its ability to effect, the consummation by it of the transactions contemplated by this Agreement or the Stock Option Agreement. Except as set forth in its Reports filed prior to the date hereof and in the Disclosure Letters, as of the date hereof no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is, to the actual knowledge of its Named Executive Officers, pending or threatened, nor has any Governmental Entity indicated to it or any of its Subsidiaries an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or to prevent, or materially impair its ability to effect, the consummation by it of the transactions contemplated by this Agreement or the Stock Option Agreement. To the actual knowledge of its Named Executive Officers, as of the date hereof no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or to prevent, or materially impair its ability to effect, the consummation by it of the transactions contemplated by this Agreement or the Stock Option Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits") necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

  5.2 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Keystone and Merger Sub that:

    (a) Capital Structure. The authorized capital stock of the Company consists of (i) 5,000,000 Company Shares, of which 3,401,818 Company Shares were issued and outstanding and 73,165 Company Shares were held in treasury, (ii) 150,000 shares of Preferred Stock, $1.00 par value, of which no shares were issued and outstanding and (iii) 50,000 shares of Junior Participating Cumulative Preferred Stock, $1.00 par value, of which no shares were issued and outstanding, as of the close of business on January 31, 1998. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Company Shares reserved for issuance pursuant to the Stock Option Agreement and Company Shares reserved for issuance as set forth below or which may be issued in accordance with Section 6.1(a), the Company has no Company Shares reserved for issuance. As of January 31, 1998, there were not more than (i) 750,000 Company Shares reserved for issuance pursuant to the Company's Stock Compensation Plan and (ii) 60,000 Company Shares reserved for issuance under the 1997 Stock Option Plan for Non-Employee Directors (collectively, the "Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and except for Company Shares and options to purchase Company Shares which may be issued in accordance with Section 6.1(a), neither the Company nor any of its Subsidiaries has any obligation with respect to any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company Shares issuable pursuant to the Stock Option Agreement have been duly reserved for issuance by the Company, and upon any issuance of such Company Shares in accordance with the terms of the Stock Option Agreement, such Company Shares will be duly and validly issued and fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

    (b) Corporate Authority; Approval and Fairness. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Company Shares (the "Company Requisite Vote") and the Company Required Consents, the Merger. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Keystone and Merger Sub and the due authorization, execution and delivery of the Stock Option Agreement by Keystone, is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The board of directors of the Company
  (A) has adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (B) has approved the execution and delivery of the Stock Option Agreement and (C) has received the opinion of its financial advisors in a customary form and to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Shares (other than Keystone or any of its affiliates) and said opinion has not been withdrawn. The 80% vote requirement set forth in Article Fifteenth of the Company's Certificate of Incorporation, as amended, is not applicable to the Merger approval, the conditions of Article Fifteenth, Section 3(a) having been duly met.

    (c) Employee Benefits.

    (i) A copy of each executive bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other material plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of it and its Subsidiaries (its "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by the Company to Keystone prior to the date hereof and each such Compensation and Benefit Plan is listed in Section 5.2(c) of the Company Disclosure Letter.

    (ii) All of its Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with the exception of any instances of non-compliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Each of its Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, there is no pending or, to the knowledge of its Named Executive Officers, threatened in writing material litigation relating to its Compensation and Benefit Plans which is reasonably likely to have a Material Adverse Effect on it. Neither it nor any Subsidiary has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA and that is reasonably likely to have a Material Adverse Effect on the Company.

    (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
  Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan"). No notice of a "reportable event", within the meaning of
  Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

    (iv) Neither any of its Pension Plans nor any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

    (v) The consummation of the Merger (or its approval by its shareholders) and the other transactions contemplated by this Agreement and the Stock Option Agreement will not (x) entitle any of its employees or directors or any employees of its Subsidiaries to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Compensation and Benefit Plans.

    (vi) Since the Audit Date, except as provided for herein, in the Company Disclosure Letter or as disclosed in the Company's Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by it or any of its Subsidiaries to officers or key employees or any amendment of any of its Compensation and Benefit Plans other than increases or amendments in the ordinary course.

    (d) Takeover Statutes. The Board of Directors of the Company, including a majority of the non-employee directors of the Company, has duly adopted resolutions approving the Merger, the Stock Option Agreement and the transactions contemplated hereby and thereby and specifically naming Keystone and its existing and future affiliates or associates. Such resolutions satisfy the requirements of Section 203 of the DGCL, are by their terms irrevocable, and have not been amended or modified in any manner. The provisions of Section 203 of the DGCL do not and will not apply to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date hereof or any anti-takeover provision in the Company's certificate of incorporation and by-laws is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement.

    (e) Environmental Matters. Except as disclosed in its Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied in all material respects with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, any groundwater underlying such properties, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) at levels that require investigation or cleanup under applicable Environmental Laws; (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries has received written notice that it is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been responsible for any release or threat of release of any Hazardous Substance; (vi) as of the date hereof neither it nor any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) neither it nor any of its Subsidiaries is subject to any binding orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

    As used herein, the term "Environmental Law" means any Law relating to:
  (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

    As used herein, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials or radon.

    (f) Labor Matters. As of the date hereof, neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its Named Executive Officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

    (g) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement and the Stock Option Agreement.

    (h) Intellectual Property. (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in its or any of its Subsidiaries' businesses as currently conducted, and to the actual knowledge of its Named Executive Officers all patents, trademarks, trade names, service marks and copyrights held by it and/or its Subsidiaries are valid and subsisting, except for any failures to so own, be licensed or possess or to be valid and subsisting, as the case may be, that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

    (i) Rights Agreement. The Company has amended the Rights Agreement relating to its Junior Participating Cumulative Preferred Stock Purchase Rights, issued to stockholders in June 1992, to provide that neither Keystone nor Merger Sub shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) and the Distribution Date (as defined therein) shall not be deemed to occur and that the Rights will not become separable, distributable, unredeemable or exercisable as a result of entering into this Agreement, the Stock Option Agreement, the Affiliate Agreement or consummating the Merger and/or the other transactions contemplated hereby and thereby.

  5.3 Representations and Warranties of Keystone and Merger Sub. Except as set forth in the Keystone Disclosure Letter, Keystone, on behalf of itself and Merger Sub, hereby represents and warrants to the Company that:

    (a) Capital Structure. (i) The authorized capital stock of Keystone consists of 50,000,000 shares of Keystone Common Stock, of which 14,642,000 shares were issued and outstanding as of the close of business on January 31, 1998; and 3,000,000 shares of Preferred Stock, no par value (the "Keystone Preferred Shares"), of which no shares were outstanding as of the close of business on January 31, 1998. All of the outstanding shares of Keystone Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Keystone has no shares of Keystone Common Stock or Keystone Preferred Shares reserved for issuance except as described below. Each of the outstanding shares of capital stock of each of Keystone's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Keystone or a direct or indirect wholly-owned Subsidiary of Keystone, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except pursuant to Keystone's 1996 Employee Stock Incentive Plan, neither Keystone nor any of its Subsidiaries has any obligation with respect to any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Keystone or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Keystone does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Keystone on any matter.

    (ii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.10 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Keystone, and there are
  (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

    (b) Corporate Authority; Approval and Fairness. Keystone and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Keystone Shares (the "Keystone Requisite Vote") and the Keystone Required Consents, the Merger. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by Keystone and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreement by the Company, is a valid and binding agreement of Keystone and Merger Sub, enforceable against each of Keystone and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Keystone has received the opinion of its financial advisors, A.G. Edwards & Sons, Inc., in a customary form and to the effect that the Merger Consideration to be paid by Keystone in the Merger is fair to Keystone from a financial point of view and said opinion has not been withdrawn. The shares of Keystone Common Stock, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Keystone will have any preemptive right of subscription or purchase in respect thereof.

    (c) Employee Benefits.

    (i) A complete list of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other material plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Keystone or any of its Subsidiaries ("Keystone Compensation and Benefit Plans") is set forth in the Keystone Disclosure Letter.

    (ii) All of the Keystone Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and ERISA, with the exception of any instances of non-compliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Keystone or any Subsidiary. Each of the Keystone Compensation and Benefit Plans that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and neither Keystone nor any Subsidiary is aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, there is no pending or, to the knowledge of the Named Executive Officers of Keystone, threatened in writing material litigation relating to Keystone Compensation and Benefit Plans which is reasonably likely to have a Material Adverse Effect on it. Neither Keystone nor any Subsidiary has engaged in a transaction with respect to any of the Keystone Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA and that is reasonably likely to have a Material Adverse Effect on Keystone or any Subsidiary.

    (iii) As of the date hereof, no material liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by Keystone or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any ERISA Affiliate Plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

    (iv) Neither any of its Pension Plans nor any of its ERISA Affiliate Plans have a material "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Keystone nor its Subsidiaries have provided, or are required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

    (v) The consummation of the Merger (or its approval by its shareholders) and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Affiliate Agreement will not (x) entitle any of Keystone's or its Subsidiaries' employees or directors to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Keystone Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Keystone Compensation and Benefit Plans.

    (d) Environmental Matters. Except as disclosed in its Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each Keystone and its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (ii) the properties currently owned or operated by Keystone or any of its Subsidiaries (including soils, any groundwater underlying such properties, surface water, buildings or other structures) are not contaminated with any Hazardous Substances at levels that require investigation or cleanup under applicable Environmental Laws; (iii) the properties formerly owned or operated by Keystone or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Keystone or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries has received written notice that it is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been responsible for any release or threat of release of any Hazardous Substance; (vi) as of the date hereof neither Keystone nor any Subsidiary has received any written notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) neither Keystone nor any Subsidiary is subject to any binding orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

    (e) Labor Matters. As of the date hereof, neither Keystone nor any Subsidiary is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization affecting a substantial number of its employees nor is there pending or, to the actual knowledge of its Named Executive Officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or any of its Subsidiaries.

    (f) Intellectual Property. Keystone and/or each Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in its or any of its Subsidiaries' businesses as currently conducted, and to the actual knowledge of Keystone's Named

  Executive Officers all patents, trademarks, trade names, service marks and copyrights held by it and/or its Subsidiaries are valid and subsisting, except for any failures to so own, be licensed or possess or to be valid and subsisting, as the case may be, that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

    (g) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement and the Stock Option Agreement.

                                  ARTICLE VI

                                   COVENANTS

  6.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Keystone shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement, the Stock Option Agreement, the Company Disclosure Letter or as required by applicable Law):

    (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

    (ii) it shall not (A) amend its certificate of incorporation or by-laws;
  (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (D) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

    (iii) neither it nor any of its Subsidiaries shall knowingly take any action that would prevent the merger from qualifying as a tax-free "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect;

    (iv) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or Stock Plans or increase the salary, wage, bonus or other compensation of any directors, officers or employees or take any action which would result in an acceleration of benefits or vesting under the Stock Plans as a result of the consummation of the Merger which would not otherwise occur pursuant to the terms and conditions of such benefits or Stock Plan grants, awards or options as in effect on the date hereof;

    (v) neither it nor any of its Subsidiaries shall issue any preferred stock or incur any indebtedness for borrowed money (other than indebtedness in the ordinary course of business consistent with past practice, indebtedness incurred solely for the purpose of funding the Escrow Account or the replacement or refinancing of existing short-term indebtedness); or guarantee any such indebtedness;

    (vi) neither it nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in the Company's capital expenditure budget heretofore delivered to Keystone;

    (vii) except as contemplated by Section 6.1(a)(iv), neither the Company nor any of its Subsidiaries shall issue, deliver, sell, or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except the option granted under the Stock Option Agreement, options and performance share programs outstanding on the date hereof under the Stock Plans, and shares issuable pursuant to such options and performance share programs;

    (viii) neither it nor any of its Subsidiaries shall acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise;

    (ix) neither it nor any of its Subsidiaries shall agree prior to the Effective Time to do any of the foregoing after the Effective Time.

  (b) Keystone covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or in the Keystone Disclosure Letter or as required by applicable
Law):

    (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

    (ii) it shall not (A) amend its certificate of incorporation or by-laws in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the transactions contemplated hereby; (B) declare, set aside or pay any dividend or other distribution payable in cash or property in respect of any capital stock; or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, except in open market transactions or in connection with the Keystone Stock Plans, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

    (iii) neither it nor any of its Subsidiaries shall knowingly take any action that would prevent the Merger from qualifying as a tax-free "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect, provided, however, that nothing contained herein shall limit the ability of Keystone to exercise its rights under the Stock Option Agreement; and

    (iv) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  (c) Keystone and the Company agree that any written approval obtained under this Section 6.1 may be relied upon by the other party if signed by the Chief Executive Officer or the Chief Financial Officer of the other party.

  6.2. Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall and that it shall direct and use its best efforts to cause its and its Subsidiaries' Representatives (as defined below) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving it, or any purchase of, or tender offer for, 15% or more of the equity securities of it or any of its Subsidiaries or 15% or more of its and its Subsidiaries' assets (based on the fair market value thereof) taken as a whole (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) making any disclosure to the Company's shareholders if, in the good faith judgment of the board of directors of the Company, failure so to disclose would be inconsistent with its obligations under applicable law; (C) engaging in any discussions or negotiations with or providing any information to, any Person in response to a bona fide written Acquisition Proposal by any such Person received after the date hereof that was not solicited by the Company after the date hereof; or (D) recommending such an Acquisition Proposal to the shareholders of the Company if and only to the extent that, in such case referred to in clause (C) or (D), the board of directors of the Company concludes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

  (b) The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company agrees that it will notify Keystone promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of the Company's Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Keystone informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations.

  6.3 Information Supplied. The Company and Keystone each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Keystone in connection with the issuance of shares of Keystone Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Shareholders Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Keystone or the Company, or any of their respective affiliates, officers or directors, should be discovered by Keystone or the Company which should be set forth in an amendment or supplement to any of the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and Keystone.

  6.4 Shareholders Meeting. The Company and Keystone will take, in accordance with applicable law and each of their certificates of incorporation and by-laws, all action necessary to convene meetings of their respective holders of Company Shares stockholders (the "Shareholders Meetings") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. Unless the board of directors of the Company determines in good faith after consultation with outside legal counsel that to do so would result in a failure to comply with its fiduciary duties under applicable law, the Company's board of directors shall recommend approval of this Agreement and the Merger and shall take all lawful action to solicit such approval.

  6.5 Filings; Other Actions; Notification. (a) Keystone and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Keystone shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Keystone and the Company each shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the shareholders of

Keystone and the Company. Keystone shall also use all reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement.

  (b) The Company and Keystone each shall use all reasonable efforts to cause to be delivered to the other party and its directors (i) letters of its independent auditors, dated (A) the date on which the S-4 Registration Statement shall become effective and (B) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement, and
(ii) if elected by Keystone, a letter from its independent auditors addressed to Keystone and the Company, dated as of the Closing Date, stating their opinion that the Merger will qualify for pooling-of-interests accounting treatment.

  (c) The Company and Keystone shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to be done on its part under this Agreement and the Stock Option Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation required to be filed by it to effect all necessary applications, notices, petitions, filings and other documents applicable to it and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order for it to consummate the Merger or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, including, but not limited to, the HSR Act.

  (d) Subject to applicable laws relating to the exchange of information, the Company and Keystone each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Keystone, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement or the Stock Option Agreement.

  (e) The Company and Keystone each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Keystone or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or the SEC with respect to the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement. Each of the Company and Keystone shall give prompt notice to the other of any change that is reasonably likely to result in a material Adverse Effect on it or of any failure of any of the conditions to the other party's obligations to effect the Merger set forth in Article VII.

  6.6 Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Keystone each shall (and shall cause its Subsidiaries to) afford the other's and the other's Subsidiaries, employees, agents and representatives (including any investment banker, attorney or accountant retained by the other or any of the other's Subsidiaries) (such officers, directors, employees, agents and representatives being referred to in this Agreement, with respect to the Company or Keystone, as the context requires, as such party's "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Keystone or Merger Sub hereunder, and provided, further, that the foregoing shall not require the Company or Keystone to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Keystone, as the case may be, would violate applicable law or any of its obligations with respect to confidentiality or would result in the disclosure of any trade secrets of third parties if the Company or Keystone, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Keystone, as the case may be, or such Person as may be designated by any such executive officer, as the case may be. All information provided pursuant to this Section
6.6 shall be governed by the terms of the Confidentiality Agreement between the Company and Keystone dated January 22, 1998 (the "Confidentiality Agreement").

  (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, Keystone and the Company agree to consult with each other on a regular basis on a schedule to be agreed with regard to their respective operations.

  6.7 Affiliates. (a) Each of the Company and Keystone shall deliver to the other a letter identifying all Persons whom such party believes to be, at the date of the Shareholders Meeting, "affiliates" of such party for purposes of applicable interpretations regarding use of the pooling-of-interests accounting method and, in the case of "affiliates" of the Company, for purposes of Rule 145 under the 1933 Act. Each of the Company and Keystone shall use all reasonable efforts to cause each Person who is identified as an "affiliate" in the letter from such party referred to above to deliver to Keystone prior to the date of the Shareholders Meeting a written agreement, in the form attached hereto as Exhibit B, in the case of affiliates of the Company (the "Company Affiliate's Letter"), and Exhibit C, in the case of affiliates of Keystone (the "Keystone Affiliate's Letter"). Prior to the Effective Time, each of the Company and Keystone shall use all reasonable efforts to cause each additional Person who is identified by such party as an "affiliate" to execute the applicable written agreement as set forth in this
Section 6.7 (each Person identified by a party pursuant to the provisions of this Section 6.7(a), an "Affiliate").

  (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of Keystone Common Stock issued to such Affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Keystone and the Company shall have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Keystone agrees to use its best efforts to publish said financial results on Form 8-K within 60 days after the Effective Time. If the Merger would otherwise qualify for pooling-of-interests accounting treatment, any Company Shares held by any such Affiliate shall not be transferable, regardless of whether such Affiliate has provided the applicable written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by Affiliates, would preclude Keystone's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing. The provisions of this Section 6.7(b) regarding the filing of a Form 8-K are intended to be for the benefit of and shall be enforceable by, each of the Affiliates of the Company, their heirs and representatives.

  6.8 National Market Listing and De-listing. Keystone shall use its best efforts to cause the shares of Keystone Common Stock to be issued in the Merger to be approved for listing on the NASDAQ National Market, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Company Shares to be de-listed from the NASDAQ National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

  6.9 Publicity. The initial press release with respect to the Merger shall be a joint press release, and thereafter the Company and Keystone each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement and prior to making any filings with any third party and/or any Governmental Entity (including NASDAQ) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of NASDAQ.

  6.10 Benefits.

  (a) Stock Options.

  (i) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") under the Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Keystone Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded up to, the nearest whole cent) equal to (y) the aggregate exercise price for the Company Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Keystone Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans, including any necessary amendments thereto, to permit the assumption of the unexercised Company Options by Keystone pursuant to this Section and no later than the Effective Time Keystone shall register under the Securities Act of 1933 on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Keystone Common Stock issuable pursuant to all Substitute Options. As promptly as practicable after the Effective Time, the Company shall deliver to the participants in the Stock Plans appropriate notices setting forth such participants' rights pursuant to such assumed Company Options.

  (ii) Effective at the Effective Time, Keystone shall assume each Company Option in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced.

  (b) Employee Benefits. Keystone shall, and shall cause the Surviving Corporation to, honor, pursuant to their terms, all employee benefit obligations to current and former employees under the Compensation and Benefit Plans.

  6.11 Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement and the filing fee under the HSR Act shall be shared equally by Keystone and the Company.

  6.12 Indemnification; Directors, and Officers, Insurance. (a) From and after the Effective Time, Keystone agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined immediately prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Keystone shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

  (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Keystone thereof, but the failure to so notify shall not relieve Keystone of any liability it may have to such Indemnified Party if such failure does not materially prejudice Keystone. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Keystone or the Surviving Corporation shall have the right to assume the defense thereof and Keystone shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Keystone or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Keystone or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Keystone or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Keystone shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Keystone shall not be liable for any settlement effected without its prior written consent.

  (c) Keystone or the Surviving Corporation shall maintain a policy of officers, and directors, liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time; provided, however, if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of $60,000 (the "Current Premium"), in each case during such six year period, Keystone or the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Current Premium.

  (d) If Keystone or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Keystone or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

  (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

  6.13 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each party hereto and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

  6.14 Confidentiality. The Company and Keystone each acknowledges and confirms that it has entered into the Confidentiality Agreement and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, whether or not the Merger is consummated.

  6.15 Transfer Taxes. All state, local, foreign use, real property transfer, stock transfer or similar Taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the "Transfer Taxes") shall be timely paid by the Company.

  6.16 Tax Status. From and after the Effective Time and for a period of twenty-four months thereafter Keystone agrees that it shall not, and it shall not permit any of its Subsidiaries to, take any action (other than lifting any transfer restrictions on the Keystone Shares issued in the Merger pursuant to the provisions of the Company Affiliate Agreement) that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of
Section 368(a) of the Code and the Treasury regulations. In the event of a breach of the provisions of this Section 6.16, Keystone shall indemnify and hold harmless the Persons who were stockholders of the Company immediately prior to the Effective Time in respect of any and all damages (including, but not limited to, reasonable attorneys' fees and costs) which arise from or are related to any breach by Keystone of this Section 6.16. The provisions of this
Section 6.16 are intended for the benefit of, and shall be enforceable by, each Person who was a stockholder of the Company immediately prior to the Effective Time.

                                  ARTICLE VII

                                  CONDITIONS

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

    (a) Shareholder Approval. This Agreement shall have been duly approved by holders of Company Shares and Keystone Shares constituting the Company Requisite Vote and the Keystone Requisite Vote;

    (b) National Market Listing. The shares of Keystone Common Stock issuable to the Company shareholders pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market, upon official notice of issuance.

    (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (d) Laws and orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or that is, individually or in the aggregate with all other such Laws, reasonably likely to have a Material Adverse Effect on Keystone or the Company (collectively, an "Order"), and none of the Department of Justice or the Federal Trade Commission shall have instituted any proceeding or threatened in writing or publicly announced its intention to institute any proceeding seeking any such Order.

    (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

  7.2 Conditions to Obligations of Keystone and Merger Sub. The obligations of Keystone and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Keystone at or prior to the Effective Time of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on the Company, in each case (i) and
  (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Keystone shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

    (b) Performance of Obligations Company. The Company shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Keystone shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

    (c) Dissenting Keystone Shares. Holders of less than 5% of the issued and outstanding Keystone Shares shall have dissented from the Merger under California law.

    (d) Consent of Lender. Either (i) Keystone shall have received the consent of Mellon Bank, N.A. under its Credit Agreement with Mellon Bank, N.A., dated March 25, 1997, to the consummation of the transactions contemplated hereby or (ii) the Company shall have received the consent of Comerica Bank under its Revolving Credit Agreement with Comerica Bank, dated March 31, 1997, not to accelerate the outstanding indebtedness thereunder as a result of the consummation of the transactions contemplated hereby.

    (e) Fairness Opinion. The fairness opinion referenced in Section 5.3(b) of this Agreement shall remain in full force and effect and shall not have been withdrawn or modified (in any way which is materially adverse to Keystone) by A.G. Edwards & Sons, Inc.

    (f) Legal Opinion. The Company shall have received the legal opinion from its counsel referred to in Section 7.3(e).

  7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) Representations and Warranties. The representations and warranties of Keystone and Merger Sub set forth in this Agreement (i) to the extent qualified by Material Adverse Effect shall be true and correct, and (ii) to the extent not qualified by material Adverse Effect shall be true and correct, except that this clause (ii) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on Keystone, in each case (i) and (ii), as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Keystone by the Chief Executive Officer of Keystone to such effect.

    (b) Performance of Obligations of Keystone and Merger Sub. Each of Keystone and Merger Sub shall have performed all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Keystone and Merger Sub by the Chief Executive Officer of Keystone to such effect.

    (c) Dissenting Keystone Shares. Holders of less than 5% of the issued and outstanding Keystone Shares shall have dissented from the Merger under California law.

    (d) Fairness Opinion. The fairness opinion referred to in Section 5.2(b) of this Agreement shall remain in full force and effect and shall not have been withdrawn or modified (in any way which is materially adverse to the Company) by the Company's financial advisor.

    (e) Legal Opinion. The Company shall have received a legal opinion from its counsel, in form and substance reasonably satisfactory to the Company, to the effect that the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                                 ARTICLE VIII

                                  TERMINATION

  8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company or Keystone, by mutual written consent of the Company and Keystone, by action of their respective boards of directors.

  8.2 Termination by Either Keystone or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Keystone or the Company if
(i) the Merger shall not have been consummated by August 31, 1998, whether such date is before or after the date of approval by the shareholders of the Company or Keystone, (the "Termination Date"); (ii) the approval of the Company's or Keystone's shareholders required hereunder shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of Keystone or the Company); provided that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

  8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to herein, by action of the board of directors of the Company:

    (a) If (i) the Company shall not have willfully breached any of the terms of this Agreement in a manner resulting in failure of a condition set forth in Section 7.2(a) or 7.2(b), (ii) the board of directors of the Company approves entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Keystone in writing that the Company wishes to enter into such agreement, (iii) Keystone does not make, within five business days of receipt of the Company's written notification of its desire to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, and that contains terms and conditions (other than with respect to type or amount of consideration) that do not differ materially from the terms and conditions of the proposed agreement for such Superior Proposal and (iv) the Company prior to such termination pays to Keystone in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees to notify Keystone promptly if its desire to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

    (b) If there has been a breach by Keystone or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) it cannot be cured prior to the Termination Date.

  8.4 Termination by Keystone. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Keystone if (i) the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within ten business days after a written request by Keystone to do so, provided that such a request is made after the board of directors of the Company has taken any of the actions specified in clause (C) or (D) of the proviso of Section 6.2 with respect to an Acquisition Proposal and such Acquisition Proposal has not been rejected by such board of directors or withdrawn, (ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (A) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and
(B) cannot be cured prior to the Termination Date or (iii) if the Company or any of its Representatives shall take any of the actions that would be proscribed by Section 6.2 but for the exception therein allowing certain actions to be taken pursuant to clause (C) or (D) of the proviso thereof (other than any such actions taken pursuant to such clause (C) with respect to any bona fide written Acquisition Proposal (received after the date hereof that was not solicited by the Company after the date hereof) taken during the ten calendar day period following receipt of such Acquisition Proposal by the Company if, and only if, the Company receives such Acquisition Proposal during the Initial 15 Day Period). For purposes of this Agreement, the "Initial 15 Day Period" shall mean the 15 calendar day period commencing with the first calendar day after which this Agreement shall have been filed by Keystone or the Company with the SEC as an exhibit to a Current Report on Form 8-K under the Exchange Act.

  8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of any covenant of such party set forth in this Agreement (in any such case in which Keystone is not the breaching party, to the extent any such liability or damages exceed any Termination Fee which may have been paid to Keystone pursuant to Section 8.5(b)); and, provided, further, that if such termination arises pursuant to
Section 8.3(b) or clause (ii) of Section 8.4 as a result of a breach of a representation and warranty made by the other party (other than a breach caused solely as a result of an event or circumstance occurring or arising subsequent to the date of the execution and delivery of this Agreement), such other party shall pay to the non-breaching party promptly, but in no event later than two days after the date of such termination, a fee equal to two hundred fifty thousand dollars ($250,000).

  (b) In the event that (i) after the date hereof a bona fide Acquisition Proposal with respect to the Company or any Subsidiary of the Company that was not solicited by the Company after the date hereof shall have been made to the Company or any of its Subsidiaries by any Person and made known to shareholders generally or has been made directly to shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any Subsidiary of the Company and such Acquisition Proposal or announced intention shall not have been withdrawn prior to the Shareholders Meeting and thereafter this Agreement is terminated by either Keystone or the Company pursuant to Section 8.2(ii) as a result of the failure of the Company's shareholders to approve the Merger at the meeting referred to herein and within nine months after such termination the Company shall have entered into an agreement to consummate a transaction with such Person that would constitute an Acquisition Proposal if it were the subject of a proposal, or
(ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or (y) by Keystone pursuant to Section 8.4(i), (ii) (solely with respect to a willful and intentional breach of Section 6.2) or (iii), then the Company shall promptly, but in no event later than two days after the date of such termination (except as otherwise provided in Section 8.3(a)) or, in the case of a termination pursuant to Section 8.2(ii), two days after the relevant agreement is entered into, pay Keystone a fee equal to $1.9 million (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Keystone and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Keystone or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Keystone or Merger Sub its costs and expenses (including attorneys, fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Mellon Bank, N.A. in effect on the date such payment was required to be made. Solely for purposes of Section 8.5(b)(i), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.2(a) except that references to "15%" in the definition of "Acquisition Proposal" in Section 6.2(a) shall be deemed to be references to 35%.

                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

  9.1 Survival. This Article IX (other than Sections 9.2 and 9.4) and the agreements of the Company, Keystone and Merger Sub contained in Sections 6.7(b) (Affiliates), 6.10 (Benefits), 6.11 (Expenses), 6.12 (Indemnification; Directors' and Officers' Insurance) and 6.16 (Tax Status) shall survive the consummation of the Merger. This Article IX (other than Section 9.2, Section 9.3, and Section 9.14) and the agreements of the Company, Keystone and Merger Sub contained in Section 6.11 (Expenses), Section 6.15 (Confidentiality) and
Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  9.2 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  9.3 Waiver of Conditions. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, AND THE MERGER SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE DGCL, TO THE EXTENT APPLICABLE. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America or the Court of Chancery located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN

THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

  9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

  If to Keystone or Merger Sub:

  Keystone Automotive Industries, Inc.
  700 East Bonita Avenue
  Pomona, California 91767
  Attn: James C. Lockwood, Esq.
  Fax: (909) 624-9136

  with copies to:

  Manatt, Phelps & Phillips, LLP
  11355 W. Olympic Boulevard
  Los Angeles, California 90064
  Attn: Paul Irving, Esq.
  Fax: (310) 312-4224

  If to the Company:

  Republic Automotive Parts, Inc.
  500 Wilson Pike Circle
  Suite 115
  P.O. Box 2088
  Brentwood, Tennessee 37024
  Attn: Keith M. Thompson
  Fax: (615) 373-1629

  with copies to:

  Patterson, Belknap, Webb & Tyler, LLP
  1133 Avenue of the Americas
  New York, NY 10036-6701
  Attn: Jeffrey E. LaGueux, Esq.
  Fax: (212) 336-2222

  and

  Berner & Berner, P.C.
  515 Madison Avenue
  20th Floor
  New York, New York 10022
  Attn: Richard O. Berner, Esq.
  Fax: (212) 735-0638

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

  9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Stock Option Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the Keystone Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE STOCK OPTION AGREEMENT, NEITHER KEYSTONE AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  9.8 No Third Party Beneficiaries. Except as provided in Sections 6.7(b) (Affiliates), 6.12 (Indemnification; Directors, and Officers, Insurance) and
6.16 (Tax Status), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

  9.9 Obligations of Keystone and of the Company. Whenever this Agreement requires a Subsidiary of Keystone to take any action, such requirement shall be deemed to include an undertaking on the part of Keystone to cause such Subsidiary to take such action. whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

  9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                                /s/ Charles J. Hogarty
                                          By: _________________________________
                                             Name: Charles J. Hogarty
                                             Title: Chief Executive Officer

                                          KAI MERGER, INC.

                                                /s/ Charles J. Hogarty
                                          By: _________________________________
                                             Name: Charles J. Hogarty
                                             Title: Chief Executive Officer

                                          REPUBLIC AUTOMOTIVE PARTS, INC.

                                                  /s/ Donald B. Hauk
                                          By: _________________________________
                                             Name: Donald B. Hauk
                                             Title: Executive Vice President
                                              and Chief
                                                 Financial Officer

                                                                      EXHIBIT A

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of the   day of February, 1998 (this
"Agreement"), between Republic Automotive Parts, Inc., a Delaware corporation ("Issuer"), and Keystone Automotive Industries, Inc., a California corporation ("Grantee").

                                   RECITALS

  (a) The Merger Agreement. Prior to the entry into this Agreement and prior to the grant of the Option (as defined in Section 1(a)), Grantee, KAI Merger, Inc., a wholly-owned subsidiary of Grantee ("Merger Sub"), and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Grantee and Issuer intend to effect a merger of Merger Sub with and into Issuer (the "Merger").

  (b) The Option Agreement. As an inducement and condition to Grantee's and Merger Sub's willingness to enter into the Merger Agreement, and in consideration thereof, the board of directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement; provided, that such grant was expressly conditioned upon, and made of no effect until after, execution and delivery by Issuer, Grantee and Merger Sub of the Merger Agreement.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. The Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 676,961 fully paid and nonassessable shares of common stock, having a par value of $0.50 per share ("Common Stock"), of Issuer at a price per share in cash equal to $17.00 (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option) (the "Maximum Applicable Percentage"). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth herein.

  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement and prior to the exercise in full of the Option (other than pursuant to this Agreement), the aggregate number of shares of Common Stock purchasable upon exercise of the Option (inclusive of shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not affect the Option Price.

  2. Exercise; Closing. (a) Conditions to Exercise; Termination. Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person being referred to herein as the "Holder") may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in Section 2(d) within 90 days of the occurrence of a Triggering Event (as defined in Section 2(b)), unless prior to such Triggering Event, the Effective Time (as defined in the Merger Agreement) shall have occurred. The Option shall terminate upon either (i) the occurrence of the Effective Time, or (ii) the close of business Nashville, Tennessee time on the earlier of (x) the day 90 days after the date that Grantee becomes entitled to receive the Termination Fee (as defined in the Merger Agreement); and (y) the date that Grantee is no longer potentially entitled to receive the Termination Fee, in each case under Section 8.5(b) of the Merger Agreement (each an "Exercise Termination Event").

  (b) Triggering Event. A "Triggering Event" shall have occurred if the Merger Agreement is terminated and Grantee then or thereafter becomes entitled to receive the Termination Fee pursuant to Section 8.5(b) of the Merger Agreement.

  (c) Notice of Trigger Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (d) Notice of Exercise by Grantee. If a Holder shall be entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is referred to herein as the "Notice Date") specifying (i) the total number of shares that the Holder will purchase pursuant to such exercise, and (ii) a date (a "Closing Date") not earlier than three business days, nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing"); provided, that if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Holder or Issuer, as required, promptly after the giving and receipt of such notice shall file the required notice and shall request early termination of the required waiting period, and the period of time following the Notice Date referred to in clause (ii) shall commence on the date on which the Holder furnishes to Issuer a supplemental written notice setting forth the Closing Date, which notice shall be furnished as promptly as practicable after all required waiting periods shall have expired or been terminated. Each of the Holder and the Issuer agrees to use all reasonable efforts to cooperate with and provide information to Issuer or Holder, as the case may be, for the purpose of any required notice. The Closing shall take place at the principal business office of the Issuer.

  (e) Payment of Purchase Price. At each Closing, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided, that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

  (f) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by the Holder, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the shares then purchasable hereunder.

  (g) Restrictive Legend. Certificates for Common Stock delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

    "The shares represented by the certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred unless they are subsequently registered or an exemption from such registration requirement is available. The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, a copy of which agreement is on file at the principal office of Issuer. A copy of the aforementioned agreement will be mailed to the holder hereof without charge promptly after receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, in each case to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) both are satisfied. In addition, such certificates shall bear any other legend as may be required by applicable law.

  (h) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by the Holder to Issuer of a written notice of exercise referred to in Section 2(d) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not have been delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. Covenants of Issuer. In addition to its other agreements and covenants herein, Issuer agrees:

    (a) Shares Reserved for Issuance. To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Issuer, or to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement;

    (b) No Avoidance. Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer; and

    (c) Further Assurances. Promptly after the date hereof to take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior approval of or notice to any other regulatory authority is necessary under any applicable federal, state or local law before the Option may be exercised, cooperating in good faith with the Holder in preparing and processing the required applications or notices) in order to permit each Holder to exercise the Option and purchase shares of Common Stock pursuant to such exercise and to take all action necessary to protect the rights of the Holder against dilution.

  4. Representations and Warranties of Issuer. Issuer hereby makes each of the representations and warranties contained in Sections 5.1(b)(ii), 5.2(a) and 5.2(b) of the Merger Agreement as they relate to this Agreement as if such representations and warranties were set forth herein. Issuer hereby further represents and warrants to Grantee that all shares of Common Stock, upon issuance pursuant to the Option, will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement and the Securities Act) and not subject to any preemptive rights.

  5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Grantee and constitutes a valid and binding agreement of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

  6. Exchange; Replacement. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable at such time hereunder, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all Stock Option Agreements issued in respect of this Agreement shall not exceed the Maximum Applicable Percentage. Unless the context shall require otherwise, the terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon (i) receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification from the Holder in the case of loss, theft or destruction and
(iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than the holder of the new Agreement.

  7. Adjustments. In addition to the adjustment to the total number of shares of Common Stock purchasable upon exercise of the Option pursuant to Section 1(b), the total number of shares of Common Stock purchasable upon the exercise hereof and the Option Price shall be subject to adjustment from time to time as follows:

    (a) In the event of any change in the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the shares of Common Stock purchasable upon exercise of the Option if the Option had been exercised and such shares of Common Stock had been issued to such Holder immediately prior to such event or the record date therefor, as applicable; and (ii) in the event any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock purchasable upon exercise of the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), the number of shares so purchasable equals the Maximum Applicable Percentage of the number of shares of Common Stock issued and outstanding immediately after the consummation of such change; and

    (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of shares of Common Stock purchasable upon exercise hereof immediately prior to the adjustment and the denominator of which is equal to the number of shares of Common Stock purchasable upon exercise hereof immediately after the adjustment.

  8. Registration. (a) Upon the occurrence of a Triggering Event prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for 270 days from the day such registration statement first becomes effective or until such earlier date as all shares registered shall have been sold by Grantee. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements.

  (b) In the event that Grantee so requests, the closing of the sale or other disposition of the Common Stock or other securities pursuant to a registration statement filed pursuant to Section 8(a) shall occur substantially simultaneously with the exercise of the Option.

  9. Repurchase of Option and/or Shares. (a) Repurchase; Repurchase
Price. Upon the occurrence of a Triggering Event prior to an Exercise Termination Event, (i) at the request of a Holder, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), but in any event prior to the termination of the Option held by the Holder pursuant to Section 2(a), Issuer shall repurchase the Option from the Holder, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice (as defined below)) multiplied by the amount by which the market/offer price (as defined below) exceeds the Option Price and (ii) at the request of a Holder or any person who has been a Holder (for purposes of this Section only, each such person being referred to as a "Holder"), delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), but in any event prior to the termination of the Option held by the Holder pursuant to
Section 2(a), Issuer shall repurchase such number of Option Shares from such Holder as such Holder shall designate in the Repurchase Notice at a price (the "Option Shares Repurchase Price") equal to the number of shares designated multiplied by the market/offer price. The term "market/offer price" shall mean the highest of (x) the price per share of Common Stock at which a tender or exchange offer for Common Stock has been made, (y) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer and (z) the highest closing price for shares of Common Stock on the NASDAQ National Market (or, if the Common Stock is not then listed on the National Market, any national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) in each case within the six-month period immediately preceding the delivery of the Repurchase Notice. In the event that a tender or exchange offer is made for the Common Stock or an agreement is entered into for a merger, share exchange, consolidation or reorganization involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Common Stock shall be determined in good faith by a nationally recognized investment banking firm selected by Issuer.

  (b) Method of Repurchase. A Holder may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the applicable Option Repurchase Price and/or the Option Share Repurchase Price or, in either case, the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

  (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law from repurchasing the Option (or portion thereof) and/or any Option Shares subject to such Repurchase Notice, Issuer shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within five business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of such prohibition, the Holder may, within five days of receipt of such notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent, of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder that portion of the Option

Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate,
(A) with respect to the Option, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or
(B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may exercise the Option for 90 days after a notice of revocation has been issued pursuant to this Section 9(c).

  (d) Acquisition Transactions. In addition to any other restrictions or covenants, Issuer hereby agrees that, in the event that a Holder delivers a Repurchase Notice, it shall not enter or agree to enter into any Acquisition Transaction unless the other party or parties thereto agree to assume in writing Issuer's obligations under Section 9(a) and, notwithstanding any notice of revocation delivered pursuant to the proviso to Section 9(c), a Holder may require such other party or parties to perform Issuer's obligations under Section 9(a) unless such party or parties are prohibited by law or regulation from such performance, in which case such party or parties shall be subject to the obligations of the Issuer under Section 9(c).

  10. Extension of Exercise Periods. The 180-day period for exercise of certain rights under Section 9 shall be extended in each such case at the request of the Holder to the extent necessary to avoid liability by the Holder under Section 16(b) of the Exchange Act by reason of such exercise.

  11. Assignment. Neither party hereto may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that, in the event that a Triggering Event shall have occurred, Grantee may assign the Option, in whole or in part. Any attempted assignment in contravention of the preceding sentence shall be null and void.

  12. Filings; Other Actions. Each of Grantee and Issuer will use its reasonable best efforts, subject to the provisions of applicable law, to make all filings with, and to take all other action necessary for the consummation of the transactions contemplated by this Agreement.

  13. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be specifically enforceable through injunctive or other equitable relief.

  14. Severability; Etc. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) and 7 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  15. Notices. All notices, requests, instructions, or other documents to be given hereunder shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, in each case at the respective addresses of the parties set forth in the Merger Agreement.

  16. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware, without regard to the conflict of law principles thereof.

  17. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

  18. Entire Agreement, Etc. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  19. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) plus any Termination Fee paid to Grantee pursuant to Section 8.5(b) of the Merger Agreement exceed in the aggregate $3.0 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option,
(ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's realized Total Profit, when aggregated with such Termination Fee so paid to Grantee shall not exceed $3.0 million after taking into account the foregoing actions.

  (b) Notwithstanding any other provision of this Agreement, if the Option is assigned in no event shall the Total Profit realized by all Holders exceed in the aggregate $1.1 million and, if it otherwise would exceed such amount, the affected Holder or Holders, at its or their sole discretion, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by such Holder or Holders, (iii) pay cash to the Issuer, or (iv) any combination thereof so that the Total Profit realized by all Holders shall not exceed $1.1 million after taking into account the foregoing actions.

  (c) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any Termination Fee theretofore paid to Grantee would exceed $3.0 million; provided, however, that if the Option is assigned the maximum Notional Total Profit shall be $1.1 million. Nothing in the preceding sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

  (d) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amounts received by Grantee (of all Holders if the Option is assigned) pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to Section 9, less, in the case of any repurchase of Option Shares, (y) the Grantee's purchase price for such Option Shares, as the case may be, (ii) (x) the amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, and (iii) the amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party.

  (e) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee (of any other Holder if the Option is assigned) may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by all Holders as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  20. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                          REPUBLIC AUTOMOTIVE PARTS, INC.

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                                                      EXHIBIT B

                              AFFILIATE AGREEMENT

  THIS AFFILIATE AGREEMENT is made and effective as of February   , 1998, by
and among KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation ("Keystone"), REPUBLIC AUTOMOTIVE PARTS, INC., a Delaware corporation ("Republic"), and William F. Ballhaus, Edgar R. Berner, Richard O. Berner, Nicholas A. Fedoruk, Oliver R. Grace, Jr., Donald B. Hauk, Leroy M. Parker, Douglas R. Stern, Keith M. Thompson, Douglas G. Goetsch, Thomas J. Rutkowski and Anthony R. Dainora, (collectively, the "Shareholders" and individually, a "Shareholder").

  A. Republic and the Shareholders desire that Keystone, KAI Merger, Inc., a wholly owned subsidiary of Keystone (the "Subsidiary"), and Republic enter into that certain Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), pursuant to which, among other things,
(i) the Subsidiary will be merged with and into Republic (the "Merger") and
(ii) all shares of the capital stock of Republic issued and outstanding immediately prior to the Merger will be converted into the right to receive shares of the Common Stock of Keystone.

  B. Republic and the Shareholders are entering into this Agreement (i) as a material inducement to Keystone to enter into, and to cause the Subsidiary to enter into, the Merger Agreement and (ii) to provide Keystone with a reasonable basis for its belief, as it relates to Republic, that the merger transaction may be accounted for as a pooling-of-interests.

  C. The Shareholders are affiliates of Republic as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

  1. Representations and Warranties. Each Shareholder hereby represents and warrants to Keystone as follows:

    (a) The Shareholder is the holder of record, and has the sole power to vote, or to direct the voting of, and to dispose of, or to direct the disposition of, that number of shares of the Common Stock of Republic set forth below such Shareholder's name on the signature page hereof. Except for such shares, and any stock options and performance shares held by the Shareholder pursuant to Stock Plans (as that term is defined in the Merger Agreement), the Shareholder has no right, title or interest of any kind whatsoever in any shares of the capital stock or other securities of Republic. Since January 31, 1996, the Shareholder has not engaged in the sale, exchange, transfer, redemption, reduction in any way of his risk of ownership, short sale or other disposition, directly or indirectly, of any interest in any shares of the capital stock or other securities of Republic in contemplation of the Merger Agreement or the transactions contemplated thereby.

    (b) All shares of the capital stock of Republic held by the Shareholder are free and clear of all (i) liens, claims, charges, encumbrances, security interests, equities, restrictions on transfer or any other defects in title of any kind or description whatsoever and (ii) preemptive rights, options, proxies, voting trusts or other agreements, understandings or arrangements regarding the voting or the disposition of such shares, except for any such encumbrances or proxies arising hereunder or under the Securities Act of 1933, as amended (the "Securities Act").

    (c) The Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement without obtaining the approval or consent of any person, and this Agreement is the legal, valid and binding obligation of the Shareholder and is enforceable against the Shareholder in accordance with its terms.

    (d) Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby (i) will, to the knowledge of the Shareholder, result in a violation of, constitute a default under, conflict with or require any consent, approval or notice under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind, or any judgment, order, decree, statute, law, rule or regulation, to which the Shareholder is a party or by which the Shareholder is bound or (ii) will, to the knowledge of the Shareholder, result in the creation or imposition of any lien, claim, charge, security interest, encumbrance or restriction on any shares of the capital stock of Republic. If the Shareholder is married and any shares of the capital stock of Republic held by the Shareholder constitute community property, this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding agreement of, the Shareholder's spouse, enforceable against such person in accordance with its terms.

    (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement based upon arrangements made by or on behalf of the Shareholder.

    (f) The Shareholder understands and acknowledges that Keystone is entering into, and is causing the Subsidiary to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

  2. Voting of Republic Shares. Each Shareholder hereby covenants and agrees as follows:

    (a) At any meeting of shareholders of Republic called to vote upon the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances in which a vote, consent or other approval with respect to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) all shares of the capital stock of Republic as to which he has the sole or shared voting power, as of the record date established to determine the persons who have the right to vote at such meeting or to grant such vote, consent or approval, in favor of the Merger, the execution and delivery by Republic of the Merger Agreement and the approval of the terms of the Merger Agreement, the Merger and each other transaction contemplated by the Merger Agreement.

    (b) At any meeting of shareholders of Republic, or at any adjournment thereof, or in any other circumstances in which the vote, consent or other approval of shareholders of Republic is sought, the Shareholder shall vote (or cause to be voted) all shares of the capital stock of Republic as to which he has the sole or shared voting power as of the record date established to determine the persons who have the right to vote at such meeting or to grant such vote, consent or the approval against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or acquisition of any debt or equity security or of any assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Republic or (ii) any amendment of Republic's Articles of Incorporation or Bylaws or (iii) any other proposal or transaction involving Republic, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing matters set forth in clause (i), (ii) or (iii) above, a "Competing Transaction").

    (c) The Shareholder shall retain at all times the right to vote any shares of the capital stock of Republic, in his sole discretion, on all matters (other than those set forth in this Section 2) which are at any time or from time to time presented to the shareholders of Republic generally.

    (d) The Shareholder shall not, without the prior written consent of Keystone in each instance, take any action that would alter or affect in any way the right to vote any shares of the capital stock of Republic as to which the Shareholder has the sole or shared voting power, including, but not limited to, (i) transferring (whether by sale, gift, pledge or otherwise), or consenting to the transfer of, any interest in any such shares, (ii) entering into any contract, option or other agreement or understanding with respect to the voting of such shares, (iii) granting any proxy, power of attorney or other authorization in or with respect to the voting of such shares or (iv) depositing such shares into a voting trust or entering into a voting agreement or arrangement with respect thereto.

  3. Recommendations to Shareholders. Unless the board of directors of Republic determines in good faith after consultation with outside legal counsel that to do so would result in a failure to comply with its fiduciary duties under applicable law, each Shareholder, in his capacity as a director of Republic, (i) shall recommend to the shareholders of Republic that they approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement at the Republic Meeting or at any other meeting of the shareholders of Republic, or in any other circumstances in which the vote, consent or approval of shareholders of Republic is sought with respect thereto, and (ii) shall advise the shareholders of Republic to reject any Competing Transaction. The obligations of the Shareholder under this Section 3 shall cease at such time as Republic or Keystone shall have terminated the Merger Agreement pursuant to Sections 8.2 or 8.3 thereof.

  4. Accounting Treatment. Notwithstanding any other provision of this Agreement to the contrary, a Shareholder shall not knowingly take any action which, either alone or together with any action by any other person, could reasonably be expected by such Shareholder to preclude Keystone from accounting for the business combination to be effected by the Merger as a pooling of interests, including, but not limited to, (i) selling, assigning, transferring or otherwise disposing of any shares of the capital stock or other securities of Republic prior to the Merger, (ii) selling, assigning, transferring or otherwise disposing of any interest in any shares of the Common Stock of Keystone to be received by such Shareholder in the Merger or
(iii) taking any other action which, either alone or together with any other action by any other person, could in any way reduce such Shareholder's risk of ownership or investment in any shares of the capital stock of Republic prior to the Merger or of Keystone received by such Shareholder in the Merger; provided, however, that the foregoing restrictions on the shares of Keystone received in the Merger shall terminate upon the earlier of (i) the date of Keystone's publication of financial results covering a period of at least thirty (30) days of combined operations of Keystone and Republic following the Effective Time (as defined in the Merger Agreement) and (ii) the date that the merger fails to qualify for pooling of interest accounting treatment for any reason other than a material breach of this Section 4 by such Shareholder.

  5. Competing Transactions. Each Shareholder shall refrain, and shall use its reasonable best efforts to cause any investment banker, attorney or other adviser or representative of the Shareholder or Republic to refrain, directly or indirectly, from (i) soliciting, initiating or encouraging the submission of any Competing Transaction or (ii) participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action to facilitate any inquiries or the making of any Competing Transaction, except to the extent that the Shareholder undertakes such activities in his capacity as an officer or director of Republic in accordance with the provisions of Section 6.2 of the Merger Agreement.

  6. Exchange of Stock. Upon the satisfaction or waiver of the conditions to the obligation of Republic to consummate the Merger, which conditions are set forth in Article VII of the Merger Agreement, each Shareholder shall exchange all shares of the capital stock of Republic held by him for the consideration provided in the Merger Agreement.

  7. Restrictions on Disposition of Keystone Shares.

  (a) Each Shareholder acknowledges that he has been advised that (i) the Merger constitutes a transaction covered by Rule 145 promulgated under the Securities Act, (ii) prior to the Merger such Shareholder may be deemed to be an "affiliate" of Republic within the meaning of Rule 145 and (iii) the transfer of any shares of the Common Stock of Keystone held by such Shareholder, whether received by him in the Merger or otherwise, may be restricted in accordance with the provisions of Rule 145.

  (b) A Shareholder shall not sell, transfer, pledge, hypothecate or otherwise dispose of any interest in any shares of the capital stock or other securities of Keystone, including, but not limited to, any shares of

Common Stock received in the Merger or any securities which may be issued as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, unless (i) such sale, transfer or disposition is effected pursuant to an effective registration statement under, and in compliance with, the Securities Act or (ii) such Shareholder shall deliver to Keystone an opinion of legal counsel, which opinion shall be in form or substance reasonably satisfactory to Keystone, to the effect that such sale, transfer or disposition is exempt from the registration requirements of the Securities Act pursuant to the provisions of Rule 145 or another applicable exemption; provided, however, that the Shareholder may make bona fide gifts or distributions without consideration of such securities so long as the recipients thereof agree not to sell, transfer or otherwise dispose of such securities except as provided herein.

  (c) Each Shareholder has consulted such legal counsel and financial advisors as he has deemed appropriate, in his sole discretion, with respect to his obligations under this Section 7.

  8. Legend.

  (a) Each Shareholder shall stamp, print or type, or shall cause to be stamped, printed or typed, the following legend on the face of any certificate evidencing shares of the Common Stock or other securities of Republic held by such Shareholder or of Keystone received in the Merger:

    "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS
  CERTIFICATE IS SUBJECT TO AN AFFILIATE AGREEMENT DATED AS OF FEBRUARY   ,
  1998, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY."

  (b) The foregoing legend shall be removed promptly after Keystone's publication of financial results covering a period of at least thirty (30) days of combined operations of Keystone and Republic following the Effective Time and replaced with a legend reasonably acceptable to counsel for Keystone and counsel for the Shareholders referring to restrictions under Rule 145. Such Rule 145 legend shall be removed upon receipt of a legal opinion from counsel to the Shareholder, reasonably acceptable in form and substance to Keystone, to the effect that such Rule 145 legend is no longer required.

  9. Stop Transfer Orders.

  (a) Republic shall not register the transfer of any certificate representing any shares of the capital stock or other securities of Republic now held or hereafter acquired by any Shareholder, unless such transfer is made pursuant to the Merger Agreement.

  (b) Keystone shall not register the transfer of any certificate representing any shares of the Common Stock of Keystone received by a Shareholder in the Merger, except as expressly permitted by this Agreement.

  10. Termination. All rights and obligations of the parties under this Agreement shall terminate upon the date upon which the Merger Agreement is terminated in accordance with Article VIII thereof.

  11. Successors and Assigns. Neither this Agreement nor any of the rights or duties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of each other party affected by such assignment. Any assignment in violation of the foregoing shall be void. This Agreement and the obligations of a Shareholder hereunder shall attach to all shares of the capital stock of Republic now held or hereafter acquired by such Shareholder and shall inure to the benefit of and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass by operation of law including, but not limited to, the Shareholder's permitted heirs, representatives or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Republic, or the acquisition of any interest in additional shares of the capital stock of Republic by any Shareholder, the number of shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any interest in any additional shares of the capital stock of Republic issued to or acquired by such Shareholder.

  12. Indemnification.

  (a) Each of the Shareholders, solely with respect to himself, with respect to Keystone on the one hand, and Keystone with respect to each of the Shareholders, on the other hand, shall indemnify the other and hold it harmless against and in respect of any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities (including, but not limited to, reasonable attorneys' fees and costs) which arise or result from or are related to any material breach by such indemnifying party or material failure by such indemnifying party to perform any of its representations, warranties, commitments, obligations, covenants or conditions hereunder; provided, however, that no party shall be entitled to seek indemnification from any other party pursuant to this Section 12 unless the party from whom indemnification is sought is given written notice of the existence of a claim for indemnification within six months of the Effective Time of the Merger. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of the indemnified party nor shall this section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by the indemnified party.

  (b) The party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of the existence of any claim, demand or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed); provided, however, that the Indemnitee at all times also shall have the right to fully participate in the defense at its own expense. If the Indemnitor within a reasonable time after such notice fails to defend such claim, or fails to adequately pursue such defense once commenced, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account and at the risk and expense of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor in each instance. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor reasonably may request; provided, however, that any associated expenses shall be paid by the Indemnitor.

  13. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made by the parties hereto in this Agreement (including, but not limited to, statements contained in any schedule or certificate or other instrument delivered by or on behalf of any party hereto or in connection with the transactions contemplated hereby) shall survive the date hereof and any investigations, inspections, examinations or audits made by or on behalf of any party.

  14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

  15. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth on the signature page hereof or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified on the signature page hereof and the appropriate answer back or telephonic confirmation is received. Any party may change the address to which such notices are to be addressed by giving the other parties notice in the manner herein set forth.

  16. Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware applicable to contracts made and to be performed wholly within that State.

  17. Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

  18. Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

  19. Injunctive Relief. Republic and the Shareholders each hereby acknowledge and agree that the obligations of the Shareholders hereunder are unique and Keystone would not have an adequate remedy at law for money damages in the event of the breach or threatened breach of any provision of this Agreement. Accordingly, Keystone shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or being required to post any bond or undertaking in connection with any such action. This provision with respect to injunctive relief shall not diminish, however, the right of Keystone to any other relief or to claim and recover damages.

  20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

  21. Further Assurances. Each party hereto shall, from time to time at and after the date hereof, execute and deliver such instruments, documents and assurances and take such further actions as the other party may reasonably request to carry out the purpose and intent of this Agreement.

  22. Jurisdiction.

  (a) Each party hereto irrevocably submits to the non-exclusive jurisdiction of any court of the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent it may effectively do so under applicable law, each party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

  (b) Each party hereto agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to hereinabove brought in any such court shall be conclusive and binding upon such person and its successors and assigns and may be enforced in the courts of the State of Delaware (or any other courts to the jurisdiction of which such person is or may be subject) by a suit upon such judgment.

  (c) Each party hereto consents to process being served in any suit, action or proceeding of the nature referred to hereinabove by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the other set forth in Section 15. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such person in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such person.

  23. Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

  24. Severable Provisions. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

  IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.

KEYSTONE:                                 KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                          By:
                                             ----------------------------------
                                             Charles J. Hogarty, Chief
                                              Executive Officer
                                             700 East Bonita Avenue
                                             Pomona, California 91767

REPUBLIC:                                 REPUBLIC AUTOMOTIVE PARTS, INC.

                                          By:
                                             ----------------------------------
                                             Keith M. Thompson, President
                                             500 Wilson Pike Circle, Suite 115
                                             Brentwood, Tennessee 37024

SHAREHOLDERS:

                                             ----------------------------------
                                                    William F. Ballhaus
                                             Number of shares:

                                             ----------------------------------
                                                      Edgar R. Berner
                                             Number of shares:

                                             ----------------------------------
                                                     Richard O. Berner
                                             Number of shares:

                                             ----------------------------------
                                                    Nicholas A. Fedoruk
                                             Number of shares:

                                             ----------------------------------
                                                    Oliver R. Grace, Jr.
                                             Number of shares:

                                             ----------------------------------
                                                       Donald B. Hauk
                                             Number of shares:

                                             ----------------------------------
                                                      Leroy M. Parker
                                             Number of shares:

                                             ----------------------------------
                                                      Douglas R. Stern
                                             Number of shares:

                                             ----------------------------------
                                                     Keith M. Thompson
                                             Number of shares:

                                             ----------------------------------
                                                     Douglas G. Goetsch
                                             Number of shares:

                                             ----------------------------------
                                                    Thomas J. Rutkowski
                                             Number of shares:

                                             ----------------------------------
                                                     Anthony R. Dainora
                                             Number of shares:

                                SPOUSAL CONSENT

  I am the spouse of             , a Shareholder in the above Agreement. I
understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

                                             ----------------------------------
                                                        (Print Name)

                                             ----------------------------------
                                                        (Signature)

                                                                      EXHIBIT C

                              AFFILIATE AGREEMENT

  THIS AFFILIATE AGREEMENT is made and effective as of February , 1998, by and among KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation ("Keystone"), REPUBLIC AUTOMOTIVE PARTS, INC., a Delaware corporation ("Republic"), and Ronald G. Brown, Charles J. Hogarty, Al A. Ronco, Kim D. Wood, John M. Palumbo, Christopher Northup, James C. Lockwood, Timothy C. McQuay, George E. Seebart and Leon Schigiel (collectively, the "Shareholders" and individually, a "Shareholder").

  A. Keystone and the Shareholders desire that Keystone, KAI Merger, Inc., a wholly owned subsidiary of Keystone (the "Subsidiary"), and Republic enter into that certain Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement"), pursuant to which, among other things,
(i) the Subsidiary will be merged with and into Republic (the "Merger"), (ii) all shares of the capital stock of Republic issued and outstanding immediately prior to the Merger will be converted into the right to receive shares of the Common Stock of Keystone.

  B. Keystone and the Shareholders are entering into this Agreement as a material inducement to Republic to enter into the Merger Agreement.

  C. The Shareholders are affiliates of Keystone as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

  1. Representations and Warranties. Each Shareholder hereby represents and warrants to Republic as follows:

    (a) The Shareholder is the holder of record, and has the sole power to vote, or to direct the voting of, and to dispose of, or to direct the disposition of, that number of shares of the Common Stock of Keystone set forth below such Shareholder's name on the signature page hereof. Except for such shares, and any stock options held by the Shareholder pursuant to Keystone's 1996 Employee Stock Incentive Plan, as amended, the Shareholder has no right, title or interest of any kind whatsoever in any shares of the capital stock or other securities of Keystone.

    (b) All shares of the capital stock of Keystone held by the Shareholder are free and clear of all (i) liens, claims, charges, encumbrances, security interests, equities, restrictions on transfer or any other defects in title of any kind or description whatsoever and (ii) preemptive rights, options, proxies, voting trusts or other agreements, understandings or arrangements regarding the voting or the disposition of such shares, except for any such encumbrances arising hereunder or under the Securities Act of 1933, as amended (the "Securities Act").

    (c) The Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement without obtaining the approval or consent of any person, and this Agreement is the legal, valid and binding obligation of the Shareholder and is enforceable against the Shareholder in accordance with its terms.

    (d) Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby (i) will, to the knowledge of the Shareholder, result in a violation of, constitute a default under, conflict with or require any consent, approval or notice under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind, or any judgment, order, decree, statute, law, rule or regulation, to which the Shareholder is a party or by which the Shareholder is bound or (ii) will, to the knowledge of the Shareholder, result in the creation or imposition of any lien, claim, charge, security interest, encumbrance or restriction on any shares of the capital stock of Keystone. If the Shareholder is married and any shares of the capital stock of Keystone held by the Shareholder constitute community property, this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding agreement of, the Shareholder's spouse, enforceable against such person in accordance with its terms.

    (e) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement based upon arrangements made by or on behalf of the Shareholder.

    (f) The Shareholder understands and acknowledges that Republic is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

  2. Voting of Republic Shares. Each Shareholder hereby covenants and agrees as follows:

    (a) At any meeting of shareholders of Keystone called to vote upon the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances in which a vote, consent or other approval with respect to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) all shares of the capital stock of Keystone as to which he has the sole or shared voting power, as of the record date established to determine the persons who have the right to vote at such meeting or to grant such vote, consent or approval, in favor of the Merger, the execution and delivery by Keystone of the Merger Agreement and the approval of the terms of the Merger Agreement, the Merger and each other transaction contemplated by the Merger Agreement.

    (b) At any meeting of shareholders of Keystone, or at any adjournment thereof, or in any other circumstances in which the vote, consent or other approval of shareholders of Keystone is sought, the Shareholder shall vote (or cause to be voted) all shares of the capital stock of Keystone as to which he has the sole or shared voting power as of the record date established to determine the persons who have the right to vote at such meeting or to grant such vote, consent or the approval against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or acquisition of any debt or equity security or of any assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Keystone or (ii) any amendment of Keystone's Articles of Incorporation or Bylaws or (iii) any other proposal or transaction involving Keystone, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    (c) The Shareholder shall retain at all times the right to vote any shares of the capital stock of Keystone owned of record by the Shareholder, in his sole discretion, on all matters (other than those set forth in this Section 2) which are at any time or from time to time presented to the shareholders of Keystone generally.

    (d) The Shareholder shall not, without the prior written consent of Republic in each instance, take any action that would alter or affect in any way the right to vote any shares of the capital stock of Keystone as to which the Shareholder has the sole or shared voting power, including, but not limited to, (i) transferring (whether by sale, gift, pledge or otherwise), or consenting to the transfer of, any interest in any such shares, (ii) entering into any contract, option or other agreement or understanding with respect to the voting of such shares, (iii) granting any proxy, power of attorney or other authorization in or with respect to the voting of such shares or (iv) depositing such shares into a voting trust or entering into a voting agreement or arrangement with respect thereto. The provisions of this subsection shall not be applicable to Leon Schigiel with respect to 50% of his holdings of Keystone Common Stock.

  3. Recommendations to Shareholders. Unless (i) the board of directors of Keystone determines in good faith after consultation with outside legal counsel that to do so would result in a failure to comply with it's fiduciary duties under applicable law, or (ii) the opinion of A. G. Edwards & Sons, Inc. referred to in Section 5.3(b) of the Merger Agreement shall have been withdrawn by that firm, each Shareholder, in his capacity as a director of Keystone, (i) shall recommend to the shareholders of Keystone that they approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement at the Keystone Meeting or at any other meeting of the shareholders of Keystone, or in any other circumstances in which the vote, consent or approval of shareholders of Keystone is sought with respect thereto.

  4. Accounting Treatment. Notwithstanding any other provision of this Agreement to the contrary, a Shareholder shall not take any action which, either alone or together with any action by any other person, could preclude Keystone from accounting for the business combination to be effected by the Merger as a pooling of interests.

  5. Termination. All rights and obligations of the parties under this Agreement shall terminate upon the date upon which the Merger Agreement is terminated in accordance with Article VIII thereof.

  6. Successors and Assigns. Neither this Agreement nor any of the rights or duties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of each other party affected by such assignment. Any assignment in violation of the foregoing shall be void. This Agreement and the obligations of a Shareholder hereunder shall attach to all shares of the capital stock of Keystone now held or hereafter acquired by such Shareholder and shall inure to the benefit of and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise, including, but not limited to, the Shareholder's permitted heirs, representatives, successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Keystone, or the acquisition of any interest in additional shares of the capital stock of Keystone by any Shareholder, the number of shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any interest in any additional shares of the capital stock of Keystone issued to or acquired by such Shareholder.

  7. Indemnification.

  (a) Each of the Shareholders, solely with respect to himself with respect to Republic, on the one hand, and Republic with respect to each of the Shareholders, on the other hand, shall indemnify the other and hold it harmless against and in respect of any and all payments, damages, demands, claims, losses, expenses, costs, obligations and liabilities (including, but not limited to, reasonable attorneys' fees and costs) which arise or result from or are related to any material breach by such indemnifying party or material failure by such indemnifying party to perform any of its representations, warranties, commitments, obligations, covenants or conditions hereunder; provided, however, that no party shall be entitled to seek indemnification from any other party pursuant to this Section 7 unless the party from whom indemnification is sought is given written notice of the existence of a claim for indemnification written six months of the Effective Time of the Merger. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of the indemnified party nor shall this section or any other provision of this Agreement be deemed or construed to be a waiver of any ground of defense by the indemnified party.

  (b) The party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of the existence of any claim, demand or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed); provided, however, that the Indemnitee at all times also shall have the right to fully participate in the defense at its own expense. If the Indemnitor within a reasonable time after such notice fails to defend such claim, or fails to adequately pursue such defense once commenced, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account and at the risk and expense of the Indemnitor. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor in each instance. If the claim is one that cannot by its nature be defended solely by the

Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor reasonably may request; provided, however, that any associated expenses shall be paid by the Indemnitor.

  8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made by the parties hereto in this Agreement (including, but not limited to, statements contained in any schedule or certificate or other instrument delivered by or on behalf of any party hereto or in connection with the transactions contemplated hereby) shall survive the date hereof and any investigations, inspections, examinations or audits made by or on behalf of any party.

  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

  10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth on the signature page hereof or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified on the signature page hereof and the appropriate answer back or telephonic confirmation is received. Any party may change the address to which such notices are to be addressed by giving the other parties notice in the manner herein set forth.

  11. Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware applicable to contracts made and to be performed wholly within that State.

  12. Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

  13. Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

  14. Injunctive Relief. Keystone and the Shareholders each hereby acknowledge and agree that the obligations of the Shareholders hereunder are unique and Republic would not have an adequate remedy at law for money damages in the event of the breach or threatened breach of any provision of this Agreement. Accordingly, Republic shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or being required to post any bond or undertaking in connection with any such action. This provision with respect to injunctive relief shall not diminish, however, the right of Republic to any other relief or to claim and recover damages.

  15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

  16. Further Assurances. Each party hereto shall, from time to time at and after the date hereof, execute and deliver such instruments, documents and assurances and take such further actions as the other party may reasonably request to carry out the purpose and intent of this Agreement.

  17. Jurisdiction.

  (a) Each party hereto irrevocably submits to the non-exclusive jurisdiction of any court of the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent it may effectively do so under applicable law, each party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

  (b) Each party hereto agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to hereinabove brought in any such court shall be conclusive and binding upon such person and its successors and assigns and may be enforced in the courts of the State of Delaware (or any other courts to the jurisdiction of which such person is or may be subject) by a suit upon such judgment.

  (c) Each party hereto consents to process being served in any suit, action or proceeding of the nature referred to hereinabove by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the other set forth in Section 15. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such person in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such person.

  18. Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

  19. Severable Provisions. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

  IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.

KEYSTONE:                                 KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                            ___________________________________
                                          By
                                                   Charles J. Hogarty,
                                                 Chief Executive Officer
                                                 700 East Bonita Avenue
                                                Pomona, California 91767

REPUBLIC:                                 REPUBLIC AUTOMOTIVE PARTS, INC.

                                            ___________________________________
                                          By
                                              Keith M. Thompson, President
                                                 500 Wilson Pike Circle,
                                                        Suite 115
                                               Brentwood, Tennessee 37024

SHAREHOLDERS:

                                          _____________________________________
                                                     Ronald G. Brown
                                          Number of shares:

                                          _____________________________________
                                                   Charles J. Hogarty
                                          Number of shares:

                                          _____________________________________
                                                       Al A. Ronco
                                          Number of shares:

                                          _____________________________________
                                                       Kim D. Wood
                                          Number of shares:

                                          _____________________________________
                                                     John M. Palumbo
                                          Number of shares:

                                          _____________________________________
                                                   Christopher Northup
                                          Number of shares:

                                          _____________________________________
                                                    James C. Lockwood
                                          Number of shares:

                                          _____________________________________
                                                    Timothy C. McQuay
                                          Number of shares:

                                          _____________________________________
                                                    George E. Seebart
                                          Number of shares:

                                          _____________________________________
                                                      Leon Schigiel
                                          Number of shares:

                                SPOUSAL CONSENT

  I am the spouse of             , a Shareholder in the above Agreement. I
understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

                                            ___________________________________
                                                      (Print Name)

                                            ___________________________________
                                                       (Signature)

                                                                    APPENDIX II

A.G.EDWARDS&SONS,INC.
                                                           One North Jefferson
                                                           St. Louis, Missouri
                                                                  63103
                               ------------------------------------------------
                                                             (314) 955-3000
                                 May 22, 1998

Board of Directors
Keystone Automotive Industries, Inc.
700 East Bonita Ave
Pomona, CA 91767

Members of the Board:

  You have requested the opinion of A.G. Edwards & Sons, Inc. ("Edwards") as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Keystone Automotive Industries, Inc. ("Keystone") (the "Keystone Stockholders"), of the Merger Consideration (as hereinafter defined) to be paid for the proposed merger (the "Merger") of KAI Merger, Inc., a recently organized wholly owned subsidiary of Keystone, (the "Merger Sub") with and into Republic Automotive Parts, Inc. ("Republic") pursuant to the Agreement and Plan of Merger and Exhibits attached thereto (the "Agreement"), dated February 17, 1998.

  Pursuant to the Agreement, each share of the common stock of Republic issued and outstanding immediately prior to the time when the Certificate of Merger shall have become effective (the "Effective Time"), shall be converted into
0.80 of a share of Keystone common stock (the "Merger Consideration"), or cash in lieu of each fractional share into which such shares could be converted.

  Edwards, as part of its investment banking business, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distribution of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Keystone through our engagement to the Board of Directors with respect to the Merger, and our historical relationship with Keystone which includes having served as a managing underwriter for Keystone's most recent offering of common stock. As part of our engagement for this transaction, Edwards will receive a fee for rendering its fairness opinion. We are not aware of any present or contemplated relationship between Edwards, Keystone, Keystone's Board of Directors and officers or its shareholders, or Republic, which in our opinion would affect our ability to render a fair and independent opinion in this matter. Timothy C. McQuay, a Vice President of A.G. Edwards, is a member of the Board of Directors of Keystone.

  In connection with its opinion, Edwards' activities included, among other things:

    (i) a review of the Agreement and Plan of Merger and related documents;

    (ii) conversations with management of Keystone and Republic, respectively, regarding the nature and extent of the terms of the Merger;

    (iii) a review of publicly available information regarding Keystone and Republic, respectively, which Edwards deemed relevant, including Keystone's and Republic's annual and quarterly reports, proxy statements and other relevant filings with the SEC through the fiscal periods ended December 26, 1997 and December 31, 1997, respectively, and research reports and analyst opinions;

    (iv) a review of financial projections for Keystone for fiscal years 1998 through 2003, as provided by Keystone's management, and Republic for fiscal year 1998, as provided by Republic's management;

    (v) an investigation of certain other internal operating and financial information regarding Keystone and Republic, respectively, supplied to Edwards by the management of Keystone and Republic, respectively, concerning the business, operations and financial prospects of Keystone and Republic, respectively, and as combined entities;

    (vi) a review of the industries in which Keystone and Republic operate;

    (vii) a review of the reported price and trading activity for the common stock of Keystone and Republic, respectively;

    (viii) a review of publicly available information concerning certain other companies that Edwards believed to be relevant in evaluating Keystone and Republic, respectively, and the trading of such companies' securities;

    (ix) a review of information relating to the nature and financial terms of certain other mergers or acquisitions that Edwards considered relevant in evaluating the Keystone Merger; and

    (x) an assessment of other information that Edwards considered relevant to its analyses.

  In rendering its opinion, Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available or furnished to, or otherwise discussed with, Edwards for the purposes of this opinion as described above. With respect to financial forecasts and/or other information provided to or otherwise discussed with Edwards, Edwards assumed, and has been advised by the senior management of Keystone and Republic, respectively, that such forecasts and other information were reasonably prepared on a basis that reflects the best currently available estimates and business judgments of the senior management of Keystone and Republic, respectively. The Board of Directors has not specifically engaged Edwards to, and therefore Edwards has not, verified the accuracy or completeness of any such information nor has Edwards made any evaluation or appraisal of any assets or liabilities of Keystone, or Republic. Edwards did not express an opinion as to what the value of the Keystone common stock will be when issued to the holders of Republic common stock pursuant to the Merger, or the price at which Keystone common stock will trade subsequent to the Merger. Edwards' opinion is necessarily based upon financial and other conditions and circumstances existing and disclosed to it as of May 22, 1998. Edwards was not asked to, nor did it, participate in the negotiation of the Merger Consideration with Republic.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, is limited to the fairness, from a financial point of view, to the Keystone Stockholders, of the Merger Consideration to be paid pursuant to the Agreement and does not constitute a recommendation to any Keystone Stockholder as to how such stockholder should vote at the meeting of Keystone Stockholder held in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid, pursuant to the Agreement is fair, from a financial point of view, to the Keystone Stockholders.

                                          Very truly yours,

                                          A.G. EDWARDS & SONS, INC.

                                          By: _________________________________
                                             Gregory J. Porto
                                             Managing Director--Investment
                                              Banking

[LOGO OF SOCIETE GENERALE]
                                                                   APPENDIX III

                                                                   May 18, 1998

Board of Directors
Republic Automotive Parts, Inc.
500 Wilson Pike Circle, Suite 115
Brentwood, TN 37024-2088

Members of the Board of Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Republic Automotive Parts, Inc., a Delaware corporation (the "Company"), other than Keystone Automotive Industries, Inc., a California corporation ("Keystone"), or any of its affiliates, of the Exchange Ratio (as defined below) provided for pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 1998, by and among the Company, Keystone, and KAI Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Keystone ("Merger Sub") (together with all exhibits thereto, the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"). In the Merger, each share of common stock, $.50 par value per share, of the Company (the "Company Common Stock") outstanding at the Effective Time (as defined in the Merger Agreement), other than shares of the Company Common Stock held by Keystone or any of its affiliates, shall be converted into the right to receive 0.800 (the "Exchange Ratio") of a share of common stock, no par value, of Keystone (the "Keystone Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  Societe Generale Securities Corporation, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade securities and may, from time to time, trade the securities of the Company and Keystone for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We will receive a fee from the Company for rendering this opinion pursuant to the terms of our engagement letter with the Company, dated as of April 14, 1998 (the "Engagement Letter").

  In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) the Merger Agreement; (ii) certain publicly available information for the Company and Keystone, including each of the annual reports of the Company and Keystone filed on Form 10-K for the years ended December 31, 1996 and December 31, 1997 in the case of the Company, and for the year ended March 28, 1997 in the case of Keystone, and the quarterly report of Keystone filed on Form 10-Q for the quarter ended December 26, 1997; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning the Company and Keystone furnished to us by the respective managements of the Company and Keystone; (iv) discussions we have had with certain members of the managements of each of the Company and Keystone concerning the historical and current business operations, financial conditions and prospects of the Company and Keystone and such other matters we deemed relevant; (v) the reported price and trading histories of the shares of the Company Common Stock and Keystone Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant; (vi) the respective financial conditions of the Company and Keystone as compared to the financial conditions of certain other companies we deemed relevant; (vii) certain financial terms of the Merger as compared to the financial terms of selected other business combinations we deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

SOCIETE GENERALE
1221 Avenue of the Americas
New York, NY 10020

  In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Keystone, respectively, or publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective managements of the Company and Keystone on bases reflecting the best currently available estimates and good faith judgments of such managements as to the competitive, operating and regulatory environments and the related financial performance of the Company and Keystone, as the case may be, for the relevant periods. You have informed us, and we have assumed, that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed that the Merger will be consummated on the terms and conditions set forth in the Merger Agreement, without waiver or amendment of any of such terms or conditions. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Keystone, nor have we been furnished with such materials. Our services to the Company in connection with the Merger have been comprised solely of financial advisory services, as described in the Engagement Letter. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. Additionally, we note that we have been engaged solely for purposes of rendering an opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of the Company (other than Keystone or any of its affiliates) and we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any alternative transactions that may be available to the Company.

  It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be included in its entirety and referred to in any filing with the Securities and Exchange Commission of the Joint Proxy Statement of the Company and Keystone relating to the Merger. Our opinion does not address the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Furthermore, we express no view as to the price or trading range for Keystone Common Stock following the consummation of the Merger.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company (other than Keystone or any of its affiliates).

                                          Very truly yours,

                                          SOCIETE GENERALE SECURITIES
                                           CORPORATION

                                     III-2

                                                                    APPENDIX IV

                                  CHAPTER 13

                              DISSENTERS' RIGHTS

RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED. (S)1300.
DEMAND FOR PURCHASE. (S)1301.
ENDORSEMENT OF SHARES. (S)1302.
AGREED PRICE--TIME FOR PAYMENT. (S)1303.
DISSENTER'S ACTION TO ENFORCE PAYMENT. (S)1304.
APPRAISERS' REPORT--PAYMENT--COSTS. (S)1305.
DISSENTING SHAREHOLDER'S STATUS AS CREDITOR. (S)1306.
DIVIDENDS PAID AS CREDIT AGAINST PAYMENT. (S)1307.
CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS. (S)1308. TERMINATION OF DISSENTING SHAREHOLDER STATUS. (S)1309.
SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION. (S)1310.
EXEMPT SHARES. (S)1311.
ATTACKING VALIDITY OF REORGANIZATION OR MERGER. (S)1312.

(S)1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting. shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1982 ch. 36, effective February 17, 1982, 1990 ch. 1018, 1993 ch. 543.

  1993 NOTES: Nothing in this action shall be construed to modify or alter the prohibition contained in Sections 15503 and 15616 of the Corporations Code or
Section 1648 of the Insurance Code, or modify or alter any similar prohibition relating to the operation of a business in limited partnership form. Stats. 1993 ch. 543 (S)24.

  Nothing in this act shall be construed to modify or impair any rights of limited partners under the Thompson-Killea Limited Partners Protection Act f 1992 (Chapter 1183 of the Statutes of 1992). Stats. 1993 ch. 543 (S)25.

(S)1301. DEMAND FOR PURCHASE.

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received, by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1980 chs.
501, 1155.

(S)1302. ENDORSEMENT OF SHARES.

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. Leg.H. 1975 ch. 682, effective January 1, 1977, 1986 ch. 766.

(S)1303. AGREED PRICE--TIME FOR PAYMENT.

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. Leg.H. 1975 ch. 682, effective January 1, 1977, 1980 ch. 501, 1986 ch. 766.

(S)1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1305. APPRAISERS' REPORT--PAYMENT--COSTS.

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301). Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977,
1977 ch. 235, 1986 ch. 766.

(S)1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1311. EXEMPT SHARES.

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. Leg.H. 1975 ch. 682, effective January 1, 1977, 1988 ch. 919.

(S)1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1988 ch. 919.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The California General Corporation Law provides that California corporations may include provisions in their Articles of Incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions that a director believes to be contrary to the best interest of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (vi) any improper transaction between a director and the corporation in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or any illegal loan or guaranty. The Registrant's Restated Articles of Incorporation contain such a provision.

  The Bylaws of the Registrant require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law.

  The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify the directors and executive officers to the fullest extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   2.1++++++  Agreement and Plan of Merger dated February 17, 1998 among
              Registrant, KAI Merger, Inc. and Republic Automotive Parts, Inc.
   3.1+++     Amended and Restated Bylaws of the Registrant. [3.4]*
   3.1.1+++++ Amendment to Amended and Restated Bylaws of the Registrant.
              [3.1.1]*
   3.2+++     Restated Articles of Incorporation of the Registrant. [3.5]*
   4.1+++     Form of stock certificate. [4.1]#
   5.1        Opinion of Manatt, Phelps & Phillips.
  10.1+       Employment Agreement dated June 20, 1996, between the Registrant and Virgil K. Benton II.
  10.2+       Employment Agreement dated June 20, 1996, between the Registrant and Charles J. Hogarty. [10.2]*
  10.3+       Employment Agreement dated June 20, 1996, between the Registrant and Al A. Ronco. [10.3]*
  10.4+       Employment Agreement dated June 20, 1996, between the Registrant and Ronald G. Brown. [10.5]*
  10.5++++    Employment Agreement between North Star and Ronald G. Brown.
              [10.5]*
  10.6++++    Employment Agreement between North Star and Kim D. Wood. [10.6]*
  10.7+       Indemnification Agreement dated June 20, 1996 between the
              Registrant and Virgil K. Benton II. [10.5]*
  10.8+       Indemnification Agreement dated June 20, 1996 between the
              Registrant and Charles J. Hogarty. [10.6]*

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10.9+        Indemnification Agreement dated June 20, 1996 between the
               Registrant and Al A. Ronco. [10.7]*
 10.10+       Indemnification Agreement dated June 20, 1996 between the
               Registrant and Robert L. Blanton. [10.8]*
 10.11+       Indemnification Agreement dated June 20, 1996 between the
               Registrant and John M. Palumbo. [10.9]*
 10.12+++     Indemnification Agreement between the Registrant and Ronald G.
              Brown. [10.12]*
 10.13++++    Indemnification Agreement between the Registrant and Kim D. Wood
              [10.13]*
 10.14+       1996 Stock Incentive Plan, together with forms of incentive stock option, non-qualified stock option and restricted stock
               agreements. [10.10]*
 10.15        Amendment to Registrant's 1996 Stock Incentive Plan.
 10.16+       The Registrant's Employee Defined Benefit Pension Plan, as
              amended. [10.11]*
 10.17+       The Registrant's Employee Stock Ownership Plan, as amended.
              [10.12]*
 10.18+       Lease Agreement, dated January 5, 1995, between V-JAC Properties,
               Ltd. and the Registrant. [10.14]*
 10.19+       Lease Agreement, dated January 5, 1995, between B-J Properties,
               Ltd. and the Registrant. [10.15]*
 10.20+       Lease and Option Agreement, date April 1, 1995, between Benton
               Real Properties, Inc. and the Registrant. [10.17]*
 10.21+       Lease and Option Agreement, dated January 1, 1991, between Benton
               Real Properties, Inc. and the Registrant. [10.17]*
 10.22+       Lease Agreement, dated January 5, 1995, between V-JAC Properties,
               Ltd. and the Registrant. [10.18]*
 10.39+++++   Credit Agreement dated March 25, 1997 between the Registrant and
               Mellon Bank, N.A. [10.38]*
 10.40        Amendment No. 1 to Credit Agreement between the Registrant and
              Mellon Bank, N.A.
 10.41        Amendment No. 2 to Credit Agreement between the Registrant and
              Mellon Bank, N.A.
 10.42++++    Agreement and Plan of Merger among the Registrant, North Star
               Merger, Inc., North Star Plating Company, Ronald G. Brown and
               Kim D. Wood dated December 6, 1996. [2.1]*
 10.43+++++   Resignation Agreement and General Release effective as of May 23,
               1997 between the registrant and Virgil K. Benton II. [10.40]*
 10.44+++++   Lease Agreement, dated January 1, 1995, between North Star and the spouses of Ronald G. Brown and Kim D. Wood. [10.41]*
 10.45+++++   Lease Agreement dated January 1, 1995, between North Star and the spouse of Ronald G. Brown and a third party. [10.42]*
 10.46+++++   Lease Agreement, dated January 1, 1995, between North Star and a partnership owned by Kim D. Wood and an employee of North Star.
               [10.43]*
 10.47+++++   Lease Agreement, dated May 20, 1996, between North Star and a partnership owned by the spouses of Ronald G. Brown and Kim Wood and the Brown Family Limited Partnership. [10.44]*
 10.48+++++++ Agreement and Plan of Merger dated as of November 14, 1997, by and among Registrant, Inteuro Merger, Inc., Inteuro Parts
               Distributors, Inc., Leon Schigiel and Joseph Bick [10.45]*
 11.1+++++    Computation of per share earnings.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
 21.1        Subsidiaries.
 23.1        Consent of Ernst & Young LLP, independent auditors of Registrant.
 23.2        Consent of Price Waterhouse LLP, independent auditors of Republic
             Automotive Parts, Inc.

--------
      *Indicates the exhibit number of the document in the original filing.

      + Filed as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 18, 1996 (File No. 333-3994).

     ++ Filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 17, 1996.

    +++ Filed as an exhibit to Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 17, 1996.

   ++++ Filed as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 23, 1996 (File No. 333-18663).

  +++++ Filed as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 6, 1997 (File No. 333-28709).

 ++++++ Filed as an exhibit to Registrant's Form 8-K filed with the Securities and Exchange Commission on February 19, 1998.

+++++++ Filed as an exhibit to Registrant's Form 8-K filed with the Securities and Exchange Commission on January 9, 1998.

ITEM 22.  UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (A) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registrant statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pomona, State of California on May 15, 1998.

                                          KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                          By:    /s/ Charles J. Hogarty
                                             ----------------------------------
                                                     Charles J. Hogarty
                                               President and Chief Executive
                                                          Officer

  Each person whose signature appears below hereby constitutes and appoints each of Charles J. Hogarty, John M. Palumbo and James C. Lockwood, his or her true and lawful attorney-in-fact and agent with full powers of substitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----

    /s/ Charles J. Hogarty           President, Chief Executive     May 15, 1998
____________________________________  Officer and Director
         Charles J. Hogarty           (Principal Executive
                                      Officer)

      /s/ John M. Palumbo            Vice President, Treasurer      May 15, 1998
____________________________________  and Chief Financial Officer
          John M. Palumbo             (Principal Financial and
                                      Accounting Officer)

      /s/ Ronald G. Brown            Chairman of the Board          May 15, 1998
____________________________________
          Ronald G. Brown

        /s/ Al A. Ronco              Executive Vice President and   May 15, 1998
____________________________________  Director
            Al A. Ronco

    /s/ Timothy C. McQuary           Director                       May 15, 1998
____________________________________
         Timothy C. McQuay

     /s/ George E. Seebart           Director                       May 15, 1998
____________________________________
         George E. Seebart

LOGO

PROXY                 KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
                             700 EAST BONITA AVENUE
                            POMONA, CALIFORNIA 91767

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Charles J. Hogarty, Al A. Ronco and John M. Palumbo, and each of them, the attorneys and proxies of the undersigned with full powers of substitution to vote as indicated herein, all of the common stock ("Keystone Common Stock"), no par value, of Keystone Automotive Industries, Inc. ("Keystone") held of record by the undersigned at the close of business on May 15, 1998, at the Special Meeting of Keystone Stockholders to be held on June 25, 1998, at 10:00 a.m., Pacific Daylight Savings Time at the Sheraton Fairplex, 601 West McKinley Avenue, Pomona, California 91768, or at any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.
  THIS PROXY WILL BE VOTED AS DIRECTED ON THE OTHER SIDE OF THIS PROXY CARD. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.
   SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

          PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLACK OR BLUE INK.
                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                       FOR PROPOSAL 1 AND FOR PROPOSAL 2.
  1. Proposal to approve, authorize and accept the Agreement and Plan of Merger, dated as of February 17, 1998, by and among Keystone Automotive Industries, Inc., Republic Automotive Parts, Inc. and KAI Merger, Inc.
                        [_] FOR    [_] AGAINST     [_] ABSTAIN
  2. Proposal to amend Keystone's Amended and Restated Articles of Incorporation and Bylaws, as amended.
                        [_] FOR    [_] AGAINST     [_] ABSTAIN

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.


LOGO

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                                (Signature should be exactly
                                                as name or names appear on
                                                this proxy. If stock is held
                                                jointly each holder should
                                                sign. If signature is by
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title.)

                                                Dated: _________________ , 1998

                                                -------------------------------
                                                Signature

                                                ----------------------
                                                Signature if held jointly

                                                I plan to attend the meeting:
                                                Yes [_] No [_]

                                                  This proxy will be
                                                voted FOR the above
                                                matters unless
                                                otherwise indicated,
                                                and in the discretion
                                                of the proxies on all
                                                other matters
                                                properly brought
                                                before the Meeting.